Registration No. 333-44969
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                            DESA INTERNATIONAL, INC.
                              AND OTHER REGISTRANTS
                     (See Table of Other Registrants Below)
             (Exact name of registrant as specified in its charter)
                              --------------------

      DELAWARE                       3433                       22-2940760
  (State or other             (Primary Standard              (I.R.S. Employer
  jurisdiction of                 Industrial                 Identification No.)
   incorporation              Classification Code
  or organization)                 Number)

              2701 INDUSTRIAL DRIVE, BOWLING GREEN, KENTUCKY 42102
                                 (502) 781-9600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------

                                 ROBERT H. ELMAN
                            DESA INTERNATIONAL, INC.
                              2701 Industrial Drive
                          Bowling Green, Kentucky 42102
                                 (502) 781-9600
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   Copies to:
                             MICHAEL A. MATZKA, ESQ.
                            SULLIVAN & WORCESTER LLP
                             One Post Office Square
                                Boston, MA 02109
                                 (617) 338-2800
                              --------------------
       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. |_|
         If this form is a post-effective amendment filed pursuant to Rule 462(b) of the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. |_|
                              ---------- ----------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
          Title of Each Class of            Amount to be    Proposed Maximum Offering       Proposed Maximum          Amount of
       Securities to be Registered           Registered          Price Per Unit         Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Subordinated Notes Due 2007    $130,000,000            100%(1)                 $130,000,000(1)          $38,350(3)
------------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 7/8% Senior Subordinated $130,000,000            None(2)                 None(2)                  ---
Notes Due 2007
====================================================================================================================================

(1)  Pursuant to Rule  457(f)(2)  under the Securities  Act of 1933,  the  registration  fee has been based on the book value of the securities  to be received by the  Registrant  in exchange for the  securities  to be issued  hereunder  in the Exchange  Offer described herein.
(2)  Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.
(3)  Paid with original filing.

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                            TABLE OF OTHER REGISTRANTS
===============================================================================================================================
                                                          Standard                          Address, Including Zip Code, and
                                                          Industry        IRS Employer      Telephone Number, Including Area
                                     Jurisdiction of   Classification    Identification     Code, of the Principal Executive
        Name of Corporation           Incorporation         Code             Number                     Offices
-------------------------------------------------------------------------------------------------------------------------------
DESA Holdings Corporation                Delaware           3433           61-1251518      2701 Industrial Drive, Bowling
                                                                                           Green, Kentucky 42102
                                                                                           (502) 781-9600
===============================================================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 20, 1998


                                OFFER TO EXCHANGE
                                 all outstanding
                    9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                   ($130,000,000 principal amount outstanding)
                                       for
                    9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       of
                            DESA INTERNATIONAL, INC.
                                 ---------------

       The Exchange Offer will expire at 5:00 p.m., New York City time on
                      ____________, 1998, unless extended
                                 ---------------


         DESA International, Inc. a Delaware corporation ("DESA" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its 9 7/8% Senior Subordinated Notes Due 2007 (the "New Notes"), in an offering which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for an equal principal amount of its outstanding 9 7/8% Senior Subordinated Notes Due 2007 (the "Old Notes"), of which an aggregate of $130,000,000 in principal amount is outstanding as of the date hereof (the "Exchange Offer"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes." The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture, dated as of November 26, 1997 (the "Indenture"), by and among the Company, DESA Holdings Corporation, a Delaware corporation and the parent of the Company ("Holdings"), and Marine Midland Bank as trustee (the "Trustee"), relating to the Notes. See "Description of the New Notes." Following the completion of the Exchange Offer, none of the New Notes will be entitled to any rights under the Registration Rights Agreement, dated as of November 26, 1997 (the "Registration Rights Agreement"), by and among the Company, Holdings and the Initial Purchasers named therein. The Company's payment obligations under the Old Notes is, and under the New Notes will be, fully and unconditionally guaranteed on a senior subordinated basis by Holdings.

         See "Risk Factors" beginning on page 23 for a discussion of certain factors that should be considered in evaluating an investment in the New Notes.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT
       SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDIC-
           TION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF
                WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR
                       BLUE SKY LAWS OF SUCH JURISDICTION.

                The date of this Prospectus is __________, 1998.

         The Old Notes were issued in a transaction (the "Prior Offering") pursuant to which the Company issued an aggregate of $130,000,000 principal amount of the Old Notes to the Initial Purchasers on November 26, 1997 (the "Closing Date") pursuant to a Purchase Agreement, dated November 26, 1997 (the "Purchase Agreement") among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, Holdings and the Initial Purchasers also entered into the Registration Rights Agreement, dated November 26, 1997, pursuant to which the Company granted certain registration rights for the benefit for the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer-Purchase and Effect."

         The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of November 26, 1997 (the "Indenture"), among the Company, Holdings and Marine Midland Bank, as trustee (the "Trustee"), and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and will not be entitled to registration rights, (ii) holders of New Notes will not be entitled to liquidated damages for the Company's failure to register the Old Notes or New Notes under the Registration Rights Agreement, and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to Marine Midland Bank, as registrar of the Old Notes (in such capacity, the "Registrar") under the Indenture, of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer-Termination of Certain Rights," "-Procedures for Tendering Old Notes" and "Description of Notes." In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture.

         The New Notes will bear interest at a rate of 9 7/8% per annum. Interest on the New Notes is payable semiannually, commencing June 15, 1998, on June 15 and December 15 of each year (each, an "Interest Payment Date") and shall accrue from November 26, 1997 or from the most recent Interest Payment Date with respect to the Old Notes to which interest was paid or duly provided for. The New Notes will mature on December 15, 2007. See "Description of Notes."

         The New Notes will not be redeemable at the Company's option prior to December 15, 2002. Thereafter, the New Notes will be redeemable by the Company at the redemption prices and subject to the conditions set forth in "Description of Notes-Optional Redemption." Notwithstanding the foregoing, at any time on or before December 15, 2000, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of Notes with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued and unpaid interest, if any, through the redemption date; provided, however, that at least 65% of the original aggregate principal amount of Notes remain outstanding following such redemption. See "Description of Notes-Redemption-Optional Redemption." Upon a Change of Control (as defined herein), the Company (i) will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase and (ii) prior to December 15, 2002 will have the option to redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date plus the Applicable Premium (as defined herein). There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of Notes. See "Risk Factors -- Potential Inability to Fund Change of Control Offer," "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "--Optional Redemption upon Change of Control." Depending upon the circumstances prevailing at the time of such a Change of Control, there is a risk that the Company may be unable to satisfy such obligations. See "Risk Factors-Potential Inability to Fund Change of Control Offer."

         The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness (see "Description of Notes -- Certain Definitions"), including all obligations of the Company under the New Credit Facility, and will be pari passu in right of payment with any senior subordinated indebtedness of the Company. As of May 30, 1998 the Company had outstanding consolidated indebtedness of $278.4 million, consisting of $130 million in Old Notes and Senior Indebtedness of $148.4 million outstanding under the New Credit Facility (excluding letters of credit in the aggregate amount of $3.5 million). See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its subsidiaries may incur additional indebtedness (including Senior Indebtedness), including up to $11.3 million under the Working Capital Facility. Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings. The Company conducts certain operations through subsidiaries. The Notes will be effectively subordinated to debts and liabilities of all subsidiaries, except to the extent, if any, that a subsidiary guarantees the Notes. Presently, no subsidiaries have guaranteed the Notes. See "Description of Notes-General." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

         The Company's obligations under the Notes will be fully and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis jointly and severally by the Company's parent, DESA Holdings Corporation ("Holdings") and each subsidiary of Holdings that guarantees any indebtedness of the Company or any other obligor under the Notes (the "Guarantors"). There are presently no Guarantors other than Holdings. Other than a small amount of goodwill, Holdings presently has no assets or operations independent of the Company. The Guarantees will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the New Credit Facility and will rank pari passu in right of payment with any senior subordinated indebtedness of the Guarantors. As of May 30, 1998 Holdings had outstanding indebtedness of $280.4 million, consisting of the guarantees of $130 million of Old Notes, Senior Indebtedness of $148.4 million guaranteed under the New Credit Facility and a $2 million note given in connection with the Heath/Zenith acquisition. In addition, subject to the limitations set forth in the Indenture, Holdings may incur additional indebtedness (including Senior Indebtedness). Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings.


         Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in "no-action" letters issued to third parties in other transactions, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer-Resales of the New Notes." For a period of 180 days from the date of expiration of the Exchange Offer, as set forth in the Letter of Transmittal (the "Expiration Date"), the Company will make this Prospectus, as amended or supplement available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, each Initial Purchaser has advised the Company that it currently intends to make a market in the

New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors-Lack of Public Market."

         The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). The use of the Global Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note" and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to certain Holders under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors-Consequences of a Failure to Exchange."

         This Prospectus, together with the Letter of Transmittal is being sent to all registered Holders of Old Notes as of __________, 1998.

         The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

                                TABLE OF CONTENTS

                                                                       Page
Available Information.............................................         5
Prospectus Summary................................................         7
Risk Factors......................................................        23
The Exchange Offer................................................        28
Capitalization of the Company.....................................        35
Pro Forma Condensed Consolidated Financial Data of Holdings.......        36
Selected Financial Data...........................................        44
Management's Discussion and Analysis of
Financial Condition and Results of Operations.....................        47
Business..........................................................        54
Management........................................................        68
Security Ownership of Certain Beneficial Owners and Management....        71
Certain Transactions..............................................        72
Description of Notes..............................................        73
Description of New Credit Facility................................       103
Description of Holding Preferred Stock............................       105
Plan of Distribution..............................................       116
Legal Matters.....................................................       116
Experts...........................................................       116
Index to Financial Statements.....................................       F-1



                              AVAILABLE INFORMATION

         The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

         Upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, will be required to file reports and other information with the Commission. In addition, upon registration of the guarantees of the New Notes in connection with the Exchange Offer, each Subsidiary Guarantor will also become subject to the reporting requirements of the Exchange Act, subject to obtaining exemptive relief from the Commission or no-action advise from the Commission staff.

         The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Such information may also be accessed electronically by means of the
Commission's homepage on the Internet at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. As used herein, references to "DESA" or the "Company" are to DESA International, Inc. and its subsidiaries. References to "fiscal year" are to the Company's fiscal year which ends on the Saturday closest to February 28 in each year.

                                   The Company

     DESA is a leading manufacturer and marketer of zone heating/home comfort products and specialty products in the United States. Through its ability to consistently offer consumers quality products with innovative features at attractive price points, the Company has developed leading market positions in
(i) vent-free indoor heaters, (ii) vent-free hearth products, (iii) outdoor heaters, (iv) consumer powder-actuated fastening systems, (v) electric chain saws, and (vi) home security products. In fiscal 1998, approximately 91% of the Company's sales were generated in the United States and 9% were generated in international markets. Over 85% of the domestic sales were in product categories where DESA is the market leader. The Company has grown rapidly with sales increasing from $98.7 million in fiscal 1993 to $224.2 million in fiscal 1998, representing a compound annual growth rate ("CAGR") of 18%. The Company's EBITDA increased from $11.8 million, or 11.9% of sales, in fiscal 1993, to $33.2 million, or 14.8% of sales, in fiscal 1998, representing a CAGR of 23%. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $9,490, $4,365, ($2,116) and ($2,170), respectively, in 1993 to $28,492, $1,146, $40,590 and
($45,980), respectively, in 1998.

     The Company sells its products through multiple consumer and commercial channels of distribution including the leading home centers, mass merchants, warehouse clubs, hardware cooperatives, specialty heating distributors, construction and industrial equipment dealers, farm supply outlets and natural gas utilities under brand names well-recognized by its customers. The Company's strategy is to aggressively target the fastest growing retailers/distributors in each channel and service these customers through a multi-brand approach to capture the largest possible share of a given product market. In addition, the Company has an established record of success in new product development and product line extensions. Over the last five years, DESA has introduced over 100 new products and line extensions which generated approximately 72% of the Company's sales growth over that time period.

Zone Heating Products (77% of Fiscal 1998 Net Sales)

     The zone heating market is comprised of indoor gas heaters, hearth products (gas logs, fireplaces and stoves) and outdoor heaters. DESA is a leading manufacturer of vent-free indoor and outdoor zone heating products in the United States. DESA's domestic zone heating business has experienced a CAGR of over 22% with net revenues increasing from $64.0 million in fiscal 1993 to $173.8 million in fiscal 1998. DESA markets its zone heating products under well-known brand names such as Reddy(R), Vanguard(R) and Comfort Glow(R). The Company's zone heating business is organized into two primary product categories:

o Indoor vent-free heating appliances and hearth products (43% of Fiscal 1998 Net Sales): Indoor heating appliances include vent-free liquid propane and natural gas space heaters which provide economical supplemental heat to a specific area as distinguished from central heating systems which are used to heat entire buildings. Vent-free hearth products such as gas logs, fireplaces and stoves are utilized for both decorative and economic heating. Vent-free products utilize a more efficient burner system which avoids the need for outside venting, whereas vented products require a discharging of emissions outside of the building.

o Outdoor heating appliances (34% of Fiscal 1998 Net Sales): Outdoor heating products consist of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters). Forced air heaters are fueled by either kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.

Specialty Products (23% of Fiscal 1998 Net Sales)

     DESA's domestic specialty products business has experienced a CAGR of 8% with net sales increasing from $34.7 million in fiscal 1993 to $50.4 million in fiscal 1998. Specialty products include powder actuated fastening systems (tools and accessories) used to fasten wood to concrete or steel, stapling/rivet tools and electrical products such as chain saws, portable generators and home security products. These products are marketed under well-known brand names such as Remington(R), Master(R), Powerfast(R) and Zenith(R).

Competitive Strengths

     Leading Market Positions in High Growth Segments. DESA is the domestic market leader in outdoor heating appliances (70% market share), vent-free indoor gas heating (59% market share), vent-free hearth products (31% market share), powder actuated fastening systems (86% share of the consumer market, which constitutes 26% of the total domestic market) and electric chain saws (36% market share). By leveraging its strong market positions and customer relationships in established product lines, DESA has increased sales by introducing related products or line extensions of existing products such as vent-free gas logs (introduced in fiscal 1993), vent-free fireplaces (introduced in fiscal 1995) and fireboxes (introduced in fiscal 1997).

     DESA's targeted market segments in the zone heating market have exhibited strong historical growth. Vent-free indoor gas heater and hearth products, the most rapidly growing segments in the $1.1 billion zone heating market, have grown at a CAGR of approximately 44% over the last four years driven primarily by the increasing consumer trend towards heating with natural gas and liquid propane. The outdoor heater market has achieved a CAGR of 22% over the same period.

     Strong Relationships with a Diversified Distribution and Customer Base. DESA has organized its sales and marketing organizations by channels of distribution. The Company has built strong, long-term relationships with some of the most rapidly growing retailers, including Home Depot, Lowe's, Sears, Wal-Mart, W.W. Grainger, Ace Hardware and TruServ. The Company's products are designed to appeal to a variety of end-users, ranging from do-it-yourself
("DIY") consumers to professional home builders. By building strong relationships with the leading retailers and distributors within each of the Company's channels, DESA is well-positioned to participate in the continued growth of these key customers.

     Broad Portfolio of Products with Well-Recognized Brand Names. DESA provides a broad offering of quality products under numerous brand names which are well-recognized by its customers. The Company's key brands include Reddy(R), Remington(R), Vanguard(R) and Comfort Glow(R) for zone heating products and Remington(R) for powder actuated fastening systems and electric chain saws. The Company also manufactures products on a private label basis for W.W. Grainger, Sears, John Deere and Homelite. DESA leverages its brand equity with its DIY consumers, professionals and specialty dealers by continually providing its customers new product offerings and product line extensions under its established brand names.

     New Product Development Process. DESA offers consumers products with innovative features at attractive price points. The quality and breadth of DESA's customer relationships provide the Company with valuable market data that serves as the foundation for the Company's new product development and product line extension process. For example, the Company's line of hearth products was initially introduced as the result of shifting consumer preferences away from
(i) wood-burning hearth products to gas technology and (ii) vented gas products to vent-free units. Over the last five years, new product introductions and product line extensions have accounted for approximately 56% of the Company's sales growth.

     Effective Cost Reduction Program and Strong Cash Flow. A core component of the Company's strong financial performance over the last five years has been a focused program to enhance margins through cost reduction. The Company has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three years. This cost reduction program has contributed to an increase in gross profit margin from 32.2% in fiscal 1993 to 35.1% in fiscal 1998.

     The Company has been able to achieve its sales growth while efficiently managing working capital and maintaining low capital expenditures generating $145.3 million in free cash flow (EBITDA less capital expenditures) for the last five years.

     Strong Management Team. DESA was founded in 1969 by a group including Robert H. Elman, DESA's current Chairman and CEO. The top three executives of the Company have worked together as a team for the last 13 years. These individuals have served as the catalyst for instilling a spirit of "continuous improvements" and achievement as a cultural standard within the Company. Senior management is well-complemented by a broad team of experienced managers who have been with DESA since 1985.

Business Strategy

     DESA's objective is to continue to leverage its competitive strengths to increase revenues and EBITDA. In addition, the Company believes there are significant additional opportunities to enhance its overall market and competitive position as follows:

     Continue Aggressive Growth through DESA's Primary Channels and Customers. DESA's distribution strategy is twofold: (i) establish breadth across distribution channels; and (ii) achieve depth within each channel by fostering and enhancing relationships with some of the most rapidly growing retailers in such channel (such as Home Depot and Lowe's in the home center channel and Wal-Mart and Sears in the mass merchant channel). While DESA has managed to gain access to multiple channels of distribution, significant opportunities remain to sell the Company's full product line through each of these customers.

     Penetrate New Distribution Channels. Although DESA currently sells its products through a broad distribution network, the Company believes there are opportunities to increase the penetration in some of the Company's newer channels such as plumbing supply stores, building supply chains and fireplace specialty stores. Management believes that these newer channels represent attractive markets across the United States.

     Capitalize on Favorable Trends for Gas Products. Recent housing construction data reveals that over two-thirds of new homes today use gas as the primary heating source compared to one-third of new homes ten years ago. The American Gas Association estimates that approximately 60 million homes currently use gas and the number of homes utilizing gas will grow to 80 million by the year 2010. This growing preference for gas represents a significant growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. Additionally, by focusing on vent-free gas products, which have lower installation costs and provide increased fuel efficiency compared to vented products, the Company is well-positioned to benefit from the fastest growing segments of the zone heating market.

     Increase Penetration of International Markets. Similar to the trend in the United States, the global DIY markets are experiencing attractive growth rates. Five of the ten largest home improvement retailers in the world are based outside of the United States. However, international sales comprised only 9% of DESA's total sales in fiscal 1998.

     Make Selected Acquisitions. The Company intends to seek selective acquisitions where it can expand its existing product portfolio, utilize its diversified distribution channels and achieve operational synergies. Over the last five years, only 8% of the Company's sales growth has come through acquisitions. Management believes that the markets in which it operates are highly fragmented and there are numerous manufacturers of complementary products which would make attractive acquisition candidates.

     The principal executive offices for the Company and Holdings are located at 2701 Industrial Drive, Bowling Green, Kentucky 42102, telephone: (502) 781-9600.


                              The Recapitalization

     Holdings, its stockholders at the time (the "Existing Stockholders") and J.W. Childs Equity Partners, L.P. ("Childs") entered into a Recapitalization Agreement dated as of October 8, 1997 (the "Recapitalization Agreement") which provided for the recapitalization of Holdings. Pursuant to the Recapitalization Agreement, on November 26, 1997, Holdings purchased from the Existing Shareholders all outstanding shares of Holdings' capital stock.

     Financing requirements for the Recapitalization, the retirement of existing debt of the Company and the payment of fees and expenses, were $356.9 million (including $27.3 million in seasonal borrowings) and were satisfied through the purchase by Childs and certain other investors, including UBS Capital LLC (the "Equity Investors") of an aggregate $91.4 million in Holdings' equity securities and an aggregate $265.5 million in borrowings as follows: (i) the purchase by Childs, and the other Equity Investors of shares of Holdings' Common Stock (representing 89.6% of the outstanding shares) for $73.8 million (the "Holdings Common Equity Contribution"); (ii) the purchase by Childs and the other Equity Investors of $14.6 million for cumulative exchangeable redeemable preferred stock issued by Holdings (the "Holdings Preferred Stock"); (iii) the issuance of 463,232 Warrants (with an allocated fair value of $3.0 million) to purchase Holdings' non-voting common stock at an exercise price of $.01 per share to Childs and the other Equity Investors; (iv) $130.0 million from the proceeds of the Prior Offering; (v) $100.0 million of borrowings under a senior secured term loan facility among the Company, Holdings, the several lenders from time to time parties thereto (collectively, the "Banks"), and NationsBank, N.A., as administrative agent ("NationsBank"), and Union Bank of Switzerland, New York Branch, as co-agent (the "Term Loan Facility"); and (vi) $35.5 million of borrowings under a $75.0 million senior secured revolving credit facility among the Company, Holdings, the Banks, and NationsBank (the "Working Capital Facility" and, together with the Term Loan Facility and certain other facilities, the "New Credit Facility"). In addition, Existing Stockholders retained Holdings Common Stock, representing 10.4% of the Shares outstanding after the Recapitalization and valued at $8.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes," "Description of New Credit Facility" and "Description of Holdings Preferred Stock."

     The purchase of shares from the Existing Stockholders, the retirement of existing debt of the Company, the issuance and sale by Holdings of the Holdings Common Equity Contribution and of the Holdings Preferred Stock, the borrowing by the Company of funds under the New Credit Facility, the Prior Offering and the payment of related fees and expenses are referred to herein collectively as the "Recapitalization." The Company has treated the Recapitalization as a recapitalization transaction for accounting purposes.

Sources and Uses of Funds

     The following table sets forth the sources and uses of funds in connection with the Recapitalization:


                                                                  (dollars in
                                                                  thousands)
Sources of Funds:
     New Credit Facility:
         Working Capital Facility(1)                              $  35,500
         Term Loan Facility                                         100,000
     Issuance of Notes                                              130,000
     Equity investment:
         Issuance of Holdings Preferred Stock(2)                     14,598
         Issuance of Holdings Warrants                                3,002
         Issuance of Holdings Common Stock                           73,815
                                                                  ---------
                                                                  $ 356,915
                                                                  =========
Uses of Funds:
     Recapitalization consideration(3)                            $ 156,437
     Repayment of existing debt                                     183,095
     Payment of accrued interest on existing debt                       255
     Fees and expenses                                               16,772
     Working capital                                                    356
                                                                  ---------
                                                                  $ 356,915
                                                                  =========
----------


(1) The Working Capital Facility provides for borrowing of up to $75.0 million. Giving effect to the Recapitalization, average outstanding borrowings under the Working Capital Facility would have been $22.3 million during the twelve months ended May 30, 1998. This amount excludes letters of credit issued to replace outstanding letters of credit established to facilitate merchandise purchases, which had an aggregate outstanding balance of $3.5 million as of May 30, 1998.


(2)  Holdings  may issue junior  subordinated  notes (the  "Exchange  Notes") in exchange for the outstanding Holdings Preferred Stock under certain circumstances. The Exchange Notes have substantially the same terms as the Holdings Preferred Stock. See "Description of Holdings Preferred Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- After the Recapitalization."

(3) Net of $150,000 paid by Existing Shareholders for the exercise of stock options at the time of the Recapitalization. Amount does not include an additional payment of $1,119,000 relating to a purchase price adjustment for net working capital that was higher at the closing date than originally estimated at the measurement date.

The Equity Investors

Childs

     J.W. Childs Equity Partners, L.P., is a $463 million institutional equity fund managed by J.W. Childs Associates, L.P. ("JWCA"), a Boston-based private investment firm. Childs acquires equity positions primarily in established small and middle-market growth companies through friendly, management-led acquisitions and recapitalizations. Childs' investment strategy is to leverage on the operating and financial experience of its partners and to invest, along with management, in growing companies with a history of profitable operations. In addition to four partners with financial backgrounds, JWCA has three "operating" partners who have each had prior experience as the chief executive officer of a successful leveraged buyout. Childs invests in a wide variety of industries, but places particular focus on those in which the partners with operation backgrounds have had direct managerial experience: branded and non-branded consumer products, specialty retailing, energy and light manufacturing.

UBS Capital

     UBS Capital LLC ("UBS Capital") is a merchant banking affiliate of the Union Bank of Switzerland. Headquartered in New York, New York, UBS Capital engages in a wide range of private equity transactions including management buyouts, growth equity investments and recapitalizations. UBS Capital and its merchant banking affiliates have investments in over 40 portfolio companies and manage a proprietary capital allocation from the Union Bank of Switzerland of over $1.2 billion. UBS Capital and its affiliates have invested in a wide variety of industries, including branded consumer products, specialty paper, industrial products, sporting goods, telecommunications, retailing and software.

                               THE PRIOR OFFERING

         The outstanding $130.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company, the Subsidiary Guarantors and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect."


                               THE EXCHANGE OFFER


The Exchange Offer         The Company is offering upon the terms and subject to
                           the   conditions   set  forth   herein   and  in  the
                           accompanying  letter of  transmittal  (the "Letter of
                           Transmittal"), to exchange $1,000 in principal amount
                           of its 9 7/8% Senior Subordinated Notes due 2007 (the
                           "New  Notes,"  with the Old  Notes  and the New Notes
                           collectively  referred to herein as the  "Notes") for
                           each $1,000 in  principal  amount of the  outstanding
                           Old Notes  (the"Exchange  Offer").  As of the date of
                           this   Prospectus,   $130.0   million  in   aggregate
                           principal amount of the Old Notes is outstanding. See
                           "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date            5:00 p.m., New York City time, on  ___________,  1998
                           as  the  same  may be  extended.  See  "The  Exchange
                           Offer--Expiration Date; Extensions; Amendments."

Conditions of              The  Exchange  Offer  is  not  conditioned  upon  any
the Exchange Offer         minimum  principal amount of Old Notes being tendered
                           for  exchange.  The only  condition  to the  Exchange
                           Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange
                           Offer--Conditions of the Exchange Offer."

Termination of             Pursuant to the Registration Rights Agreement and the
Certain Rights             Old Notes,  holders  of Old Notes (i) have  rights to
                           receive  Liquidated  Damages  and (ii)  have  certain
                           rights  intended  for  the  holders  of  unregistered
                           securities.  "Liquidated  Damages"  means  damages of
                           $0.05  per week per  $1,000  principal  amount of Old
                           Notes (up to a maximum  of $0.50 per week per  $1,000
                           principal  amount)  during  the  period  in  which  a
                           Registration  Default is  continuing  pursuant to the
                           terms of the Registration  Rights Agreement.  Holders
                           of New Notes will not be and,  upon  consummation  of
                           the  Exchange  Offer,  holders  of Old Notes  will no
                           longer be,  entitled  to (i) the right to receive the
                           Liquidated Damages or (ii) certain other rights under
                           the  Registration   Rights  Agreement   intended  for
                           holders of unregistered securities. See "The Exchange
                           Offer--Termination    of    Certain    Rights"    and
                           "--Procedures for Tendering Old Notes."

Accrued Interest           The New Notes will bear  interest  at a rate equal to
                           9 7/8%  per annum.   Interest   shall   accrue   from
                           _____________   or  from  the  most  recent  Interest
                           Payment  Date with  respect to the Old Notes to which
                           interest   was  paid  or  duly   provided   for.  See
                           "Description   of   Notes--Principal,   Maturity  and
                           Interest."

Procedures for             Unless a tender of Old Notes is effected  pursuant to
Tendering Old Notes        the procedures  for  book-entry  transfer as provided
                           herein,  each holder  desiring to accept the Exchange
                           Offer   must   complete   and  sign  the   Letter  of
                           Transmittal, have the signature thereon guaranteed if
                           required  by the Letter of  Transmittal,  and mail or
                           deliver the Letter of Transmittal,  together with the
                           Old Notes or a Notice of Guaranteed  Delivery and any
                           other  required   documents   (such  as  evidence  of
                           authority  to act,  if the Letter of  Transmittal  is
                           signed  by   someone   acting  in  a   fiduciary   or
                           representative capacity), to the Exchange Agent (as defined) at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York
                           City time, on the  Expiration  Date.  Any  Beneficial
                           Owner (as defined) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. See "The
                           Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed                 Holders  of Old Notes  who wish to  tender  their Old
Delivery Procedures        Notes and (i)  whose  Old  Notes are not  immediately
                           available or (ii) who cannot  deliver their Old Notes
                           or any  other  documents  required  by the  Letter of
                           Transmittal  to  the  Exchange  Agent  prior  to  the
                           Expiration   Date  (or  complete  the  procedure  for
                           book-entry  transfer on a timely  basis),  may tender
                           their Old Notes according to the guaranteed  delivery
                           procedures  set forth in the  Letter of  Transmittal.
                           See   "The   Exchange    Offer--Guaranteed   Delivery
                           Procedures."

Acceptance of Old          Upon  effectiveness of the Registration  Statement of
Notes  and  Delivery       which  this   Prospectus   constitutes   a  part  and
of New Notes               consummation of the Exchange Offer,  the Company will
                           accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New
                           Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes.
                           See "The Exchange  Offer--Acceptance of Old Notes for
                           Exchange; Delivery of New Notes."

Withdrawal Rights          Tenders  of Old  Notes may be  withdrawn  at any time
                           prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal
                           Rights."

The Exchange Agent         Marine  Midland Bank is the  exchange  agent (in such
                           capacity,  the  "Exchange  Agent").  The  address and
                           telephone  number of the Exchange Agent are set forth
                           in   "The   Exchange   Offer--The   Exchange   Agent;
                           Assistance."

Fees and Expenses          All expenses  incident to the Company's  consummation
                           of  the  Exchange  Offer  and  compliance   with  the
                           Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The
                           Exchange Offer--Fees and Expenses."

Resales of                 Based on existing interpretations by the staff of the
the New Notes              Commission  set forth in no-action  letters issued to
                           third  parties,  the Company  believes that New Notes
                           issued  pursuant to the Exchange Offer to a holder in
                           exchange  for Old Notes may be  offered  for  resale,
                           resold and otherwise  transferred  by a holder (other
                           than (i) a broker-dealer  who purchased the Old Notes
                           directly from the Company for resale pursuant to Rule
                           144A under the Securities Act or any other  available
                           exemption  under the  Securities Act or (ii) a person
                           that  is an  affiliate  of  the  Company  within  the
                           meaning  of  Rule  405  under  the  Securities  Act),
                           without   compliance   with  the   registration   and
                           prospectus delivery provisions of the Securities Act,
                           provided  that such holder is acquiring the New Notes
                           in  the  ordinary  course  of  business  and  is  not
                           participating,    and   has   no    arrangement    or
                           understanding  with any person to  participate,  in a
                           distribution  of the New  Notes.  Each  broker-dealer
                           that  receives  New Notes in exchange  for Old Notes,
                           where such Old Notes were  acquired by such broker as
                           a  result   of   market-making   or   other   trading
                           activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New
                           Notes.  See "The Exchange  Offer--Resales  of the New
                           Notes" and "Plan of Distribution."

Effect of Not              Old  Notes  that  are not  tendered  or that  are not
Tendering  Old Notes       properly  tendered will,  following the expiration of
for Exchange               the  Exchange  Offer,  continue  to be subject to the
                           existing  restrictions  upon  transfer  thereof.  The
                           Company will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                            Description of New Notes

         The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Liquidated Damages and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, holders of the Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. See "Exchange Offer--Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "Procedures for Tendering Old Note;" and "Description of Notes."


Securities Offered........ $130.0  million in  aggregate  principal  amount of 9
                           7/8%   Senior   Subordinated   Notes  due  2007  (the
                           "Notes").


Maturity.................. December 15, 2007


Interest.................. The Notes  will bear  interest  at the rate of 9 7/8%
                           per annum, payable semiannually on June 15 and December 15, commencing June 15, 1998.


Optional Redemption....... The  Notes  may  be  redeemed  at the  option  of the
                           Company, in whole or in part, on or after December 15, 2002 at a premium declining to par in 2005, plus accrued and unpaid interest and Liquidated Damages, if any, through the redemption date.

                           On or before December 15, 2000, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of Notes with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued and unpaid interest, if any, through the redemption date; provided, however, that at least 65% of the original aggregate principal amount of Notes remain outstanding following such redemption.


Change of Control......... Upon a Change of Control  (as  defined  herein),  the
                           Company (i) will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase and (ii) prior to December 15, 2002 will have the option to redeem the Notes, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date plus the Applicable Premium (as defined herein). There can be no assurance that sufficient funds will be available to the Company at the time of any Change of Control to make any required repurchases of Notes. See "Risk Factors -- Potential Inability to Fund Change of Control Offer," "Description of Notes -- Repurchase at the Option of Holders --Change of Control" and "-- Optional Redemption upon Change of Control."

Ranking................... The Notes will be general  unsecured  obligations  of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture), including all obligations of the Company under the New Credit Facility, and will be pari passu in right of payment with any senior subordinated indebtedness of the Company. The Company conducts certain operations through its foreign subsidiaries and, accordingly, the Notes will be effectively subordinated to indebtedness and other liabilities of such foreign subsidiaries. At November 29, 1997, the aggregate principal amount of Senior Indebtedness of the Company would have been approximately $132.9 million, all of which would have been Indebtedness secured by substantially all of the assets of Holdings and the Company pursuant to the New Credit Facility, and the Company's foreign subsidiaries would have had aggregate liabilities of $2.7 million.


Guarantees................ The  Company's  obligations  under the Notes  will be fully and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis jointly and severally by Holdings and each subsidiary of Holdings that guarantees any indebtedness of the Company or any other obligor under the Notes (the "Guarantors"). There are presently no Guarantors other than Holdings. The Guarantees will be general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the New Credit Facility and will rank pari passu in right of payment with any senior subordinated indebtedness of the Guarantors. On the date the Notes are issued, none of the Company's subsidiaries will guarantee the Notes.


Covenants................. The  indenture  pursuant  to which the Notes  will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company, Holdings and their subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company, Holdings or their subsidiaries, issue or sell Equity Interests of the Company's or Holdings' subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company and Holdings will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of Notes."



                                  Risk Factors

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

       Summary Unaudited Pro Forma Consolidated Financial Data of Holdings


     The following sets forth summary unaudited pro forma consolidated financial data of Holdings derived from the unaudited pro forma consolidated financial data contained elsewhere herein. Certain management assumptions and adjustments relating to the Recapitalization are set forth in the notes accompanying such unaudited pro forma consolidated financial data. The following unaudited pro forma consolidated Statement of Operating Data for the year ended February 28, 1998 gives effect to the Recapitalization and the acquisitions of the Heath/Zenith business and Fireplace Manufacturers, Inc. ("FMI") as if they had occurred on March 2, 1997 (see "Recent Developments" included elsewhere herein). Holdings' historical Statement of Operating Data for the thirteen weeks ended May 30, 1998and Balance Sheet Data at May 30, 1998 already reflect the Recapitalization and the acquisition of the Heath/Zenith business. The following pro forma Statement of Operating Data for the thirteen weeks ended May 30, 1998 gives effect to the acquisition of FMI as if it had occurred on March 1, 1998. The following unaudited pro forma Consolidated Balance Sheet Data gives effect to the acquisition of FMI as if it had occurred on May 30, 1998. The historical information utilized for Heath/Zenith is based upon its financial statements for the twelve months ended December 31, 1997. The historical financial information for FMI is based upon its financial statements for the twelve months ended March 31, 1998. FMI's results of operations for the fourth quarter of its fiscal year ended March 31, 1998 have been utilized in the unaudited pro forma Statement of Operating Data for both the year ended February 28, 1998 and the thirteen weeks ended May 30, 1998. This pro forma information is not necessarily indicative of the results that would have occurred had the Recapitalization been completed on the dates indicated or the Company's actual or future results or financial position. Holdings is a holding company which does not carry on operations and the principal asset of which is 100% of the capital stock of the Company. The summary pro forma consolidated financial data should be read in conjunction with the information contained in the consolidated financial statements and notes thereto, "Pro Forma Condensed Consolidated Financial Data," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                                                                    Pro Forma
                                                                --------------------------------------------------
                                                                   Fiscal Year Ended          Thirteen Weeks
                                                                   February 28, 1998        Ended May 30, 1998
                                                                ------------------------ -------------------------
                                                                          (in thousands, except ratios)
                                                                                         -------
Statement of Operating Data:
Net sales (1)...................................................       $306,666                 $ 47,761
Cost of sales...................................................        209,359                   35,446
                                                                       --------                 --------
Gross profit....................................................         97,307                   12,315
Selling and administrative expenses.............................         62,352                   13,317
                                                                       --------                 --------
Operating profit ...............................................         34,955                   (1,002)
Interest expense................................................         26,319                    6,828
                                                                       --------                 --------
Income before provision for income taxes........................          8,636                   (7,830)
Provision for income taxes......................................          3,975                   (3,601)
                                                                       --------                 --------
Income before extraordinary item................................       $  4,661                 $ (4,229)
                                                                       ========                 ========
Other Data:
EBITDA (2)......................................................       $ 40,206                 $    347
EBITDA margin (3)...............................................           13.1%                     0.7%
Capital expenditures............................................       $  5,772                 $  1,454
Depreciation....................................................          2,995                      564
Amortization....................................................          2,256                      785
Cash interest expense (4).......................................       $ 26,319                 $  6,828
Ratio of EBITDA to cash interest expense........................            1.5x                     0.0x
Ratio of EBITDA less capital expenditures to cash interest expenses         1.3x                    (0.1)x
Ratio of earnings to fixed charges (5)..........................            1.3x                    (0.2)x
Balance Sheet Data at May 30, 1998:
Working capital (6).............................................         28,803                 $ 36,179
Total assets....................................................        184,554                  187,992
Long-term debt, less current portion............................        276,898                  290,202
Stockholders' equity ...........................................        (152,64)                 (157,73)

                                       18

----------
(1)  Net sales constitute gross sales net of accruals for returns and allowances and cash discounts.

(2)  EBITDA is defined as income before income taxes plus interest expense and depreciation,  as well as amortization of intangibles and deferred charges. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness  and because  management  believes  that EBITDA is a relevant  measure of the  Company's  ability to generate cash without regard to the Company's  capital  structure or working  capital needs.  However,  EBITDA should not be considered as an alternative to net income as a measure of a company's operating results or to cash flows from operating activities as a measure of liquidity.  EBITDA as presented may not be comparable to similarly titled measures used by other  companies,  depending upon the non-cash  charges  included.  When  evaluating  EBITDA,  investors  should also consider  other factors which may influence operating  and  investing  activities,  such as changes in  operating  assets and  liabilities  and  purchases  of property and equipment.

(3)  EBITDA margin is defined as EBITDA divided by net sales.

(4)  Pro forma cash interest  expense includes  interest  expense on the Notes,  borrowings under the Term Loan Facility and average borrowings under the Revolving Credit Facility for the applicable period and excludes  amortization of debt issuance costs. See note 2 to "Unaudited Pro Forma Condensed Consolidated Statement of Income Data."

(5)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges.  Fixed charges consist of interest  expense,  amortization  of deferred  financing  cost and 33% of the rent expense from  operating  leases which the
     Company  believes is a reasonable  approximation of the interest factor included in the rent. Due to the seasonal nature of the zone heating products business, for the thirteen weeks ended May 30, 1998,  pro forma earnings were insufficient to cover fixed charges by $8,838.

(6)  The Company's business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

                             Summary Financial Data


     Set forth below are selected historical consolidated financial data and other historical consolidated operating data of Holdings. The summary historical consolidated Statements of Operating Data and Balance Sheet Data below for each of the years in the three year period ended February 28, 1998 and as of March 1, 1997 and February 28, 1998 have been derived from the audited consolidated financial statements of Holdings which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The summary historical consolidated Statement of Operating Data and Balance Sheet Data at and for the year ended February 25, 1995 have been derived from the audited Consolidated Financial Statements of Holdings which have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical consolidated Statement of Operating Data below for the year ended February 26, 1994 is presented as the consolidated income statement data of Holdings from its date of incorporation, December 1, 1993, through February 26, 1994 and the income statement data of the Company from February 28, 1993 through November 30, 1993, which statements for the three and nine month periods, have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical consolidated Balance Sheet Data at February 26, 1994 has been derived from the audited consolidated balance sheet of Holdings which has also been audited by Ernst & Young LLP, but which is not included elsewhere herein. The summary historical Statement of Operating Data for the thirteen weeks ended May 31, 1997 and May 30, 1998 and the summary historical Balance Sheet Data at May 31, 1997 and May 30,1998 have been derived from Holdings' unaudited consolidated financial statements for those periods included elsewhere in this Prospectus and, in each case, include in the opinion of management, all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results of operations for the thirteen weeks ended May 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                           Predecessor|                                 Successor
                           ---------- |---------------------------------------------------------------------------
                              Nine    |  Three
                             months   |  months                  Fiscal Year                  Thirteen Weeks Ended
                             Ended    |  Ended    ------------------------------------------- ---------------------
                            November  | February                                               May 31,    May 30,
                           30, 1993(1)|26, 1994(1)    1995    1996(1)(2)   1997    1998(1)(9)    1997       1998
                           ---------- |---------- ----------- ---------  --------- ---------- ---------- ----------
                                      |                  (in thousands, except ratios)             (unaudited)
Statement of Operating Data           |
Net sales(3)               $ 93,349   |$ 29,428   $172,501   $186,324   $209,105   $224,169  $  24,754  $  40,754
Cost of sales                60,860   |  19,584    107,484    116,217    130,890    145,486     16,660     29,609
                            -------   | -------    -------    -------    -------    -------   --------   --------
Gross profit                 32,489   |   9,844     65,017     70,107     78,215     78,683      8,094     11,145
Selling and administrative            |
   expenses                  19,301   |   7,582     35,975     37,828     45,257     50,191      8,022     12,517
                            -------   | -------    -------    -------    -------    -------   --------   --------
Operating profit             13,188   |   2,262     29,042     32,279     32,958     28,492         72     (1,372)
Interest expense              2,893   |   1,455      5,777      7,073     14,509     17,327      3,304      6,492
                            -------   | -------    -------    -------    -------    -------   --------   --------
Income before income taxes   10,295   |     807     23,265     25,206     18,449     11,165     (3,232)    (7,864)
Income taxes                  4,356   |     346     10,064     10,703      7,733      5,545     (1,353)    (3,498)
                            -------   | -------    -------    -------    -------    -------   --------   --------
Income before extraordinary           |
   item                       5,939   |     461     13,201     14,503     10,716      5,620     (1,879)    (4,366)
Extraordinary item(4)         4,150   |     238         --      2,638         --      2,308         --         --
                            -------   | -------    -------    -------    -------    -------   --------   --------
Net income                    1,789   |     223     13,201     11,865     10,716      3,312     (1,879)    (4,366)
Less dividends on preferred           |
   stock                        211   |      --        900        853         --        544         --        527
                            -------   | -------    -------    -------    -------    -------   --------   --------
Net income available for              |
   common stockholders     $  1,578   |$    223   $ 12,301   $ 11,012   $ 10,716   $  2,768  $  (1,879) $  (4,893)
                            =======   | =======    =======    =======    =======    =======   ========   ========
Ratio of earnings to fixed            |
   charges(5)                   4.2x  |     1.5x       4.4x       4.0x       2.2x       1.6x       0.1x      (0.1x)
Other Data:                           |
EBITDA (6)                 $ 14,998   |$  3,176   $ 33,156   $ 36,574   $ 37,494   $ 33,204  $   1,046  $    (160)
EBITDA margin(7)               16.1%  |    10.8%      19.2%      19.6%      17.9%      14.8%       4.2%       0.0%
Capital expenditures       $    964   |$    456   $  1,499   $  2,122   $  2,770   $  5,475  $   1,887  $   1,398
Net cash provided by (used            |
   in) operating activities  (4,258)  |  16,150     18,337     19,375     18,398      1,146    (17,569)   (12,009)
Net cash (used in) investing          |
   activities                  (964)  |    (456)    (2,176)    (2,060)    (2,882)   (45,980)    (1,561)    (1,405)
Net cash provided by (used            |
   in) financing activities   5,320   | (14,186)    (1,651)   (17,989)   (10,599)    40,590     14,274     13,289
Depreciation                  1,548   |     391      2,148      2,332      2,432      2,456        450        427
Amortization                    262   |     523      1,966      1,963      2,104      2,256        524        785
Balance Sheet Data                    |
   (at period end):                   |
Cash and cash equivalents             |$  1,597   $ 16,170   $    145   $  5,058   $    794  $     201  $     672
Working capital (deficit) (8)         |   6,680      9,738     (1,194)    (8,566)    27,095      4,812     34,471
Total assets                          |  84,055    107,259     85,545     91,984    155,636    104,370    159,074
Long-term debt (less current          |
   portion)                           |   2,000     49,700    149,709    130,600    261,105    146,468    274,409
Stockholders' equity (deficit)        |   2,279     16,194    (95,402)   (84,754)  (162,407)   (86,622)  (167,495)
----------

(1)  Holdings was party to  recapitalizations  in November  1993,  January 1996 and November 1997 which impacted  interest  expense, stockholders'  equity (deficit) and long-term debt. Data regarding the Predecessor prior to the November 1993  recapitalization and the Successor subsequently may not be comparable.

(2)  53 week fiscal year.

(3)  Net sales constitute gross sales net of accruals for returns and allowances and cash discounts.


                                       21




(4)  Extraordinary  items relate to the write-off of unamortized  deferred  financing  costs at the time the Company  refinanced its existing debt obligations and other expenditures  related to the  recapitalization  transactions in fiscal years 1994, 1996 and
     1998.

(5)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges.  Fixed charges consist of interest  expense and  amortization of deferred  financing cost and 33% of the rent expense from operating  leases which the
     Company  believes is a reasonable  approximation of the interest factor included in the rent. Due to the seasonal nature of the zone heating products business, for the thirteen weeks ended May 31, 1997 and May 30, 1998, earnings were insufficient to cover fixed charges by $3,232 and $7,864, respectively.

(6)  EBITDA is defined as income before taxes plus interest  expense and  depreciation,  as well as  amortization of intangibles and deferred  charges.  EBITDA is presented because it is a widely accepted  financial  indicator of a company's ability to service indebtedness  and because  management  believes  that EBITDA is a relevant  measure of the  Company's  ability to generate cash without regard to the Company's  capital  structure or working  capital needs.  However,  EBITDA should not be considered as an alternative to net income as a measure of a company's operating results or to cash flows from operating activities as a measure of liquidity.  EBITDA as presented may not be comparable to similarly titled measures used by other  companies,  depending upon the non-cash  charges  included.  When  evaluating  EBITDA,  investors  should also consider  other factors which may influence operating  and  investing  activities,  such as changes in  operating  assets and  liabilities  and  purchases  of property and equipment.

(7)  EBITDA margin is defined as EBITDA divided by net sales.

(8)  The Company's business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

(9)  Includes Heath/Zenith data for the period from February 4, 1998 (date of acquisition) to February 28, 1998.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, holders of the Notes should consider the specific factors set forth below.

Significant Leverage and Debt Service


         The Company and its subsidiaries have significant outstanding indebtedness and are significantly leveraged. As of May 30, 1998 the Company had outstanding consolidated indebtedness of $278.4 million (excluding letters of credit in the aggregate amount of $3.5 million). See "Capitalization." In addition, subject to the limitations set forth in the Indenture, the Company and its subsidiaries may incur additional indebtedness (including Senior Indebtedness), including up to $11.3 million under the Working Capital Facility. In addition, the Indenture permits Holdings, under certain circumstances, to exchange all outstanding Holdings Preferred Stock for Exchange Notes in an aggregate principal amount equal to the aggregate liquidation preference of the Holdings Preferred Stock so exchanged. The Exchange Notes will require Holdings to make semi-annual interest payments thereon at a rate of 12% per annum. Subject to compliance with the debt agreements of Holdings and the Company, such payments must be made in cash. The Indenture restricts, but does not prohibit, Holdings from making such cash interest payments. Under the Exchange Notes, Holdings may defer the payment of interest payable on or before November 30, 2002, with any such deferred interest bearing interest at 12% per annum, compounded semi-annually. Holdings will be required to make a catch-up payment immediately prior to the first interest payment date after the fifth anniversary of the date of issuance to the extent the aggregate amount of such deferred interest exceeds an amount equal to one year's interest on the originally issued Exchange Notes. The Indenture restricts the ability of Holdings to make such catch-up payment. See "Description of the Notes -- Certain Covenants -- Restricted Payments" and "Description of Holdings Preferred Stock -- Exchange Notes".


         The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including (i) the Company's vulnerability to adverse general economic and industry conditions, (ii) the Company's ability to obtain additional financing for future capital expenditures, general corporate or other purposes and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

         The Company's ability to make scheduled payments on the principal of, or interest or Liquidated Damages (if any) on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated cash requirements for the foreseeable future for working capital, capital expenditures, interest payments and principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its existing indebtedness, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on the Company. Finally, in order to pay the principal balance of the Notes due at maturity, the Company may have to obtain alternative financing.

Subordination of Notes


         The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the New Credit Facility. In addition, the Company conducts certain operations through its foreign subsidiaries, and accordingly, the Notes will be effectively subordinated to indebtedness and other liabilities of its foreign subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances the Company will not be able to make payment of its obligations under the Notes in the event of a default under certain Senior Indebtedness. The aggregate principal amount of Senior Indebtedness of the Company, as of May 30, 1998, is $148.4 million. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of Notes -- Subordination."


Future Acquisitions

         The Company expects to pursue strategic acquisitions. On February 4, 1998, the Company acquired Heath Company and its Heath/Zenith business from Heath Holding Corp. The Company has also entered into agreements to acquire Fireplace Manufacturers, Incorporated ("FMI") and to form a strategic alliance with Universal Heating, Inc. ("UHI"). No assurance may be given that such transactions will ultimately be consummated. See "Business--Recent Developments."

         Except for the acquisition of FMI and the strategic alliance with UHI, the Company has no present understandings, commitments or agreements with respect to any such acquisitions. The Company continually evaluates potential acquisition opportunities. The Company is unable to predict whether any of these opportunities will result in acquisitions. Acquisitions by the Company could result in the incurrence of additional indebtedness, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected. See "Business -- Business Strategy."

Dependence on Brand Names

         In fiscal 1998, the majority of the Company's net sales are sales of products bearing the Company's principal proprietary names of Reddy(R), Remington(R), Vanguard(R), Comfort Glow(R), Master(R), and Powerfast(R). Accordingly, the Company's future success may depend in part upon the goodwill associated with the Company's principal brand names. Most of the Company's brand names are registered in the United States and certain foreign countries. The Company owns the rights to all of the registrations with the exception of Remington, (used in connection with approximately 15% of sales), which is used pursuant to a perpetual, royalty-free license. In addition, Heath Company uses the name Zenith(R) in its Heath/Zenith business pursuant to a perpetual, royalty-free license from Zenith Electronics Corporation. See "Business--Recent Developments."

         No assurance can be given that the Company will be able to develop or acquire licenses to use other popular trademarks in the future. Further, there can be no assurance that the steps taken by the Company or any licensor to protect the proprietary rights in such brand names will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

Risk of Loss of Material Customers

         In fiscal year 1998, sales to Home Depot and Lowe's accounted for 17% and 13% of the Company's net sales, respectively. In fiscal year 1998, sales to the Company's top ten customers accounted for 55% of the Company's total sales.

         Consistent with industry practices, the Company does not operate under long-term written supply contracts with any of its customers. The business, financial condition, and results of operations of the Company could be materially adversely affected by loss of Home Depot or Lowe's as continuing major customers of the Company.

Seasonality of Business

         The Company's business is subject to seasonal fluctuation. In fiscal 1998, sales and operating income during the second and third quarters of the year averaged approximately 75% and 114% respectively, of the annual totals. The Company's needs for working capital and the corresponding debt levels tend to peak in the second and third fiscal quarters. The amount of the Company's sales generated during the second and third fiscal quarters generally depends upon a number of factors, including the level of retail sales for heating products during the fall and winter, weather conditions affecting the level of sales of heating products, general economic conditions and other factors beyond the Company's control.

Dependence on Key Personnel

         The Company's business is managed by a number of key personnel, the loss of which could have a material adverse effect on the Company. In addition, as the Company's business develops and expands, the Company believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. The Company has entered into employment agreements with Robert H. Elman (Chairman, Chief Executive Officer and Director), Terry G. Scariot (President, Director) and John M. Kelly (Executive Vice President) in conjunction with the Recapitalization. See "Management -- Employment Agreements with Executive Officers." However, there can be no assurance that key personnel will continue to be employed by the Company after the expiration of such amended employment agreements or that the Company will be able to attract and retain qualified personnel in the future. Failure by the Company to retain or attract such personnel could have a material adverse effect on the Company.

Control by Investors

         The Company is controlled by Childs, which beneficially owns shares representing approximately 67.5% of the common equity in Holdings. Accordingly, Childs and affiliates have the power to elect the Company's board of directors (which, in turn, elects the Company's board of directors), appoint new management and cause the approval of any action requiring the approval of the holders of the Company's Common Stock, including adopting amendments to the
Company's Articles of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors caused to be elected by Childs have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional indebtedness and the declaration of dividends.

Restrictive Covenants

         The New Credit Facility and the Indenture contain restrictive covenants, which limit the discretion of the management of the Company with respect to certain business matters. These covenants place certain restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" would constitute an event of default. See "Description of Notes -- Certain Covenants" and "Description of New Credit Facility." A failure to comply with the obligations contained in the New Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the case of an event of default under the New Credit Facility, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Credit Facility or the Notes.

Potential Inability to Fund Change of Control Offer

         Upon a Change in Control (as defined in the Indenture), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." However, there can be no assurance that sufficient funds will be available to the Company at the time of the Change of Control to make any required repurchases of Notes tendered. Moreover, restrictions in the New Credit Facility may prohibit the Company from making such required purchases; therefore, any such repurchases would constitute an event of default under the New Credit Facility absent a waiver. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.

Fraudulent Conveyance and Preference Considerations

         Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, the Company or any of the Guarantors, at the time it incurred the indebtedness evidenced by the Notes or its Guarantees, as the case may be, (i)(a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction of which the assets remaining with the Company or such Guarantor were unreasonably small or constitute unreasonably small capital or (c) intended or intends to incur, or believed, believes or should have believed that it would incur, debts beyond its ability to repay such debts as they mature and (ii) the Company or such Guarantor received or receives less than the reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Guarantees could be invalidated or subordinated to all other debts of the Company or such Guarantors, as the case may be. The Notes or Guarantees could also be invalidated or subordinated if it were found that the Company or the Guarantor party thereto, as the case may be, incurred indebtedness in connection with the Notes or its Guarantees with the intent of hindering, delaying or defrauding current or future creditors of the Company or such Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to a Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company, as the case may be.

         The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the sum of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

         Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor with respect to the Notes or a Guarantees, respectively, or after the issuance of a Guarantees, or if the Company or such Guarantor anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment or such Guarantees could be avoided as a preferential transfer, and the receipt of any such payment could be required to return such payment.

         To the extent any Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantees was not avoided or held unenforceable. In such event, the claims of holders of Notes against the issuer of an invalid Guarantees would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of Notes relating to any voided portions of any Guarantees. The Company currently has no significant subsidiaries.

         On the basis of its historical financial information, recent operating history and projected financial data, the Company believes that, after giving effect to the indebtedness incurred in connection with the Recapitalization, it is not insolvent, does not have unreasonably small assets or capital for the businesses in which it is engaged and does not have debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

                               THE EXCHANGE OFFER

General

         In connection with the sale of the Old Notes, the Company, Holdings and the Initial Purchasers entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement under the Securities Act with respect to an issue of senior subordinated notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use their best efforts to cause such registration statement to become effective under the Securities Act by no later than March 26, 1998 and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 30 business days (or longer if required by applicable law) from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

         Under existing interpretations of the staff of the Commission enunciated in no-action letters issued to third parties, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position, in no-action letters issued to third parties, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company and the Guarantors are required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Registration Statement in connection with the resale of such New Notes, provided, however, they shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer.

         If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company and the Guarantors fail to Consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. Liquidated Damages accrued as of any interest payment date will be payable on such date. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Notes (and integral multiples in excess thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $1,000 or in integral multiples in excess thereof.

         Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

         The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $130,000,000 million aggregate principal amount of the Old Notes are outstanding and CEDE & Co., the nominee of DTC, is the only registered holder thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule
144A, and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

         This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of __________, 1998 (the "Record Date").

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

         Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m. New York City time, on ___________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

         In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

         The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner ,deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

         Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the New Notes

         The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from November 26, 1997. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

         The New Notes will bear interest at a rate of 9 7/8% per annum. Interest on the New Notes will be payable semi-annually, in arrears on each Interest Payment Date following the consummation of the Exchange Offer.
Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 9 7/8% per annum after the Expiration Date.

Procedures for Tendering

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

         Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account and deliver an Agent's Message (as defined below) on or prior to the Expiration Date in accordance with DTC's procedure for such transfer and delivery. If delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. Holders of Old Notes whose certificates are not immediately available, or who are unable to deliver their certificates or confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at DTC (the "Book-Entry Confirmation") and all other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth below.

         The tender (as set forth above) by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

         The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry Transfer at DTC.

         Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

          If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

         In addition,  the Company  reserves the right in its sole discretion to
(a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Guaranteed Delivery Procedures

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a) the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

Termination

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

         The Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


     By Mail, By Overnight Courier                        By Facsimile:
              or By Hand:                       (For Eligible Institutions Only)
          Marine Midland Bank                            (212) 658-2292
         140 Broadway, Level A
     New York, New York 10005-1180                    Confirm by Telephone:
Attention:  Corporate Trust Operations                   (212) 658-5931

Fees and Expenses

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

         The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

         The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                          CAPITALIZATION OF THE COMPANY

         The following table sets forth, as of May 30, 1998, the consolidated capitalization of the Company. This table should be read in conjunction with "Description of the Notes," "Description of New Credit Facility," "Description of Holdings Preferred Stock" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.


                                                                  (dollars in
                                                                  thousands)
                                                                  -----------
New Credit Facility
  Working Capital Facility(1).....................................$   30,659
  Term Loan Facility..............................................    97,750
  Acquisition Loan................................................    20,000
Senior Subordinated Notes.........................................   130,000
                                                                  ----------
  Total Long-Term Debt............................................   278,409
Stockholders' equity (deficit)(2).................................   (30,981)
                                                                  ----------
  Total Capitalization............................................$  247,428
                                                                  ==========
----------

(1) The Working Capital Facility provides for borrowing of up to $75.0 million. Giving effect to the Recapitalization, average outstanding borrowings under the Working Capital Facility would have been $22.3 million during the twelve months ended May 30, 1998. This amount excludes letters of credit issued to replace outstanding letters of credit established to facilitate merchandise purchase, which had an aggregate outstanding balance of $3.5 million as of May 30, 1998.


(2)      The   following   are  the   components   to  reconcile  the  Company's
         Stockholders' Equity (Deficit) to historical Holdings' Stockholders' Equity (Deficit):


                                                                   May 30, 1998
                                                  -----------------------------------------------
                                                       DESA           DESA         DESA Holdings
                                                  International     Holdings       Consolidated
                                                  --------------  ------------    ---------------
                                                                (dollars in thousands)
Common Stock.....................................   $      10       $     138       $      138
Capital in Excess of Par.........................      31,890          85,926           85,926
Carryover Predecessor Adjustment.................     (32,030)           (279)         (32,309)
Retained Earnings (Deficit)......................     (30,154)       (190,399)(3)     (220,553)
Cumulative Transaction Adjustment................        (697)             --             (697)
                                                    ---------       ---------       ----------
Stockholders' Equity (Deficit)...................   $ (30,981)      $(104,614)      $ (167,495)
                                                    =========       =========       ==========


(3) Includes cumulative amortization of goodwill of $146,000 and organization costs of $891,000 plus dividends of $116,190,000, recapitalization consideration of $73,110,000 and preferred stock accretion of $62,000.

           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF HOLDINGS


         The following Unaudited Pro Forma Condensed Consolidated Financial Data are based on the historical audited consolidated financial statements of Holdings included elsewhere in this Prospectus, adjusted to give effect to the pro forma adjustments described in the notes thereto. The Unaudited Pro Forma Condensed Consolidated Statement of Income Data of Holdings for the year ended February 28, 1998 gives effect to the Recapitalization, the acquisition of the Heath/Zenith business and the acquisition of FMI as if they had occurred on March 2, 1997. Holdings' historical Statement of Income Data for the thirteen weeks ended May 30, 1998 already reflects the Recapitalization and the acquisition of the Heath/Zenith business. The Unaudited Pro Forma Condensed Consolidated Statement of Income Data for the thirteen weeks ended May 30, 1998 gives effect to the acquisition of FMI as if it had occurred on March 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet of Holdings at May 30, 1998 gives effect to the acquisition of FMI as if it had occurred on May 30, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Income Data exclude an extraordinary charge of $2,308,000, net of an income tax benefit of $1,495,000, attributable to the write-off of unamortized deferred financing costs related to the 1996 Recapitalization. The historical information utilized for Heath/Zenith is based upon its financial statements for the twelve months ended December 31, 1997. As such information covers a full fiscal year, the Unconsolidated Pro Forma Condensed Consolidated Statement of Income Data has been adjusted to eliminate the results of operations of Heath/Zenith during February 1998, which are included in Holdings' historical results. The historical information utilized for FMI is based upon its financial statements for the year ended March 31, 1998, which are not included elsewhere herein. FMI's results of operations for the fourth quarter of its fiscal year ended March 31, 1998 have been utilized in the Unaudited Pro Forma Statements of Income Data for both the year ended February 28, 1998 and the thirteen weeks ended May 30, 1998.


         The pro forma adjustments are based upon available data and certain assumptions that Holdings believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Data are not necessarily indicative of Holdings' financial position or results of operations that might have occurred had the Recapitalization, the Heath/Zenith acquisition or the FMI acquisition been completed as of the dates indicated above and do not purport to represent what Holdings' consolidated financial position or results of operations might be for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of Holdings and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

      The Recapitalization was accounted for as a recapitalization.

                                        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                                 STATEMENT OF INCOME DATA

                                               Year Ended February 28, 1998
                                                      (in thousands)

                                                                         Pro Forma
                                                          Pro Forma     Adjustments    Subtotal                             Total
                                        Heath/  Heath/    Adjustments      for         Pro Forma              Pro Forma    Pro Forma
                                DESA    Zentith Zenith       for          Heath/      Consolidated          Adjustments Consolidated
                               Histor   Histor  February   Recapital      Zenith          Fiscal      FMI      for FMI       Fiscal
                               -ical    -ical     1998     -ization      Acquisition       1998    Historical Acquisition     1998
                              --------  -------   -----     --------        ------       --------   --------    -------     --------
Net sales...................  $224,169  $58,316   $4,818    $     --        $   --       $277,667   $ 28,999    $    --     $306,666
Cost of sales...............   145,486   45,200    3,110          --            --        187,576     21,783         --      209,359
                              --------  -------   -----     --------        ------       --------   --------    -------     --------

Gross profit................    78,683   13,116    1,708          --            --         90,091      7,216         --       97,307
Selling, general, and
 administrative.............    50,191    8,467    1,138        (700)(1)       694 (7)     56,368      5,179(12)   (542)(13)  62,352
                                                                 (35)(3)      (346)(8)                             (284)(14)
                                                                  30 (4)      (767)(9)                            1,083 (16)
                                                                               (28)(10)                              84 (17)
                                                                                                                    464 (18)
                              --------  -------   -----     --------        ------       --------   --------    -------     --------

Operating income............    28,492    4,649     570          705           447         33,723      2,037       (805)      34,955
Interest expense............    17,327      794      --        5,348 (2)     1,490(6)      24,959         37      1,323 (15)  26,319
                              --------  -------   -----     --------        ------       --------   --------    -------     --------

Income before provision
 for income taxes...........    11,165    3,855     570       (4,643)       (1,043)         8,764      2,000     (2,128)       8,636
                                                                                            4,126        679       (830)(19)   3,975
Provision for income taxes..     5,545    1,000     201       (1,811)(5)      (407)(11)
                              --------  -------   -----     --------        ------       --------   --------    -------     --------

Income before extraordinary
 item.......................  $  5,620  $ 2,855   $ 369     $ (2,832)       $ (636)      $  4,638   $  1,321    $(1,298)    $  4,661
                              ========  =======   =====     ========        ======       ========   ========    =======     ========



See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income Data

                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                             STATEMENT OF INCOME DATA

                                         Thirteen Weeks Ended May 30, 1998
                                                  (in thousands)

                                                                                  Pro Forma
                                                                                Consolidated
                                                                  Pro Forma       Thirteen
                                       DESA          FMI        Adjustments for  Weeks Ended
                                     Historical  Historical(a)  FMI Acquisition May 30, 1998
                                     ---------   -----------    --------------  -------------

Net sales...........................  $ 40,754     $  7,007        $    --        $ 47,761
Cost of sales.......................    29,609        5,837             --          35,446
                                      --------     --------        -------        --------

Gross profit........................    11,145        1,170             --          12,315
Selling, general, and administrative    12,517          598           (135)(13)     13,317
                                                                       (71)(14)
                                                                       271 (16)
                                                                        21 (17)
                                                                       116 (18)
                                      --------     --------        -------        --------

Operating income....................    (1,372)         572           (202)         (1,002)
Interest expense....................     6,492           21            315 (15)      6,828
                                      --------     --------        -------        --------

Income before provision for income
 taxes..............................    (7,864)         551           (517)         (7,830)
Provision for income taxes..........    (3,498)          99           (202)(19)     (3,601)
                                      --------     --------        -------        --------

Income before extraordinary item....  $ (4,366)    $    452        $  (315)       $ (4,229)
                                      ========     ========        =======        ========
---------

(a) Represents FMI Thirteen Weeks Ended March 31, 1998




See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income Data

                                      NOTES TO UNAUDITED PRO FORMA CONDENSED
                                       CONSOLIDATED STATEMENT OF INCOME DATA
                                                  (In thousands)

                                                                                     Fiscal Year     Thirteen Weeks
                                                                                    Ended February    Ended May 30,
                                                                                      28, 1998           1998
                                                                                    --------------   --------------
Pro Forma Adjustments:
Recapitalization
(1) To eliminate historical payments made under existing management bonus plan and to reflect payments under the management bonus plan adopted in connection
    with the Recapitalization, as follows:                                            $    500
    Management incentive compensation plan adopted by the Company
    Less: Existing management incentive compensation plan                               (1,200)
                                                                                      ---------
    Pro forma adjustment                                                                  (700)

(2) The pro forma adjustment to interest expense for the Recapitalization reflect the following:
    Interest expense related to new debt:
       Working Capital Facility                                                            526
       New Term Loans                                                                    6,226
       New Senior Subordinated Notes                                                     9,627
       Commitment Fee: Line of Credit                                                      180
       Other interest and bank charges                                                     110
                                                                                      ---------
          Subtotal                                                                      16,669
    Less: Interest expense relating to existing credit facility                        (11,321)
                                                                                      ---------
    Pro forma adjustment                                                                 5,348

(3) To  eliminate  historical  management  fees and related  expenses  and to reflect management fees to be paid subsequent to the Recapitalization, as follows:
    Management fee subsequent to the Recapitalization                                      180
    Less: Historical management fee                                                       (215)
                                                                                      ---------
    Pro forma adjustment                                                                   (35)

(4) To eliminate  amortization  of  historical  deferred  financing  costs and to reflect  amortization of deferred financing costs incurred in connection with the Recapitalization:
    Amortization of deferred financing costs incurred in connection with the
    Recapitalization                                                                       762
    Less: Amortization of historical deferred financing costs                             (732)
                                                                                      ---------
    Pro forma adjustment                                                                    30

(5) To record the income tax benefit related to pro forma adjustments computed
    using a statutory tax rate of 39% for the Recapitalization.                         (1,811)
                                                                                      ---------
    Total pro forma adjustments for Recapitalization                                  $  2,832
                                                                                      =========

                                       39

                                                                                     Fiscal Year     Thirteen Weeks
                                                                                    Ended February    Ended May 30,
                                                                                      28, 1998           1998
                                                                                    --------------   --------------
Heath/Zenith Acquisition
(6) The pro forma adjustment to interest expense reflects the following:
       Interest related to new debt
          Working capital advance                                                     $    676
          Acquisition advance                                                            1,696
          Note payable                                                                     150
                                                                                      --------
             Subtotal                                                                    2,522
       Less: Interest expense related to Heath/Zenith debt                                (794)
                                                                                      --------
       Pro forma adjustment                                                              1,728
       Less: Interest included in fiscal 1998 balance                                     (238)
                                                                                      --------
       Pro forma adjustment                                                              1,490

(7) To eliminate amortization of historical goodwill and to reflect amortization over 40 years of goodwill incurred in connection with the Heath/Zenith acquisition:
    Amortization of goodwill incurred in connection with the acquisition                   594
    Less: amortization of historical negative goodwill                                     149
                                                                                      --------
                                                                                           743
    Less:  amortization of goodwill incurred in connection with acquisition
    included in fiscal 1998 balance                                                        (49)
                                                                                      --------
    Pro forma adjustment                                                                   694

(8) To eliminate historical management fees and related expenses and to reflect management fees to be paid subsequent to the Heath/Zenith acquisition, as follows:
    Management fee subsequent to acquisition                                                --
    Less: Historical management fee                                                       (346)
                                                                                      ---------
    Pro forma adjustment                                                                  (346)

(9) To reflect savings from reduction of salaries and fringe benefits of
    Heath/Zenith employees who did not become employees of DESA and who have not been replaced.  These employees were duplicative of DESA administrative personnel and, accordingly, management believes that their termination would not have changed the historical operating results of
    Heath/Zenith.                                                                         (767)

(10) To eliminate depreciation recorded in SG&A expenses related to real estate
     not acquired in the Heath/Zenith acquisition                                          (28)


                                       40


                                                                                     Fiscal Year     Thirteen Weeks
                                                                                    Ended February    Ended May 30,
                                                                                      28, 1998           1998
                                                                                    --------------   --------------
(11) Tax effect of pro forma adjustments for Heath/Zenith using a statutory tax
     rate of 39%                                                                          (407)
                                                                                      --------
     Total pro forma adjustments for Heath/Zenith acquisition                         $    636
                                                                                      ========
FMI Acquisition
(12) Includes unusual litigation expenses of $450 associated with a patent litigation in which a summary judgment in FMI's favor was obtained.

(13) To reflect savings associated with the change to the profit sharing plan         $   (542)        $   (135)

(14) To eliminate historical FMI expenses that will not be incurred in the future
     Former officers' life insurance premium                                               (14)              (4)
     Expense of being a separate public company                                            (50)             (12)
     To reflect savings from reduction of salaries and fringe benefits of FMI officers who will not become employees of DESA and who will not be replaced.  These officers are duplicative of DESA administrative personnel and, accordingly, management believes that their termination
        would not have changed the historical operating results of FMI.                   (220)             (55)
                                                                                      --------         --------
     Pro forma adjustment

(15) Adjustment to interest expense for the acquisition of FMI
     Acquisition B Facility                                                              1,696              421
     Less: Interest expense on the portion of the Working Capital Facility to be
        repaid from proceeds of Acquisition B Facility                                    (336)             (85)
     Less: Interest expense related to FMI debt                                            (37)             (21)
                                                                                      --------         --------
     Pro forma adjustment                                                                1,323              315

(16) Amortization of non-compete agreements                                              1,083              271

(17) Amortization of Acquisition  B Facility loan acquisition fees                          84               21

(18) Amortization of goodwill over forty years                                             464              116

(19) Tax effect of pro forma adjustments for FMI using a statutory tax rate of
     39%                                                                                  (830)            (202)
                                                                                      --------         --------
     Total pro forma adjustments for FMI acquisition                                  $  1,298         $    315
                                                                                      ========         ========

                                           UNAUDITED PRO FORMA CONDENSED
                                            CONSOLIDATED BALANCE SHEET
                                                  (in thousands)
                                                             As of May 30, 1998
                                         ------------------------------------------------------
                                              DESA         FMI       Pro Forma     Pro Forma
                                         Historical(a) Historical(b) Adjustments   Holdings
                                         -------------  ----------  ------------  ------------
Assets
Current assets:

  Cash and cash equivalents...              $     672   $  1,232    $     --        $    1,904
  Accounts receivable (net)...                 19,308      1,802        (100)(1)        21,010
  Inventories.................                 44,098      1,571        (100)(1)        45,569
  Other current assets........                  5,559        485          --             6,044
                                            ---------   --------    --------        ----------
Total current assets..........                 69,637      5,090        (200)           74,527

Fixed assets (net)............                 14,530      1,339          --            15,869
Goodwill......................                 63,004                 18,579(3)         81,583
Other assets..................                 11,903        218         200(1)         16,013
                                                                         442(2)
                                                                       3,250(3)
                                            ---------   --------    --------        ----------
Total assets..............................  $ 159,074   $  6,647    $ 22,271        $  187,992
                                            =========   ========    ========        ==========

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable........................  $  19,544   $  1,163    $     --        $   20,707
  Accrued liabilities.....................     13,838      1,719         300(1)         15,857
  Income taxes payable....................     (4,216)                    --            (4,216)
  Current portion of long-term debt.......      6,000         --          --             6,000
                                            ---------   --------    --------        ----------
Total current liabilities.................     35,166      2,882         300            38,348

Long-term debt............................    274,409         --      20,000 (2)       290,202
                                                                      (4,207)(2)
                                                                          --
Deferred tax liabilities..................      1,781        181          --             1,962
Other liabilities.........................        490                     --               490
                                            ---------   --------    --------        ----------
Total liabilities.........................    311,846      3,063      16,093           331,002
Preferred stock...........................     14,723                                   14,723
Stockholders' equity (deficit)............   (167,495)     3,584        (300)(1)      (157,733)
                                                                       9,762 (2)
                                                                      (3,284)(4)
                                            ---------   --------    --------        ----------
Total liabilities and stockholders' equity
  (deficit)...............................  $ 159,074   $  6,647    $ 22,271        $  187,992
                                            =========   ========    ========        ==========

(a)  Represents DESA Holdings at May 30, 1998

(b)  Represents FMI at March 31, 1998


      See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
Pro Forma Adjustments:
(1) To record reserves to reflect fair values of assets acquired and liabilities assumed
       Accounts receivable                                                                $   (100)
       Inventory                                                                               (10)
       Accrued liabilities                                                                     (30)
       Statutory tax effect at 39%                                                             200

(2) To reflect the sources and uses of cash and cash equivalents used to finance the FMI acquisition, as follows:
       Sources:
          New Credit Facility - Portion of Acquisition B Facility allocated to FMI
             acquisition                                                                    20,000
          Sale of additional equity securities to the Equity Investors and Existing
             Stockholders. Holdings has been advised that Childs and UBS Capital intend to purchase their pro rata portions of the securities to be offered and Childs stands ready to purchase any of the securities for which other
             stockholders decline to subscribe.                                              9,762
                                                                                          --------
                                                                                          $ 29,762
                                                                                          ========
       Uses:
          Purchase of FMI                                                                 $ 25,113
          Partial repayment of Working Capital Facility                                      4,207
          Financing costs                                                                      442
                                                                                          --------
                                                                                          $ 29,762
                                                                                          ========

(3) To record adjustments to historical FMI amounts
       Goodwill                                                                           $ 18,579
       Non-compete agreements                                                                3,250

(4) To eliminate historical FMI stockholders' equity                                      $ (3,284)

(5) The following is a reconciliation of the historical balance sheet of FMI at March 31,
    1998 to the carrying value of assets acquired and liabilities assumed at fair value


                                               FMI        Price      FMI at
                                            Historical Adjustments  Fair Value
                                            ----------------------------------
         Current assets                      $ 5,090    $   (200)   $  4,890
         Fixed assets                          1,339                   1,339
         Goodwill                                         18,579      18,579
         Other assets                            218       3,450       3,668
         Current liabilities                  (2,882)       (300)     (3,182)
         Deferred tax                           (181)                   (181)
                                                                    --------
              Purchase Price                                        $ 25,113
                                                                    ========
     This allocation is preliminary and the final allocation will be adjusted as necessary based upon further  analysis of FMI as of the closing date of the acquisition.  Although the allocation is  preliminary,  management does not presently expect the final allocation to differ materially.

                             SELECTED FINANCIAL DATA


     Set forth below are selected historical consolidated financial data and other historical consolidated operating data of Holdings. The summary historical consolidated Statements of Operating Data and Balance Sheet Data below for each of the years in the three year period ended February 28, 1998 and as of March 1, 1997 and February 28, 1998 have been derived from the audited consolidated financial statements of Holdings which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The summary historical consolidated Statement of Operating Data and Balance Sheet Data at and for the year ended February 25, 1995 have been derived from the audited consolidated financial statements of Holdings which have also been audited by Ernst & Young LLP, but which are not included elsewhere herein. The summary historical consolidated Statement of Operating Data below for the year ended February 26, 1994 is presented as the consolidated income statement data of Holdings from its date of incorporation, December 1, 1993, through February 26, 1994 and the income statement data of the Company from February 28, 1993 through November 30, 1993, which statements for the three and nine month periods have also been audited by Ernst & Young LLP but which are not included elsewhere herein. The summary historical consolidated Balance Sheet Data at February 26, 1994 has been derived from the audited consolidated balance sheet of Holdings which has also been audited by Ernst & Young LLP, but which is not included elsewhere herein. The summary historical Statement of Operating Data for the thirteen weeks ended May 31, 1997 and May 30, 1998 and the summary historical Balance Sheet Data at May 31, 1997 and May 30,1998 have been derived from Holdings' unaudited consolidated financial statements for those periods included elsewhere in this Prospectus and, in each case, include in the opinion of management, all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results of operations for the thirteen weeks ended May 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                           Predecessor|                                 Successor
                           ---------- |---------------------------------------------------------------------------
                              Nine    |  Three
                             months   |  months                  Fiscal Year                  Thirteen Weeks Ended
                             Ended    |  Ended    ------------------------------------------- ---------------------
                            November  | February                                               May 31,    May 30,
                           30, 1993(1)|26, 1994(1)    1995    1996(1)(2)   1997    1998(1)(9)    1997       1998
                           ---------- |---------- ----------- ---------  --------- ---------- ---------- ----------
                                      |                  (in thousands, except ratios)             (unaudited)
Statement of Operating Data           |
Net sales(3)               $ 93,349   |$ 29,428   $172,501   $186,324   $209,105   $224,169  $  24,754  $  40,754
Cost of sales                60,860   |  19,584    107,484    116,217    130,890    145,486     16,660     29,609
                            -------   | -------    -------    -------    -------    -------   --------   --------
Gross profit                 32,489   |   9,844     65,017     70,107     78,215     78,683      8,094     11,145
Selling and administrative            |
   expenses                  19,301   |   7,582     35,975     37,828     45,257     50,191      8,022     12,517
                            -------   | -------    -------    -------    -------    -------   --------   --------
Operating profit             13,188   |   2,262     29,042     32,279     32,958     28,492         72     (1,372)
Interest expense              2,893   |   1,455      5,777      7,073     14,509     17,327      3,304      6,492
                            -------   | -------    -------    -------    -------    -------   --------   --------
Income before income taxes   10,295   |     807     23,265     25,206     18,449     11,165     (3,232)    (7,864)
Income taxes                  4,356   |     346     10,064     10,703      7,733      5,545     (1,353)    (3,498)
                            -------   | -------    -------    -------    -------    -------   --------   --------
Income before extraordinary           |
   item                       5,939   |     461     13,201     14,503     10,716      5,620     (1,879)    (4,366)
Extraordinary item(4)         4,150   |     238         --      2,638         --      2,308         --         --
                            -------   | -------    -------    -------    -------    -------   --------   --------
Net income                    1,789   |     223     13,201     11,865     10,716      3,312     (1,879)    (4,366)
Less dividends on preferred           |
   stock                        211   |      --        900        853         --        544         --        527
                            -------   | -------    -------    -------    -------    -------   --------   --------
Net income available for              |
   common stockholders     $  1,578   |$    223   $ 12,301   $ 11,012   $ 10,716   $  2,768  $  (1,879) $  (4,893)
                            =======   | =======    =======    =======    =======    =======   ========   ========
Ratio of earnings to fixed            |
   charges(5)                   4.2x  |     1.5x       4.4x       4.0x       2.2x       1.6x       0.1x      (0.1x)
Other Data:                           |
EBITDA (6)                 $ 14,998   |$  3,176   $ 33,156   $ 36,574   $ 37,494   $ 33,204  $   1,046  $    (160)
EBITDA margin(7)               16.1%  |    10.8%      19.2%      19.6%      17.9%      14.8%       4.2%       0.0%
Capital expenditures       $    964   |$    456   $  1,499   $  2,122   $  2,770   $  5,475  $   1,887  $   1,398
Depreciation                  1,548   |     391      2,148      2,332      2,432      2,456        450        427
Amortization                    262   |     523      1,966      1,963      2,104      2,256        524        785
Net cash provided by (used            |
   in) operating activities  (4,258)  |  16,150     18,337     19,375     18,398      1,146    (17,569)   (12,009)
Net cash (used in) investing          |
   activities                  (964)  |    (456)    (2,176)    (2,060)    (2,882)   (45,980)    (1,561)    (1,405)
Net cash provided by (used            |
   in) financing activities   5,320   | (14,186)    (1,651)   (17,989)   (10,599)    40,590     14,274     13,289
Balance Sheet Data                    |
   (at period end):                   |
Cash and cash equivalents             |$  1,597   $ 16,170   $    145   $  5,058   $    794  $     201  $     672
Working capital (deficit) (8)         |   6,680      9,738     (1,194)    (8,566)    27,095     14,812     34,471
Total assets                          |  84,055    107,259     85,545     91,984    155,636    104,370    159,074
Long-term debt (less current          |
   portion)                           |   2,000     49,700    149,709    130,600    261,105    146,468    274,409
Stockholders' equity (deficit)        |   2,279     16,194    (95,402)   (84,754)  (162,407)   (86,622)  (167,495)
----------

(1)  Holdings was party to  recapitalizations  in November  1993,  January 1996 and November 1997 which impacted  interest  expense, stockholders'  equity (deficit) and long term debt. Data regarding the Predecessor prior to the November 1993  recapitalization and the Successor subsequently may not be comparable.

(2)  53-week fiscal year.

(3)  Net sales constitute gross sales net of an accrual for returns and allowances and cash discounts.

(4)  Extraordinary  items relate to the write-off of unamortized  deferred  financing  costs at the time the Company  refinanced its existing debt obligations and other  expenditures  related to the  recapitalization  transactions in fiscal year 1994, 1996 and
     1998.

                                   45

(5)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges.  Fixed charges consist of interest  expense,  amortization of deferred  financing cost and 33% of rent expense from operating leases which the Company believes is a reasonable  approximation  of the interest  factor  included in the rent. Due to the seasonal  nature of the zone heating  products  business,  for the thirteen weeks ended May 31, 1997 and May 30, 1998,  earnings were  insufficient to cover fixed charges by $3,232 and $7,864, respectively.

(6)  EBITDA is defined as income before taxes plus interest  expense and  depreciation  as well as  amortization  of intangibles and deferred charges.  EBITDA is presented because it is a widely accepted financial  indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes that EBITDA is a relevant measure of the Company's ability to generate  cash without  regard to the Company's  capital  structure or working  capital  needs.  However,  EBITDA should not be considered  as an  alternative  to net income as a measure of a  company's  operating  results or to cash flows from  operating activities as a measure of liquidity.  EBITDA as presented  may not be  comparable to similarly  titled  measures used by other companies,  depending upon the non- cash charges included. When evaluating EBITDA, investors should also consider other factors which may influence  operating and investing  activities,  such as changes in operating assets and liabilities and purchases of property and equipment.

(7)  EBITDA margin is defined as EBITDA divided by net sales.

(8)  The Company's business is subject to a pattern of seasonal  fluctuation.  As such, the Company's needs for working capital tend to peak in the second and third fiscal quarters.

(9)  Includes Heath/Zenith data for the period from February 4, 1998 (date of acquisition) to February 28, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         The following discussion should be read in conjunction with "Selected Financial Data" and the audited Consolidated Financial Statements of Holdings and the notes thereto included elsewhere in this Prospectus.

         The Company is organized into two primary product categories: (a) Zone Heating Products (77% of fiscal 1998 net sales), which includes indoor room heaters, hearth products and outdoor heaters, and (b) Specialty Products (23% of fiscal 1998 net sales), which includes powder actuated fastening systems (tools and accessories), electrical products and home security products. The Company records sales upon shipment of products to its customers. Net sales constitute gross sales net of an accrual for returns and allowances and cash discounts.

         The Company has experienced strong historical growth, with net sales and EBITDA increasing at CAGRs of 18% and 23%, respectively, from fiscal 1993 to fiscal 1998. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $9,490, $4,365, ($2,116) and ($2,170), respectively, in 1993 to $28,492, $1,146,
$40,590, ($45,980), respectively, in 1998. The Company's growth has been driven by strong performance across all product categories from both new product introductions and internally generated growth. The Company has made three acquisitions from fiscal 1993 to fiscal 1998. Since fiscal 1993, new product introductions have generated approximately 72% of the Company's sales growth. The Company focuses on its new product development efforts on products that (i) are complementary to its current product offerings or that utilize the Company's established technologies, and (ii) can be sold through the Company's well-established distribution channels. The Company's strategy is to introduce its new hearth products in the specialty heating channel (i.e., liquid propane distributors and natural gas utilities) and then expand the distribution to the consumer channel (i.e., home centers and mass merchandisers). As part of this strategy, the Company began selling its line of vent-free fireplace products, introduced to the specialty heating channel in fiscal 1995, to Lowe's in fiscal 1997 and to Home Depot in fiscal 1998.

         Zone heating product revenues have been driven by factors such as (i) the effectiveness of zone heating products for area heating, (ii) the increased availability of these products as a result of the growth in home improvement retailers, (iii) the cost efficiency of natural gas and propane as heating fuels, (iv) favorable regulatory trends and (v) seasonal weather conditions. Specialty tools revenues have been driven by demand of DIY consumers and commercial contractors.

         In fiscal 1998, approximately $20.8 million or 9% of DESA's net sales were generated outside the U.S. DESA adapts its domestic product line to accommodate local requirements, government regulations and user preferences in each international market.


         Principally due to sales of zone heating products, DESA's business is seasonal, as depicted by the following table which sets forth certain operating results of DESA for the thirteen weeks ended May 30, 1998 and each of the four consecutive fiscal quarters in the periods ending February 28, 1998 and March 1, 1997 (dollars in thousands):



                       First        Second       Third      Fourth
                      Quarter       Quarter      Quarter    Quarter     Year
                     ----------    --------      -------    --------  --------
Fiscal 1999
  Total Net Sales..  $  40,754
  Operating Profit.     (1,372)
Fiscal 1998
  Total Net Sales..  $  24,754     $  65,635    $103,015   $ 30,765   $ 224,169
  Operating Profit.         72        12,157      20,375     (4,112)     28,492
Fiscal 1997
  Total Net Sales.   $  24,267     $  60,021    $ 89,299   $ 35,518   $ 209,105
  Operating Profit.        319        12,220      18,546      1,873      32,958

     Approximately 75% of annual sales occur in the second and third fiscal quarters (June-November) as the Company's zone heating customers place early booking orders for shipment in anticipation of the winter selling season. Approximately 60% of the Company's annual sales volume are booked in the five-month period of March through July.

     DESA has not historically been capital intensive. The Company has focused on investing in programs which either reduce operating costs or facilitate new product development. The Company has a long-standing cost reduction program and has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three fiscal years. Historically, the Company's cost reduction efforts have been focused on indoor vent-free heaters and outdoor heaters. In fiscal
1998, the Company's cost reduction efforts are focused on some of its newer products, such as vent-free hearth products.

                         Historical Capital Expenditures
                             (dollars in thousands)
                                                                            Fiscal Year
                                                 --------------------------------------------------------
                                                   1993    1994     1995      1996       1997     1998
                                                 -------  -------- -------   ------  -------- --------
Replacement Expenditures, Cost Reduction Programs
  New Products and Capacity......................$  1,132   $1,420 $ 1,499   $  2,122  $ 2,770 $   4,402
Acquisitions/Buildings/Other.....................     523(1)    --     664(2)     --       --      1,073(3)
                                                 --------  ------  -------   -------- --------  --------
Total Capital Expenditures.......................$  1,655   $1,420 $ 2,163   $  2,122 $  2,770 $   5,475
                                                 ========   ====== =======   ======== ======== =========
----------

(1) Bowling Green, Kentucky office building expansion to replace leased offices

(2) Acquisition of an outdoor heater product line

(3) Bowling Green, Kentucky engineering lab/office building.


Results of Operations


     The following table sets forth certain income statement information for Holdings for the fiscal years ended March 2, 1996 and March 1, 1997 and February 28, 1998 and the thirteen weeks ended May 31, 1997 and May 30, 1998.

                                            Fiscal Year Ended                                   Thirteen Weeks Ended
                       -------------------------------------------------------- ----------------------------------------------------
                                    Percentage            Percentage            Percentage    May 31, Percentage  May 30, Percentage
                            1996    of Net Sales   1997   of Net Sales   1998   of Net Sales  1997    of Net Sales 1998 of Net Sales
                          --------   ----------  -------- ------------ -------- ----------- --------   ---------- -------- --------
Net sales.............    $186,324     100.0%    $209,105    100.0%    $224,169   100.0%    $ 24,754    100.0%    40,754     100.0%
Cost of sales.........     116,217      62.4%     130,890     62.6%     145,486    64.9%      16,660     67.3%    29,609      72.7%
                           -------   --------     -------  --------     ------- --------    --------  --------    ------     ------
Gross profit..........      70,107      37.6%      78,215     37.4%      78,683    35.1%       8,094     32.7%    11,145      27.3%
Selling and administrative
     expenses.........      37,828      20.3%      45,257     21.6%      50,191    22.4%       8,022     32.4%    12,517      30.7%
                           -------   --------     -------  --------     ------- --------    --------  --------    ------     ------
Operating profit......      32,279      17.3%      32,958     15.8%      28,492    12.7%          72      0.3%    (1,372)     (3.4%)
Interest expense......       7,073       3.8%      14,509      6.9%      17,327     7.7%       3,304     13.3%     6,492      15.9%
                           -------   --------     -------  --------     ------- --------    --------  --------    ------     ------
Income before provision
    for taxes.........      25,206      13.5%      18,449      8.9%      11,165     5.0%      (3,232)   (13.0%)   (7,864)    (19.3%)
Provision for income tax    10,703       5.7%       7,733      3.7%       5,545     2.5%      (1,353)    (5.4%)   (3,498)     (8.6%)
                           -------   --------     -------  --------     ------- --------    --------  --------    ------     ------
Income before
    extraordinary item      14,503       7.8%      10,716      5.2%       5,620     2.5%      (1,879)    (7.6%)   (4,366)    (10.7%)
  Extraordinary item..       2,638       1.4%          --      0.0%       2,308     1.0%          --        --        --         --
                           -------   --------     -------  --------     ------- --------    --------  --------    ------     ------
Net income............     $11,865       6.4%     $10,716      5.2%     $ 3,312     1.5%      (1,879)    (7.6%)   (4,366)    (10.7%)
                           =======   ========     =======  ========     ======= ========    ========  ========    ======     ======

Thirteen Week Period Ended May 30, 1998 Compared to the Thirteen Week Period Ended May, 31, 1997.

     Net Sales. Net sales in the quarter ended May 30, 1998 totaled $40.8 million, an increase of 65% or $16.0 million compared to the quarter ended May 31, 1997. Zone heating products sales decreased by 28% from $13.4 million to $9.7 million in the quarter ended May 30, 1998. This decline reflects the impact of the mild, warm winter of 1997/1998 and the related customer carryover inventory. Specialty products sales increased by 173%, or $19.7 million, to $31.1 million in the quarter, due primarily to the acquisition in February, 1998 of Heath/Zenith.

     Cost of Sales. For the quarter ending May 30, 1998, cost of sales was $29.6 million, an increase of $12.9 million or 178% from a year ago due to the higher net sales. Cost of sales was 73% of net sales in the thirteen week period ended May 30, 1998 compared to 67% for the thirteen weeks ended May 31, 1997. This increase is due to the higher sales mix of home security products, which are sold at lower margins, and an unfavorable manufacturing overhead absorption due to the weather related reduction in production of domestic zone heating products.

     Selling and Administrative Expenses. For the quarter ending May 30, 1998, selling, general and administrative expenses increased by $4.5 million due primarily to the net sales increase associated with the acquisition of the
Heath/Zenith business. As a percentage of the net sales selling and administrative expenses were 31% for the thirteen week period ended May 30, 1998 compared to 32% a year ago.

     Operating Profit. Operating profit was a loss of $1.4 million for the quarter ended May 30, 1998 compared to a $0.1 million profit a year ago. Zone heating products operating loss was $3.6 million for the quarter, down $3.7 million from an operating profit of $0.1 million a year ago due to lower sales associated with the mild, warm winter and unfavorable overhead absorption due to reduced production. Specialty products operating profit was $3.2 million for the quarter, an increase of $2.1 million due to higher tool sales and the associated sales and operating profit realized from the Heath/Zenith acquisition. The allocation of $1.0 million in expenses to general corporate overhead is substantially unchanged from the prior year.

     Interest Expense. Interest expense of $6.5 million for the quarter ended May 30, 1998 was up $3.2 million from the prior year, reflecting the Recapitalization and the Heath/Zenith acquisition.

     Income Taxes. The credit for income taxes was 44% for the first quarter ended May 30, 1998 in line with the prior year's rate of 42%.

     Net Income. Net income was a loss of $4.4 million for the quarter ended May 30, 1998 compared to a loss of $1.9 million for the quarter ended May 31, 1997. This increase is due to the operating loss and higher interest expense partially offset by lower income taxes.

Year Ended February 28, 1998 Compared to the Year Ended March 1, 1997


     Net Sales. Net sales increased 7.2% from $209.1 million for the year ended March 1, 1997 to $224.2 million for the year ended February 28, 1998. Indoor heating and hearth product sales increased 26.4% from $76.3 million to $96.5 million as a result of higher hearth product sales due to increased market penetration and the introduction of new products including the Compact Fireplace, Logmate and Fireplace Stove. Outdoor heating product sales decreased by 18% from $91.3 million to $77.3 million due to the extremely warm 1997/1998 winter. Specialty product sales increased 21.5% from $41.5 million to $50.4 million due primarily to the acquisition of the Heath/Zenith business and the continued growth in the consumer channel for powder actuated tools and electric chain saws.

     Cost of Sales. Cost of sales increased 11.2% from $130.9 million in fiscal year 1997 to $145.5 million in fiscal year 1998. The increase was driven primarily by sales growth of 7.2% for the same period. Gross profit margin, as a percentage of sales, declined from 37.4% to 35.1%. Gross margins were negatively affected by a shift in product mix, competitive pricing pressures, and less favorable manufacturing variances partially offset by cost reductions and margin improvements resulting from sales growth.

     Selling and Administrative Expenses. Selling and administrative expenses increased 10.9% from $45.3 million in fiscal year 1997 to $50.2 million in fiscal year 1998. The increase is primarily a result of sales growth of 7.2%. Selling and administrative expenses increased as a percentage of sales from 21.6% in fiscal 1997 to 22.4% in fiscal 1998 due to key account volume rebates and increased freight expenses to improve customer services levels.

     Operating Profit. Operating profit decreased by 13.6% from $33.0 million in fiscal 1997 to $28.5 million in fiscal 1998 due to the factors mentioned above.

     Interest Expense. Interest expense increased 19.4% from $14.5 million in fiscal 1997 to $17.3 million in fiscal 1998. The higher interest expense relates to the increased borrowings associated with the Recapitalization in November 1997.

     Income Taxes. Income taxes decreased by 28.3% from $7.7 million in fiscal 1997 to $5.5 million in fiscal 1998, primarily as the result of the decrease in operating profit and the increase in interest expense discussed above. The overall effective income tax rate increased from 42% in fiscal 1997 to 50% in fiscal 1998, primarily due to the mix of domestic and foreign income and higher state taxes.

     Net Income. Net income decreased 69.1% from $10.7 million in fiscal 1997 to $3.3 million in fiscal 1998. The reduction reflects the extraordinary item associated with the Recapitalization in November, 1997.

Year Ended March 1, 1997 (52 weeks) Compared to the Year Ended March 2, 1996 (53 weeks)

     Net sales. Net sales increased 12.2% from $186.3 million for the year ended March 2, 1996 to $209.1 million for the year ended March 1, 1997. Indoor heating and hearth product sales increased 10.1% from $69.3 million to $76.3 million driven by higher hearth product sales due primarily to increased penetration of the consumer channel. Outdoor heating product sales increased 16.3% from $78.5 million to $91.3 million due to an increase in promotion, expansion in the hardware/home center channel and higher sales resulting from the colder 1996/1997 winter weather in Europe. Specialty product sales increased 7.7% from $38.5 million to $41.5 million due primarily to continued growth in the consumer channel for powder actuated tools and related accessories and the expansion of one of the Company's chain saw models to a major customer which replaced a competitive product.

     Cost of Sales. Cost of sales increased 12.7% from $116.2 million in fiscal year 1996 to $130.9 million in fiscal year 1997. The increase was primarily due to sales growth of 12.2% for the same period. As a percentage of sales, gross profit margin decreased slightly from 37.6% to 37.4%. Gross margins were negatively affected by a shift in product mix which was partially offset by cost reductions and margin improvements realized as a result of increased production volume resulting from sales growth.

     Selling and Administrative Expenses. Selling and administrative expenses increased 19.6% from $37.8 million in fiscal year 1996 to $45.3 million in fiscal year 1997 due primarily to the sales growth of 12.2% for the same period. Selling and administrative expenses increased as a percentage of sales from 20.3% in fiscal 1996 to 21.6% in fiscal 1997 due to a consumer advertising program, key account volume rebate program, warranty expense and executive recruiting expenses.

     Operating Profit. Operating profit increased 2.1% from $32.3 million in fiscal 1996 to $33.0 million in fiscal 1997 due to the factors mentioned above.

     Interest Expense. Interest expense increased 104.2% from $7.1 million in fiscal year 1996 to $14.5 million in fiscal year 1997. The higher interest expense relates to the increased borrowings associated with the recapitalization of Holdings in January 1996.

     Income Taxes. Income taxes (exclusive of extraordinary item) decreased by 28.0% from $10.7 million in fiscal 1996 to $7.7 million in fiscal year 1997. The overall effective income tax rate is 42% for both periods.

     Net Income. Net income decreased 10.1% from $11.9 million in fiscal year 1996 to $10.7 million in fiscal year 1997. This reduction reflected the higher interest expense incurred during fiscal 1997. Fiscal 1996 performance was adversely affected by the write-off of unamortized balance of deferred financing costs of existing debt in connection with the recapitalization of Holdings in January 1996.

Liquidity and Capital Resources

     The Company's primary cash needs have been for working capital, capital expenditures and debt service requirements. The Company's sources of liquidity have been cash flows from operations and borrowings under its credit facilities. The Company's business is subject to a pattern of seasonal fluctuation. The Company's needs for working capital and the corresponding debt levels tend to peak in the second and third fiscal quarters. The amount of sales generated during the second and third fiscal quarters generally depends upon a number of factors, including the level of retail sales for heating products during the fall and winter, weather conditions affecting the level of sales of heating products, general economic conditions, and other factors beyond the Company's control.


         Net cash used in operating activities for the quarter ending May 30, 1998 was $12.0 million compared to $17.3 million used in the quarter ended May 31, 1997. This reduction of $5.3 million reflects the lower inventory build up associated with the reduced production of zone heating products. Cash provided by operating activities for fiscal 1998 was $1.1 million compared to $18.4 million for fiscal 1997, a decrease of $17.3 million. Inventories as of February 28, 1998 were $24.6 million higher than the amount at March 1, 1997, to support higher sales and production activities. The increase in accounts receivable from $13.1 million at March 1, 1997 to $20.8 million at February 28, 1998 is attributable to receivables acquired in the Heath/Zenith acquisition. Net cash provided by operating activities was $1.1 million, $18.4 million and $19.4 million for fiscal years 1998, 1997 and 1996, respectively.

     Net cash used in investing activities was $1.4 million for the quarter ended May 30, 1998 compared to $1.8 million for the quarter ending May 31, 1997. This reduction is due to lower capital spending. Net cash used in investing activities increased from $2.9 million for fiscal 1997 to $46.0 million for fiscal 1998. These expenditures consisted primarily of $40.3 million for the acquisition of Heath/Zenith, $1.7 million for a new paint system and fabrication equipment at the Company's Shelbyville, Tennessee plant to support growth of hearth products and $1.1 million to expand the engineering lab and offices at the Company's main facilities in Bowling Green, Kentucky.

     Net cash provided by financing activities for the quarter ended May 30, 1998 was $13.3 million compared to $14.3 million in the prior year quarter. Net cash (used in) provided by financing activities increased 483% from $10.6 million used in fiscal 1997 to $40.6 million provided in fiscal 1998 due primarily to the Recapitalization in November 1997. Net cash used in financing activities totaled $33.3 million and $18.0 million in fiscal years 1997 and 1996, respectively.

     Concurrently with the Recapitalization, the Company issued the Old Notes for $130.0 million in gross proceeds, and entered into the Term Loan Facility and the Working Capital Facility. The Term Loan Facility is comprised of two tranches, each in the aggregate principal amount of $50.0 million. The Working Capital Facility provides revolving loans in an aggregate amount of up to $75.0 million. Upon closing of the Recapitalization, the Company borrowed the full amount available under the Term Loan Facility and $35.5 million under the Working Capital Facility. Borrowings under the Working Capital Facility were used partially to refinance seasonal borrowings outstanding under the Company's existing credit facility. The amount remaining available under the Working Capital Facility is available to fund the working capital requirements of the Company. Proceeds to the Company from the issuance of the Old Notes and from initial borrowings under the New Credit Facility, less the repayment of the existing credit facility and other indebtedness, and transaction expenses, were remitted to Holdings to partially finance the Recapitalization and the fees and expenses of Holdings incurred in connection therewith. To provide additional financing to fund the Recapitalization, Holdings raised (i) $73.8 million through the sale to Childs and the other Equity Investors of Holdings Common Stock (representing 89.6% of the outstanding shares upon completion of the Recapitalization), (ii) $14.6 million through the issuance to Childs and the other Equity Investors of the Holdings Preferred Stock and (iii) $3.0 million through the issuance of 463,232 Warrants to purchase Holdings Nonvoting Common Stock at an exercise price of $.01 per share.

In addition, Existing Stockholders retained Holdings Common Stock valued at $8.6 million (representing 10.4% of the outstanding shares upon completion of the Recapitalization).


     The proceeds of the Old Notes, the Holdings Preferred Stock, the Holdings Warrant, the Holdings Common Stock and the initial borrowings under the New Credit Facility were used to finance the purchase of all previously outstanding shares of Holdings' capital stock, to refinance outstanding indebtedness of the Company and to pay fees and expenses incurred in connection with the Recapitalization.


     Borrowings under the New Credit Facility bear interest at a rate per annum equal (at the Company's option) to a margin over either a base rate or LIBOR. The Working Capital Facility will mature six years after the closing date. The two tranches of the Term Loan Facility will be amortized over a six-year and a seven-year period, respectively. The Company's obligations under the New Credit Facility are guaranteed by Holdings and each of the Company's direct and indirect domestic subsidiaries. The New Credit Facility and the guarantees thereof are secured by substantially all assets of Holdings (including the capital stock of the Company) and its direct and indirect domestic subsidiaries and a pledge of the capital stock of all the Company's direct and indirect subsidiaries, subject to certain limitations with respect to foreign subsidiaries. The New Credit Facility contains customary covenants and events of default, including substantial restrictions on the Company's ability to make dividends or distributions to Holdings. See "Description of New Credit Facility." Based on the Company's capital and loan structure upon completion of the Recapitalization, the Company's average monthly revolver balance will be approximately $15 million, with peak borrowings of approximately $40.0 to $45.0 million from August through October. As of May 30, 1998, letters of credit of $3.5 million are outstanding under the Working Capital Facility.


     The Holdings Preferred Stock bears cumulative dividends at the rate of 12% per annum (payable semi-annually). Dividends will compound to the extent not paid. Subject to restrictions imposed by the Indenture, the New Credit Facility and other documents relating to Holdings' or the Company's indebtedness,
Holdings may exchange the Holdings Preferred Stock for Exchange Notes having substantially the same terms as the Holdings Preferred Stock. The Indenture permits Holdings, under certain circumstances, to exchange all outstanding Holdings Preferred Stock for Exchange Notes in an aggregate principal amount equal to the aggregate liquidation preference of the Holdings Preferred Stock so exchanged. The Exchange Notes will require Holdings to make semi-annual interest payments thereon at a rate of 12% per annum. Subject to compliance with the debt agreements of Holdings and the Company, such payments must be in cash. The Indenture restricts, but does not prohibit, the Company from making such cash interest payments. Under the Exchange Notes, Holdings may defer the payment of interest payable on or before November 30, 2001, with any such deferred interest bearing interest at 12% per annum, compounded semi-annually. Holdings will be required to make a catch-up payment immediately prior to the first interest payment date after the fifth anniversary of the date of issuance to the extent the aggregate amount of such deferred interest exceeds an amount equal to one year's interest on the originally issued Exchange Notes. The Indenture restricts, but does not prohibit, the ability of Holdings to make such catch-up payment. See "Description of the Notes -- Certain Covenants -- Restricted Payments" and "Description of Holdings Preferred Stock -- Exchange Notes". See "Description of Holdings Preferred Stock."

     The acquisition of Heath/Zenith, consummated in February 1998, was financed with the proceeds of the $20 million Acquisition Facility included in the New Credit Facility and with $7.0 million in additional equity contributed to the Company by Holdings. On May 13, 1998, the Company entered into an agreement to acquire 92.1% of the issued and outstanding common stock of Fireplace
Manufacturers, Inc. ("FMI") for an aggregate purchase price of approximately $25.5 million. As of such date, DESA already owned the remaining 7.9% of FMI's issued and outstanding common stock. In connection with the acquisition of FMI, DESA will enter into non-compete agreements with three officers of FMI, each with a term of three years. Upon execution of such agreements, DESA will pay such officers an aggregate of $3.25 million, included in the aggregate purchase price. Also, in April 1998, the Company entered into a letter of intent with Universal Heating, Inc. ("UHI") to acquire the worldwide rights (except in China) to distribute Universal's indoor and outdoor heating products and to form a joint venture to manufacture various products in China that will be marketed by the Company. The total purchase price for these transactions is approximately $15 million. The Company expects to finance these acquisitions with the proceeds of the $30 million Acquisition B Facility which has been added to the New Credit Facility and additional equity to be contributed to the Company by Holdings. See "Description of New Credit Facility."

     Management believes that cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors."

                                    BUSINESS

     DESA is a leading manufacturer and marketer of zone heating/home comfort products and specialty products in the United States. Through its ability to consistently offer consumers quality products with innovative features at attractive price points, the Company has developed leading market positions in
(i) vent-free indoor heaters, (ii) vent-free hearth products, (iii) outdoor heaters, (iv) consumer powder-actuated fastening systems and (v) electric chain saws. In fiscal 1998, approximately 91% of the Company's sales were generated in the United States and 9% were generated in international markets. Over 85% of the domestic sales were in product categories where DESA is the market leader. The Company has grown rapidly with sales increasing from $98.7 million in fiscal 1993 to $224.2 million in fiscal 1998, representing a CAGR of 18%. The Company's EBITDA increased from $11.8 million, or 11.9% of sales, in fiscal 1993, to $33.2 million, or 14.8% of sales, in fiscal 1998, representing a CAGR of 23%. In addition, the Company's operating profit and cash flows provided by (used in) operating, financing and investing activities increased from $9,490, $4,365, ($2,116) and ($2,170), respectively, in 1993 to $28,492, $1,146, $40,590 and
($45,980), respectively, in 1998. For the twelve months ended February 28, 1998, the Company had sales of $224.2 million and EBITDA of $33.2 million.

     The Company sells its products through multiple consumer and commercial channels of distribution including the leading home centers, mass merchants, warehouse clubs, hardware cooperatives, specialty heating distributors, construction and industrial equipment dealers, farm supply outlets and natural gas utilities under brand names well recognized by its customers. The Company's strategy is to aggressively target the fastest growing retailers/distributors in each channel and service these customers through a multi-brand approach to capture the largest possible share of a given product market. In addition, the Company has an established record of success in new product development and product line extensions. Over the last five years, DESA has introduced over 100 new products and line extensions which generated approximately 72% of the Company's sales growth over that time period.

Zone Heating Products (77% of Fiscal 1998 Net Sales)

     The zone heating market is comprised of indoor gas heaters, hearth products (gas logs, fireplaces and stoves) and outdoor heaters. DESA is a leading manufacturer of vent-free indoor and outdoor zone heating products in the United States. DESA's domestic zone heating business has experienced a CAGR of over 22% with gross revenues increasing from $64.0 million in fiscal 1993 to $173.8 million in fiscal 1998. DESA markets its zone heating products under well-known brand names such as Reddy(R), Vanguard(R) and Comfort Glow(R). The Company's zone heating business is organized into two primary product categories:

o Indoor vent-free heating appliances and hearth products (43% of Fiscal 1998 Net Sales): Indoor heating appliances include vent-free liquid propane and natural gas space heaters which provide economical supplemental heat to a specific area as distinguished from central heating systems which are used to heat entire buildings. Vent-free hearth products such as gas logs, fireplaces and stoves are utilized for both decorative and economic heating. Vent-free products utilize a more efficient burner system which avoids the need for outside venting, whereas vented products require a discharging of emissions outside of the building.

o Outdoor heating appliances (34% of Fiscal 1998 Net Sales): Outdoor heating products consist of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters). Forced air heaters are fueled by kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.

Specialty Products (23% of Fiscal 1998 Net Sales)

     DESA's domestic specialty products business has experienced a CAGR of 8% with gross revenues increasing from $34.7 million in fiscal 1993 to $50.4 million in fiscal 1998. Specialty products include powder actuated fastening systems (tools and accessories) used to fasten wood to concrete or steel, stapling/rivet tools and electrical products such as chain saws, portable generators and home security products. These products are marketed under well-known brand names such as Remington(R), Master(R), Powerfast(R) and Zenith(R).

Competitive Strengths

     Leading Market Positions in High Growth Segments. DESA is the domestic market leader in outdoor heating appliances (70% market share), vent-free indoor gas heating (59% market share), vent-free hearth products (31% market share), powder actuated fastening systems (86% share of the consumer market, which constitutes 26% of the total domestic market) and electric chain saws (36% market share). By leveraging its strong market positions and customer relationships in established product lines, DESA has increased sales by introducing related products or line extensions of existing products such as vent-free gas logs (introduced in fiscal 1993), vent-free fireplaces (introduced in fiscal 1995) and fireboxes (introduced in fiscal 1997).

     DESA's targeted market segments in the zone heating market have exhibited strong historical growth. Vent-free indoor gas heater and hearth products, the most rapidly growing segments in the $1.1 billion zone heating market, have grown at a CAGR of approximately 44% over the last four years driven primarily by the increasing consumer trend towards heating with natural gas and liquid propane. The outdoor heater market has achieved a CAGR of 22% over the same period.

     Strong Relationships with a Diversified Distribution and Customer Base. DESA has organized its sales and marketing organizations by channels of distribution. The Company has built strong, long-term relationships with some of the most rapidly growing retailers, including Home Depot, Lowe's, Sears, Wal-Mart, W.W. Grainger, Ace Hardware and TruServ. The Company's products are designed to appeal to a variety of end-users, ranging from DIY consumers to professional home builders. By building strong relationships with the leading retailers and distributors within each of the Company's channels, DESA is well-positioned to participate in the continued growth of these key customers.

     Broad Portfolio of Products with Well-Recognized Brand Names. DESA provides a broad offering of quality products under numerous brand names which are well-recognized by its customers. The Company's key brands include: Reddy(R), Remington(R), Vanguard(R) and Comfort Glow(R) for zone heating products and Remington(R) for powder actuated fastening systems and electric chain saws. The Company also manufactures products on a private label basis for W.W. Grainger, Sears, John Deere and Homelite. DESA leverages its brand equity with its DIY consumers, professionals and specialty dealers by continually providing its customers new product offerings and product line extensions under its established brand names.

     New Product Development Process. DESA offers consumers products with innovative features at attractive price points. The quality and breadth of DESA's customer relationships provide the Company with valuable market data that serves as the foundation for the Company's new product development and product line extension process. For example, the Company's line of hearth products was initially introduced as the result of shifting consumer preferences away from
(i) wood-burning hearth products to gas technology and (ii) vented gas products to vent-free units. Over the last five years, new product introductions and product line extensions have accounted for approximately 56% of the Company's sales growth.

     Effective Cost Reduction Program and Strong Cash Flow. A core component of the Company's strong financial performance over the last five years has been a focused program to enhance margins through cost reduction. The Company has exceeded its annual cost reduction goal of 3% of cost of sales in each of the last three years. This cost reduction program has contributed to an increase in gross profit margin from 32.2% in fiscal 1993 to 35.1% in fiscal 1998.

     The Company has been able to achieve its sales growth with efficient use of working capital and low capital expenditures generating $145.3 million in free cash flow (EBITDA less capital expenditures) for the last five years.

     Strong Management Team. DESA was founded in 1969 by a group including Robert H. Elman, DESA's current Chairman and CEO. The top three executives of the Company have worked together as a team for the last 13 years. These individuals have served as the catalyst for instilling a spirit of "continuous improvements" and achievement as a cultural standard within the Company. Senior management is well-complemented by a broad team of experienced managers who have been with DESA since 1985.

Business Strategy

     DESA's objective is to continue to leverage its competitive strengths to increase revenues and EBITDA. In addition, the Company believes there are significant additional opportunities to enhance its overall market and competitive position as follows:

     Continue Aggressive Growth through DESA's Primary Channels and Customers. DESA's distribution strategy is twofold: (i) establish breadth across distribution channels; and (ii) achieve depth within each channel by fostering and enhancing relationships with some of the most rapidly growing retailers in such channel (such as Home Depot and Lowe's in the home center channel and Wal-Mart and Sears in the mass merchant channel). While DESA has managed to gain access to multiple channels of distribution, significant opportunities remain to sell the Company's full product line through each of these customers.

     Penetrate New Distribution Channels. Although DESA currently sells its products through a broad distribution network, the Company believes there are opportunities to increase the penetration in some of the Company's newer channels such as plumbing supply stores, building supply chains and fireplace specialty stores. Management believes that these newer channels represent attractive markets across the United States.

     Capitalize on Favorable Trends for Gas Products. Recent housing construction data reveals that over two-thirds of new homes today use gas as the primary heating source compared to one-third of new homes ten years ago. The American Gas Association estimates that approximately 60 million homes currently use gas and the number of homes utilizing gas will grow to 80 million by the year 2010. This growing preference for gas represents a significant growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. Additionally, by focusing on vent-free gas products, which have lower installation costs and provide increased fuel efficiency compared to vented products, the Company is well positioned to benefit from the fastest growing segments of the zone heating market.

     Increase Penetration of International Markets. Similar to the trend in the United States, the global DIY markets are experiencing attractive growth rates. Five of the ten largest home improvement retailers in the world are based outside of the United States. However, international sales comprised only 9% of DESA's total sales in fiscal 1998.

     Make Selected Acquisitions. The Company intends to seek selective acquisitions where it can expand its existing product portfolio, utilize its diversified distribution channels and achieve operational synergies. Over the last five years, only 8% of the Company's sales growth has come through acquisitions. Management believes that the markets in which it operates are highly fragmented and there are numerous manufacturers of complementary products which would make attractive acquisition candidates.

Products and Markets

     DESA is the leader in a number of markets where its quality manufacturing and innovative product design have resulted in a strong competitive position. The Company's products are sold for both consumer and commercial use utilizing multiple distribution channels and a variety of brand names. The Company currently serves markets for zone heating products and specialty products. Approximately 91% of the Company's 1998 sales were domestic and 9% of sales were international.

Zone Heating Market

     Market Overview. The zone heating market includes a broad range of products that are used to heat limited areas as distinguished from central heating systems which are used to heat entire buildings. The zone heating market is currently estimated to be approximately $1.1 billion in size, with hearth products (i.e., vented gas hearth, vent-free gas hearth, wood fireplaces, wood stoves/inserts, pellet stoves/inserts) accounting for $628 million or over 55% of the total market; indoor gas heaters comprising $145 million; outdoor heaters accounting for $110 million and accessories comprising $250 million.


                 Calendar Year 1996 Zone Heating Products Market
                           Market Size = $1.1 Billion

                   [PIE CHART SHOWING THE FOLLOWING SEGMENTS:

                            Gas Heaters         $145.0
                            Gas Hearth          $430.8
                            Non-Gas Hearth      $196.7
                            Outdoor Heaters (a) $110.0
                            Accessories (b)     $250.0]
                                 (in millions)
----------
Source: Hearth Products Association and GAMA Statistical Release.

(a) Does not include electrical products and installed units.

(b) Midpoint management estimate of $200 to $300 million includes vent pipes, connectors, glass fireplace doors, screens, mantles and decorative trim.

                       Zone Heating Market Size and Growth

                                                            Calendar Year
                                                          -----------------
                                                                                                          DESA's
                                                                                % of         CAGR         Market
                                                          1992       1996      Market       '92-'96        Share
                                                         -------    -------   --------    -----------  -------------
                                                                             ($ in Millions)

Indoor Heaters and Hearth Products
Vent-Free Gas Heaters.................................  $  35.3   $   71.9      6.4%         19.5%          59%
Vented Gas Heaters.....................................    61.8       73.1      6.4           4.3            NM
                                                         ------    -------     ----       -------
         Total Gas Heaters............................     97.1      145.0     12.8          10.5
Vent-Free Gas Hearth...................................     9.0      116.1     10.3          89.5           31%
Vented Gas Hearth......................................   137.4      314.7     27.8          23.0            NA
                                                         ------    -------     ----       -------
          Total Gas Hearth ............................   146.4      430.8     38.1          31.0
Wood Fireplaces........................................    67.3       83.0      7.3           5.4            NA
Wood Stoves/Inserts....................................    91.0       74.9      6.6          (4.7)           NA
Pellet Stoves/Inserts..................................    36.8       38.8      3.4           1.3            NA
                                                         ------    -------     ----       -------
          Total Non-gas Hearth.........................   195.1      196.7     17.3           0.2
          Total Indoor Heaters and Hearth
            Products...................................   438.6      772.5     68.2          15.2
Outdoor Heaters........................................    50.0      110.0      9.7          21.8           70%(b)
Accessories............................................      NA      250.0(a)  22.1            NA            NM
                                                         ------    -------     ----
          Total Zone Heating Market....................  $ 488.6   $1,132.5    100.0%          NA

----------
Source: Hearth Products Association and GAMA Statistical Release

(a) Midpoint of management's estimate of $200 to $300 million. Includes vent pipes, connectors, glass fireplace doors, screens, mantels and decorative trim.

(b) Management estimate.

     Market Outlook. DESA's strong market position in the vent-free segment provides a solid foundation for further growth of the Company's business and expansion into other categories (e.g. vented gas hearth) as a result of the following factors:

     Benefits of low-cost zone heating. Over the past decade, zone heating products have become increasingly popular because: (i) propane and natural gas are 50% to 70% cheaper on a BTU basis than electricity, (ii) consumers have become aware of the cost advantage of zone heating versus central heating and
(iii) fireplaces are being used as both heating sources and decorative furnishing.

     This growing preference for gas represents a growth opportunity for DESA as all of its indoor heating products are fueled by natural or propane gas. The market is still under-penetrated with only 4 million vent-free indoor heating units having been sold over the last 10 years in North America compared to over 60 million homes using gas in 1996. Gas hearth shipments have been growing at a rate in excess of 30% per year for the past five years. Over 27 million homes have been plumbed for gas and have a fireplace, providing an opportunity for gas log sales. In addition, 36 million homes are plumbed for gas but do not have a fireplace, representing a significant opportunity for the installation of vent-free fireplaces and logs.

     Increased home center/hardware channel participation. Consumer awareness of gas logs and gas fireplaces is currently only 67% and 20%, respectively. Awareness of zone heating and hearth products is expected to increase as these products gain wider distribution in home centers and hardware stores. The potential for home improvement sales, through retrofitting or adding a new fireplace, represents a meaningful market opportunity for hearth products. DESA, with its strong home center and hardware co-op channel relationships and portfolio of zone heating products, is well-positioned to capitalize on this trend.

     Favorable Regulatory Development. A positive development for vent-free indoor heating products (heaters, gas logs, fireplaces, stoves) involves the easing of state restrictions regarding the sale and use of these products. As of last year, 42 of the 50 states in the United States permitted the sale and use of vent-free indoor heating products. In the past year, California and New York enacted legislation to allow the sale and use of vent-free indoor heating products, subject to rules and guidelines being established by agencies in each state. These two large population states along with the six remaining states (including Massachusetts) represent approximately one-third of the homes that use natural gas in the United States. DESA's Vice President -- Sales and Vice President -- Engineering, who represent the industry trade association (Gas Appliance Manufacturer's Association, GAMA-Vent-Free Alliance), are actively working with state agencies in California and New York which could provide for sale of vent-free products as early as 1998.

Indoor Heating Products

     DESA's indoor zone heating products consist primarily of two product categories: (i) vent-free natural gas and propane-fueled residential space heaters; and (ii) a line of hearth products, including vent-free gas fireplaces and logs. Indoor heating products comprised 43% of the Company's fiscal 1998 sales. Sales of these products have increased at a CAGR of 11% from fiscal 1993 to fiscal 1998.

Indoor Vent-Free Heaters

     The Company's space heaters are generally wall-mounted and provide heat to the surrounding area. Residential space heaters come in either vented or vent-free versions. Vented heaters require a discharging of emissions outside of the dwelling, while vent-free heaters utilize a more efficient burner system which avoids the need for outside venting. Vent-free heaters are generally smaller and more physically attractive than their vented counterparts. DESA has been the market leader in vent-free gas heaters since 1983. Historically, DESA has focused on vent-free models. Only 2.2% of the Company's indoor heating sales in fiscal 1998 are vented units.

     The Company offers seven sizes and forty-six models of vent-free gas heaters ranging in output from 5,000 to 30,000 BTU/hour for use with natural gas or liquified propane. Key applications of these products include use in family rooms, dens, kitchens and commercial offices. DESA's indoor vent-free heaters are sold at retail prices, ranging from $149 to $349, which are significantly lower than vented gas heaters.

     Heaters are classified into two different types: infrared and blue flame. Infrared models employ ceramic plaque burners which glow red-orange while in use and they produce radiant heat that warms people or objects in the room. Blue flame models have a stainless steel burner hidden behind a darkened glass front. When burning, a line of blue flame is visible across the width of the heater. These models produce convection heat that warms the air and distributes the heat throughout the room. Both infrared and blue flame models are available with either manual or thermostatic control and with piezo ignition.

     The Company has developed patented technology for its line of thermostatic infrared models, known as Infra-Stat, which provides superior features versus competitors' offerings. DESA's heaters incorporate a proprietary feature of two separate controls to regulate both the heat output and the thermostatic operation. Enhanced blue-flame models are available for heavy-duty garage and workshop applications. Optional accessories such as floor bases and fan accessories are also available.

Vent-Free Hearth Products

     In 1993, DESA pioneered the introduction of vent-free gas technology to hearth products with the introduction of a heat efficient vent-free decorative gas log. Vent-free gas logs have provided DESA with a new product growth opportunity. Vent-free represents an advancement in decorative gas log technology and, more importantly, has allowed the Company to establish a presence in the fast-growing hearth products market.

     Vent-free gas logs, which retail for $200 to $300, are aesthetically attractive and an economical source of heat since none of the heat generated is lost through an open vent. Historically, decorative gas logs have required venting (i.e., an open chimney damper) and were used primarily by individuals who enjoyed the ambiance of a fireplace but wanted to avoid the trouble and inconvenience associated with burning wood. DESA's vent-free logs utilize an efficient burner system similar to vent-free heaters, and are thus less expensive to install and operate than their vented counterparts.

     In 1994, DESA combined the technology of blue flame heaters and gas logs to create an aesthetically pleasing Mini- Hearth gas heater which retails for $499. The Mini-Hearth utilizes a blue flame heater cabinet and burner to which a decorative fibrous ceramic log has been added. A wooden mantle is placed around the heater to create a fireplace effect. While the Mini-Hearth was designed to be used as a zone heater rather than as a replacement for a formal fireplace, the improved appearance has generated sales to customers who might not have otherwise purchased a gas zone heater.

     In 1995, DESA introduced a vent-free free-standing gas fireplace with logs and a full sized mantle which is marketed as a traditional fireplace at a retail price of approximately $1,000. DESA's vent-free fireplace does not require venting and may be placed against any wall without structural renovations. Traditional fireplace boxes must be mounted into an outside wall to facilitate venting, requiring significant structural modifications to an existing home. Furthermore, vent-free fireplace installation costs are highly attractive relative to wood fireplaces (masonry and manufactured), which cost an average of two to three times the cost of a vent-free fireplace, including installation.

     The Company's vent-free gas logs are offered in three sizes and thirty-six models while vent-free gas fireplaces are offered in ten models and mini-hearth products in six models.

Outdoor Heating Products

     Outdoor heating products represent approximately 34% of the Company's fiscal 1998 sales. Sales of these products have increased at a CAGR of 19% from fiscal 1993 to fiscal 1998.

     DESA's line of outdoor heating products consists of portable units which generate heat by either using a fan to discharge heated air to a specific area (forced air heaters) or emitting heat throughout the surrounding area without the assistance of a fan (convection heaters). Forced air heaters are fueled by either kerosene, propane or natural gas, while convection heaters are fueled only with propane or natural gas. Outdoor heaters are used in both residential and commercial applications. Residential applications include heating otherwise unheated garages and workshops. Commercial applications include heating factories, warehouses, construction sites and agricultural areas.

     Annual sales increased from $33.1 million to $77.3 million from 1993 through 1998, reflecting the introduction of new outdoor heater products and expanded sales of these products through the home center and mass merchant channels. The Company also acquired an outdoor oil heater product line in April 1994, which added approximately $3.5 million in net sales in fiscal 1998. DESA sells kerosene heaters in eight sizes with retail prices ranging from $139 to approximately $2,000.

Specialty Products

     DESA's specialty products category consists of (i) specialty fastening systems (i.e., powder actuated tools and staple guns), (ii) electrical` products (i.e., chain saws, electric generators and home security products) which are sold to both DIY and commercial customers, and (iii) home security products. The specialty product category represents 23% of the Company's sales which have grown at an 8% CAGR from fiscal 1993 to fiscal 1998.

Specialty Fastening Systems Products

     Powder actuated tools utilize a powder load to drive nails for fastening wood to concrete or steel. The charge is activated using either a trigger on the tool or by striking the tool with a hammer. The energy discharged propels a piston inside the tool which in turn drives the nail. DESA sells two powder actuated tools targeted at the DIY market and six tools targeted at the commercial market. The two consumer models retail for $19 to $79 and the six commercial models retail for $129 to $199. Sales of powder loads and nail accessories account for over 50% of this product category's revenues.

     Market Overview. The total domestic powder actuated tool market in which DESA competes is approximately $80 million, consisting of $60 million in the commercial market and $20 million in the DIY market. In fiscal 1998, DESA had a market share of 86% in the DIY segment. The staple gun and related accessories market size is approximately $110 million of which DESA has a modest market share.

Electrical Products

     DESA assembles and markets a line of electric chain saws and electric generators. Electric chain saws are used primarily by homeowners for light-duty pruning and trimming. The Company offers models retailing from $39 to $69. DESA also maintains a modest presence in the portable electric generator market. Nearly 75% of the Company's generator sales are made to W.W. Grainger who offers this product line to end-users through its equipment catalog and industrial supply outlets.

     Market Overview. The domestic electric chain saw market is approximately $20 million in size, and DESA is the market leader with a 36% share. In the important home center segment of the market, DESA maintains a 52% share. The electric chain saw market is mature and industry volume has been reasonably stable over the past five years.

International

     In fiscal 1998, $20.8 million or 9.1% of DESA's net sales were generated in international markets such as Canada, Europe and the Far East. This segment has grown at a CAGR of 7.5% from fiscal 1993 through fiscal 1998. Although the global markets have not traditionally been an area of DESA's focus, the Company believes that the international category represents a significant opportunity for increased sales in the future. International markets have the potential to far surpass the home improvement market in the United States.

     DESA's strategy for the international markets has been to export customized versions of its products to accommodate local electrical requirements, government regulation and user preferences for its exported products. DESA utilizes local distributors in each country to sell its products, typically relying on more than one distributor in each country.

     In 1990, DESA increased its presence in the foreign markets with the purchase of Jennen B.V., its Dutch distributor of outdoor forced air heaters. Located in Rotterdam, it was subsequently renamed as DESA Europe B.V. and currently serves as the Company's European headquarters.

Sales, Marketing and Distribution

     Sales. DESA has organized its domestic sales force by channels of distribution and product categories in order to optimize the effectiveness of its selling efforts. DESA management believes that such a structure enhances the Company's relationships with key channel participants by: (i) enabling the sales force to develop specific customer insights regarding specialized needs and (ii) creating a sense of partnership through customized attention and focus.




                                                                                  Approximate Number
        DESA Sales            Channel of                                                  of Sales
       Organization           Distribution           Products Marketed             Representatives
       --------------         ------------           -----------------             ----------------
General Consumer........... Mass Merchants            Indoor Heating                       120
                            Hardware Co-ops           Hearth Products
                            Home Centers              Outdoor Heating
                            Warehouse Stores
                            Catalog Showrooms
                            Agricultural Supply
Specialty Heating.......... Utilities                 Indoor Heating                      40-50
                            Propane Marketers         Hearth Products
                            Specialty Distributors
                            Appliance Distributors
Construction............... Equipment Distributors    Outdoor Heating                     40-50
                            Equipment Renters         Generators
Specialty Products......... Mass Merchants            Specialty Fastening Systems          100
                            Hardware Co-ops           Electrical Products
                            Home Centers
                            Warehouse Stores
                            Catalog Showrooms
                            Agricultural Supply

     The sales representative organizations report to DESA's regional managers who, in turn, report to that channel's Sales Director who report to the Executive Vice President -- Sales & Marketing.

     Marketing. The Company's marketing staff utilizes a variety of traditional and innovative programs to increase consumer awareness and augment sales. DESA uses limited national advertising and relies instead on local customer advertising through newspapers and circular flyers. DESA has also created a broad national network of independent, factory-trained service centers to provide local support to customers and end-users.

     Distribution. The Company's significant customers include all of the major home center accounts. The Company's consumer channels, which include home centers, mass merchants, warehouse clubs and hardware co-ops, are the most important channel for DESA's products and were responsible for 65% of its fiscal 1998 domestic sales. Other channels, including specialty heating, farm, construction and industrial, contributed 38% of domestic sales in fiscal 1998.

     Key customers include Home Depot and Lowe's, two of the major home centers in the country; Ace and TruServ, leaders in the hardware co-op market; Sears and Wal-Mart/Sam's, major mass merchandisers, and W.W. Grainger, a major industrial supply company. Consistent with industry practices, the Company does not operate under a long-term written supply contract with any of its customers. See "Risk Factors -- Risk of Loss of Material Customers."

Competition

     Each of the industries in which the Company manufactures and sells products is highly competitive. Although competitive factors vary by product line, competition in all product lines is based primarily on product quality, product innovation, customer service and price. The Company also believes that a manufacturer's relationship with its distributors and principal customers is a key factor in the industries in which the Company competes.

     The Company competes with a number of manufacturers in the heating products industry. Within this industry, there are several manufacturers of gas heaters and numerous producers of gas logs, pre-engineered fireplaces and solid fuel heaters. The Company also competes with a number of manufacturers in the specialty tool industry. The Company believes that it is a market leader in the outdoor heating appliance, vent-free indoor gas heating and hearth and DIY powder actuated fastener and electric chain saw markets and believes that its experience, well-recognized brand names, comprehensive product offerings and strong customer relationships give it a competitive advantage with respect to these products.

     The Company's competitors offer a number of products which directly compete with or can be utilized as substitutes for the products manufactured by the Company. No assurance can be given that the future sales of such competitive products will not adversely affect the market for the Company's products. In addition, certain of the Company's competitors, particularly in the specialty tool industry, are larger and better capitalized than the Company.

Management Information Systems

     DESA maintains an advanced MIS utilizing customized software for its manufacturing and engineering design. The Company also has established Customer Electronic Data Interchange for order entry by major accounts. These systems provide "real-time" information in regards to work-in-process inventory and provides detailed labor reporting to enable the Company to identify potential labor cost savings. For product development and engineering, employees utilize a state-of-the-art three dimensional CAD/CAM system.

      Many existing computer programs use only two digits to identify a year included in date information. These programs may have been designed and developed without considering the impact of a change in the century to which the date information relates. If not corrected, many of these computer applications could fail or create erroneous results by or at the Year 2000 (the so-called "Year 2000 Problem"). The Company has conducted an analysis of its computer systems to determine the actions which may be necessary to address the Year 2000 Problem. The Company presently expects that corrective action for its internal systems will be completed by the fall of 1998 and that the cost of such corrections will not be material. The Company expects that the third party systems used in its business will have releases which address any Year 2000 Problems prior to the end of 1998.

Manufacturing

     Indoor and Outdoor Heating Products. DESA's manufacturing processes include metal fabrication, painting, assembly and product testing. In general, DESA cuts, forms and coats the product housing, assembles the various components such as motors, fans, electrical parts and burners, packages the final product and ships it to customers. Punch presses, welding, powder coated painting and assembly systems are mechanized with state-of-the-art equipment utilizing robotics to permit high volume output with minimum labor content.

     Specialty  Fastening  Systems.  DESA  manufactures  and  packages the nails
(pins) for sale with its powder actuated tool product line. Powder actuated tools are sourced from a manufacturing joint venture with Continental/Midland, Inc. and loads are purchased from a third party. Powerfast(R) stapling products are sourced from Asian manufacturers.

     Electrical Tools. DESA assembles electric chain saws from components made to its specifications by third-party suppliers. Electric generators are assembled on a chassis by connecting gasoline engines purchased from Honda and Briggs & Stratton with an alternator purchased from a European supplier.

Trademarks, Patents and Licenses

     The success of the Company's various businesses depends in part on the Company's ability to exploit certain proprietary designs, trademarks and brand names on an exclusive basis in reliance upon the protections afforded by applicable copyright, patent and trademark laws and regulations. The loss of certain of the Company's rights to such designs, trademarks and brand names or the inability of the Company to protect effectively or enforce such rights could adversely affect the Company. See "Risk Factors -- Dependence On Brand Names."

Backlog and Warranty

     The Company's backlog consists of cancelable orders and is dependent upon trends in consumer demand throughout the year. Customer order patterns vary from year to year, largely because of annual differences in consumer end-product demand, marketing strategies, overall economic and weather conditions. Orders for the Company's products are generally subject to cancellation until shipment. As a result, comparison of backlog as of any date in a given year with the backlog at the same date in a prior year is not necessarily indicative of sales trends. Moreover, the Company does not believe that backlog is necessarily indicative of the Company's future results of operations or prospects.

     The Company's warranty policy is to accept returns of products with defects in materials or workmanship. The Company will also accept returns of incorrectly shipped goods where the Company has been notified on a timely basis and, in certain cases, to maintain customer good will. During fiscal 1998, warranty costs amounted to approximately 1.6% of sales.

Environmental Liability

     The Company is subject to various evolving federal, state and local environmental laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and non-hazardous substances and wastes. These laws and regulations provide for substantial fees and sanctions for violations and, in many cases could require the Company to remediate a site to meet applicable legal requirements. A Phase I environmental audit of the Company's manufacturing facilities was completed on August 9, 1997 and did not identify any material matters. The Company believes, although there can be no assurance, that liabilities relating to environmental matters will not have a material adverse effect on its future financial position or results of operations.

Employees

     DESA's zone heating products operation is seasonal. As a result, the number of workers employed by the Company at any particular point in time varies. The work force is accustomed to seasonal layoffs of two to four months. In 1998, total employment averaged 879 with a low of 481 employees in February and a peak of 1229 employees in August.

     The hourly labor force in Bowling Green is represented by the Sheet Metal Workers International Association (AFL-CIO) under a three-year contract expiring in June 1998. The Manchester and Shelbyville, Tennessee facilities are non-union plants.

     The hourly labor force in Bowling Green is covered by a defined benefit pension plan. All other employees are covered by a defined contribution plan
(401K). All workers are covered by self-insured medical plans.

Legal Proceedings

     DESA is a party to various litigation in the normal course of its business activities, none of which is expected to have a material adverse effect on the Company. Although the Company has not experienced significant product liability claims to date, the Company carries occurrence-based product liability insurance coverage with a $101 million limit, $250,000 self insured retention ("SIR") and an aggregate annual capped SIR exposure to DESA of $1 million.

Properties


     The Company's Bowling Green, Kentucky facility serves as the corporate headquarters as well as the manufacturing site for DESA's zone heating products, both indoor and outdoor. The principal executive offices for the Company and

Holdings are located at 2701 Industrial Drive, Bowling Green, Kentucky 42102, telephone: (502) 781-9600. The Company also leases warehouse space in Bowling Green as needed. The facility in Shelbyville, Tennessee is the manufacturing headquarters for the production of hearth products and outdoor heaters. The manufacturing facility in Manchester, Tennessee produces the specialty tools sold by DESA. In addition to these manufacturing facilities, the Company leases sales offices and warehouse locations in Toronto, Canada, Rotterdam, Holland and Hong Kong, China.




                  Location                     Square Footage  Ownership       Function
Bowling Green, Kentucky......................      225,000       Owned    Corporate Headquarters
                                                  28 acres                Manufacturing, Engineering, Distribution
Shelbyville, Tennessee.......................       70,000       Leased   Manufacturing
                                                   7 acres
Manchester, Tennessee........................       57,400       Leased   Manufacturing, Distribution
                                                  11 acres
Toronto, Canada..............................        9,400       Leased   Sales offices, Distribution
Rotterdam, Holland...........................        5,200       Leased   Sales offices, Distribution
Hong Kong, China.............................        9,100       Leased   Procurement, Distribution


     Management believes its facilities are in good condition and that the facilities are adequate for its operating needs for the foreseeable future without significant modifications or capital investment.

Recent Developments

Pending Acquisitions

     On May 13, 1998, DESA entered into an agreement to acquire 92.1% of the issued and outstanding common stock of Fireplace Manufacturers, Inc. ("FMI") for an aggregate purchase price of approximately $25.5 million. As of such date, DESA already owned the remaining 7.9% of FMI's issued and outstanding common stock. In connection with the acquisition of FMI, DESA will enter into non-compete agreements with three officers of FMI, each with a term of three years. Upon execution of such agreements, DESA will pay such officers an aggregate of $3.25 million, included in the aggregate purchase price. FMI, a manufacturer of gas and wood fireplaces and related accessories, had net sales and net income of $31.9 million and $1.0 million, respectively, for its fiscal year ended March 31, 1997. Also, in April 1998, the Company entered into a letter of intent with Universal Heating, Inc. ("UHI") to acquire the worldwide rights (except in China) to distribute Universal's indoor and outdoor heating products and to form a joint venture to manufacture various products in China that will be marketed by the Company. The total purchase price for these transactions is approximately $15 million. UHI, a privately held manufacturer of gas heating products, had net sales and net income of approximately $21.2 million and $1.6 million, respectively, for its year ended December 31, 1997. The two proposed acquisitions will be financed through a combination of indebtedness under the Company's New Credit Facility as well as additional equity contributions from the Company's principal stockholders.

Heath/Zenith

     On February 4, 1998, the Company acquired Heath Holding Company and its Heath/Zenith business from Heath Holding Corp. Heath/Zenith, headquartered in Benton Harbor, Michigan, is a leading North American manufacturer and marketer of residential motion sensor "security" lighting products sold primarily to DIY retail home centers. Heath/Zenith is also a leading manufacturer and marketer of residential motion sensor "decorative" lighting products and wireless home control devices, including wireless doorbells and light switches. Since its inception in 1987, Heath/Zenith has consistently expanded its market positions and today commands either the number one or number two market position in each of its primary product categories.

     Demand for Heath/Zenith's products has increased in recent years due to consumers' heightened interest in products that provide effective home security and innovative, reliable convenience features. Heath/Zenith has also benefited from the rapid growth and consolidation in its primary DIY retail home centers distribution channel. Due to its products and capabilities, Heath/Zenith has been selected as the core supplier to the leading participants in the DIY retail industry including, Home Depot. In addition, Heath/Zenith has secured core supplier status with many of the nation's top mass merchandisers, warehouse clubs, and hardware buying groups.

     Similar to DESA, Heath/Zenith has achieved leading market positions and strong operating performance as a result of (i) the strength of the Heath/Zenith's relationships with its rapidly-expanding customer base, (ii) innovative product design and development, (iii) broad and differentiated product lines supported by strong brand names, (iv) consistent new product introductions, (v) implementing effective sales and marketing programs designed to increase customer awareness and expand distribution channels, and (vi) achieving low-cost manufacturing and distribution expertise.

     In the Motion Sensor Security and Decorative Lighting segments, Heath/Zenith competes against Intelectron Incorporated, a privately held company headquartered in Hayward, California, and Regent Lighting Corporation, a privately held company headquartered in Burlington, North Carolina. Within the Wireless Doorbell segment, Heath/Zenith competes against Dimango Products, Co., based in Brighton, Michigan, and Trine Products, Co., a privately held company based in Bronx, New York.

     On a pro forma basis, Heath/Zenith will account for approximately 33% and 22% of sales and EBITDA, respectively, of the combined company. Heath/Zenith's business is comprised of three primary segments: Motion Sensor Security Lighting, Motion Sensor Decorative Lighting, and Wireless Doorbells.

Motion Sensor Security Lighting

     Within its motion sensor security lighting product line, which accounted for 61% of 1996 revenues, Heath/Zenith offers 58 stock keeping units ("SKUs") representing a variety of security lighting products which appeal to various segments of the DIY market. The Heath/Zenith's standard motion sensor security lighting products retail from $9.95 for promotional items up to $34.95 for a full-feature security light. The Heath/Zenith's primary focus is to de-emphasize promotional products and to emphasize its high quality, high margin products that are made with metal fixtures and hoods, and which contain such value-added features as Pulse Count, Dual BriteTM, and 270(degree) activation capability.

     Market Overview. The $200 million North American residential outdoor security lighting industry market is segmented into three categories: (i) motion sensor security lighting, (ii) photocell (darkness activated) security lighting, and (iii) standard (switch activated) security lighting. The motion sensor security lighting segment has been the primary growth segment in the industry, growing at a compounded annual growth rate of almost 6% over the last five years. Since the introduction of motion sensor security lighting, the product has established itself as an easy to install, reliable, low-cost security product. As a result, motion sensor products have steadily captured market share from standard and photocell lighting as those traditional products are less effective crime deterrents and more expensive and less convenient to operate.

Motion Sensor Decorative Lighting

     With 38 SKUs, motion sensor decorative lighting products represent approximately 15% of the Heath/Zenith's 1996 total revenue. The Heath/Zenith's motion sensor decorative lighting products, which sell for retail prices ranging from $24.95 to $79.95, were introduced in 1992 as part of management's strategy to move consumer to higher price point products. Included in this product line are coach lanterns, cast aluminum lanterns, brass lanterns and post lanterns.

     Market Overview. The $400 million North American residential outdoor decorative lighting industry is driven primarily by the home improvement and remodeling industry. As a result, the overall retail outdoor decorative lighting industry has benefited from the expansion in the home improvement industry and DIY retail channel. Historically, the decorative lighting market was dominated by standard (switch activated) lighting products. However, as customers become more aware of the benefits of motion sensor lighting products such as energy efficiency, crime deterrence, and convenience, they are requiring motion sensor capabilities in all of their outdoor lighting products.

Wireless Doorbells

     Wireless doorbell products, introduced in 1991, represent approximately 15% of 1996 total revenue. This product line, which retails for between $9.95 and $49.95, represents the Heath/Zenith's successful entry into a new market by leveraging a high-quality product with the Heath/Zenith brand name. The Heath/Zenith's wireless doorbell products are positioned to take advantage of an underserved market with relatively few solutions. Wireless doorbells present the most viable and cost effective solution to the problem. Heath/Zenith has become the market leader in the wireless doorbell industry by offering a diverse line of products and, most importantly, by differentiating its product with a proprietary sound chip.

     Market Overview. Approximately 17% of Heath/Zenith's 1996 revenues were generated by sales in the wireless controls systems industry, primarily in the wireless doorbell segment. The wireless control systems industry is a diverse industry that includes products ranging from home automation systems to garage door openers to wireless doorbells. Heath/Zenith currently competes primarily in the wireless doorbell segment of the residential wireless control systems industry.

Customers

     Heath/Zenith targets the rapidly-expanding DIY home center retail market and, to a lesser extent, mass merchandisers, warehouse clubs, and cooperative. In 1996, sales to home improvement retailers and hardware cooperatives accounted for 90% of revenues and sales to mass merchandisers, warehouse clubs and other retailers accounted for 10% of sales.

Manufacturing and Assembly


     Heath/Zenith designs and manufactures its products through its Hong Kong based subsidiary, Heath Company Ltd., which provides purchasing, engineering, contract manufacturing, administration and assembly. Heath/Zenith uses three subcontractors in China who assemble products according to predetermined specifications and ship assembled products to Heath Ltd. Heath/Zenith owns all the tooling utilized in the production of its products. Finished products are shipped to a public warehouse in Reno, Nevada and distributed throughout North America directly to customers.


Employees


     The  Company  employs   approximately  57  employees  in  the  Heath/Zenith
business, 21 in Bowling Green and 36 at Heath Company Ltd.

                                   MANAGEMENT

Directors and Officers

         The following table sets forth the name, age and position of each of the Company's directors who will continue in office following the Recapitalization, directors designate, executive officers and other significant employees. All of the Company's officers are elected annually and serve at the discretion of the Board of Directors.


         Name                     Age             Positions
Robert H. Elman...................59 Chairman, Chief Executive Officer, Director
John W. Childs....................55 Director
Raymond B. Rudy...................65 Director
Adam L. Suttin....................30 Director
Michael Greene....................35 Director
Terry G. Scariot..................49 President, Director
John M. Kelly.....................48 Executive Vice President
Edward G. Patrick.................51 Vice President of Finance, Treasurer
Scott M. Nehm.....................48 Vice President, Controller

         Robert H. Elman joined DESA Industries, at its inception, in 1969 as Vice President and member of the Board of the Directors and as President of its Power Products Division. He planned and directed the division's growth from sales of $11 million in 1969 to $35 million in 1975, with operating income increasing significantly during the same period. Mr. Elman remained with AMCA International when it acquired DESA Industries in 1975 and became Senior Group Vice President responsible for the Consumer, Automotive Products, Aerospace, and Food Packaging Divisions until March 1985. Since March 1985, when Mr. Elman and his fellow managers formed DESA International, Inc. and participated in the leveraged buyout of AMCA's Consumer Products Division, Mr. Elman has been Chairman and Chief Executive Officer of the Company. Prior to DESA, he worked with ITT and Singer in various management positions in the United States and Europe. Mr. Elman serves as the non-employee Chairman of the Board of Directors of Hedstrom Holdings, Inc. He received his Bachelor's Degree in Mechanical Engineering from Rensselaer Polytechnic Institute and his MBA from Harvard Business School.


         John W. Childs has been President of JWCA since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director. Prior to that, Mr. Childs was with the Prudential Insurance Company of America where he held various executive positions in the investment area ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is a director of Big V Supermarkets, Inc., Central Tractor Farm & Country, Inc., Chevys Holdings, Inc., Cinnabon, Inc., The Edison Project, Inc., and Select Beverages, Inc.


         Raymond B. Rudy has been a Managing Director of JWCA since July 1995. Prior to that time, he was Deputy Chairman and Director of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President and CEO of Arnold Foods Company, Inc. He is chairman of Empire Kosher Poultry, Inc.

     Adam L. Suttin has been a Vice President of JWCA since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. He is a director of Central Tractor Farm & Country, Inc. and Empire Kosher Poultry, Inc.

     Michael Greene is a Managing Director of UBS Capital, which is the private equity subsidiary of the Union Bank of Switzerland. Mr. Greene has worked in Union Bank of Switzerland's private equity and leveraged finance business since he joined Union Bank of Switzerland in 1990. Mr. Greene serves on the board of directors of CBP Resources, Inc. and Metrocall, Inc.

         Terry G. Scariot joined AMCA's Consumer and Automotive Products Division as Vice President -- Finance in early 1984 and became Chief Financial Officer of DESA International, Inc. in March 1985. He was appointed President of DESA International, Inc. in March 1996 and joined the Board of Directors in December 1996. Prior to joining AMCA International, Mr. Scariot held positions of increasing responsibility in financial and manufacturing management at Monsanto Industrial Chemicals Company, Rockwell International's Automotive Products Group, and Gulf and Western's Bonney Forge Division. In October 1979, Mr. Scariot served as a member of the Board of Directors and Chief Financial Officer for The Massillon Steel Casting Company. Mr. Scariot received his Bachelor of Science degree in finance and MBA from the University of Missouri.

         John M. Kelly joined DESA Industries in Canada in 1972. After successful management assignments in sales, manufacturing services, and administration, he was appointed General Sales Manager in 1976 and General Manager in 1977. In 1983, Mr. Kelly was promoted to Vice President -- North American Sales for AMCA's Consumer Products Division. In 1984, his responsibilities were expanded to include the entire marketing function. He became DESA's senior sales and marketing Executive Vice President in North America in March 1985. Mr. Kelly assumed the role of Executive Vice President in March 1996, responsible for worldwide sales and marketing and engineering. He majored in Economics at the University of Toronto.

     Edward G. Patrick has been associated with DESA International, Inc. and its predecessor company since January 1985, joining the company as Director of Credit and Accounts Receivable. In May of 1991, he was appointed Treasurer and in January 1995 appointed Vice President of Finance. Prior to joining DESA, Mr. Patrick held financial positions with Benchmark Tool Company, a Subsidiary of Shopsmith Inc. (1981-1985), McGraw Edison Company (1975-1981), and General Motors Corp. (1972-1975). Mr. Patrick received his Bachelor's Degree from Northeast Missouri State University.

     Scott M. Nehm has been with DESA and the predecessor operation since 1982. In January 1995, he was appointed Vice President, Controller. Prior to DESA, Mr. Nehm has held positions of increasing responsibility in financial management at Modine Manufacturing Company (1971-1973), Koehring Company (1974-1979), and Allied Products Inc. (1980-1981). Mr. Nehm has a CPA Certificate, BBA and MBA degrees from the University of Wisconsin in Accounting, Finance and Marketing.

Executive Compensation

         The following table sets forth compensation earned for all services rendered to the Company during fiscal 1996, fiscal 1997 and fiscal 1998, as applicable, by the Company's chief executive officer and the four most highly compensated executive officers other than the Company's chief executive officer (collectively, the "Named Executives").


                                                                         Long-Term
                                                                       Compensation
                                                                          Awards
                                                                         --------
                                                                          Number of
          Name and Principal                 Annual Compensation          Securities    All Other
   Position at February 28, 1998        Fiscal     Salary    Bonus(1)     Underlying   Compensation
                                        Year        ($)        ($)        Options(2)    ($)
                                       ------      -----      ----        ----------    ----------
Robert H. Elman......................    1998      612,115    630,000        --        106,808
  Chairman, Chief                        1997      565,385    820,000        --        112,233
  Executive Officer                      1996      516,162    535,000        --        100,255
Terry G. Scariot.....................    1998      274,946    240,000        --         26,856
  President                              1997      249,400    120,000        --         16,203
                                         1996      195,769    102,000        --         28,829
John M. Kelly........................    1998      274,946    240,000        --         37,788
  Executive Vice President               1997      249,400    120,000        --         29,203
                                         1996      195,769    102,000        --         33,039
Edward G. Patrick....................    1998       78,555     25,000        --         11,809
  Vice President of                      1997       74,822     17,500     4,000          8,111
   Finance, Treasurer                    1996       68,631     15,000        --          5,697
Scott M. Nehm........................    1998       78,555     25,000        --         10,578
  Vice President,                        1997       74,822     17,500     4,000         10,766
  Controller                             1996       71,383     15,000        --          8,044
----------

(1) Annual bonuses are indicated for the year in which they were earned and accrued. Annual bonuses for any year are generally paid in the following fiscal year.

(2) All of the options were redeemed in connection with the Recapitalization.

Employment Arrangements with Executive Officers

     Mr. Elman is currently employed as Chairman and Chief Executive Officer pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Elman currently receives a salary of $600,000. Mr. Scariot is currently employed as President pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Scariot currently receives a salary of $270,000. Mr. Kelly is currently employed as Executive Vice President pursuant to an employment agreement which carries a three-year term. Under this agreement, Mr. Kelly currently receives a salary of $270,000. Pursuant to these employment agreements, the salary of each of Messrs. Elman, Scariot and Kelly will be subject to annual increases at the discretion of the Board of Directors of the Company. Messrs. Elman, Scariot and Kelly will be eligible to participate in an executive bonus plan which will be instituted for fiscal 1999, 2000, 2001, 2002 and 2003. Messrs. Elman, Scariot and Kelly will also participate in an option plan which will allow management to earn up to 12.5% of the fully diluted equity of Holdings upon achievement of pre-determined performance targets. In the event of a Change of Control of the Company after which the employment of Messrs. Elman, Scariot and Kelly with the Company is not continued, Messrs. Elman, Scariot and Kelly will be entitled to Change of Control benefits unless the equity investment of each of Messrs. Elman, Scariot and Kelly in Holdings of each shall have tripled in value.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock of Holdings by each person known to the Company to be the beneficial owner of more than five percent of the common stock of Holdings, each director of the Company, each Named Executive and all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the voting stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. The business address for each executive officer of the Company is in care of the Company.


                                                         Shares
                                                         Beneficially
              Name and Address                           Owned           Percent
J.W. Childs Equity Partners, L.P.(1)
  One Federal Street
  Boston, Massachusetts................................. 9,408,761         66.5%
UBS Capital LLC(1)
  299 Park Avenue
  New York, New York.................................... 2,742,526         19.8
Robert H. Elman(2)......................................   377,602          2.7
John W. Childs(1)(3)
  One Federal Street
  Boston, Massachusetts................................. 9,787,594         69.2
Raymond B. Rudy(1)(3)
  One Federal Street
  Boston, Massachusetts................................. 9,433,275         66.7
Adam L. Suttin(1)(3)
  One Federal Street
  Boston, Massachusetts................................. 9,443,188         66.8
Michael Greene(4)
  299 Park Avenue
  New York, New York.................................... 2,742,526         19.8
Terry G. Scariot........................................   100,054            *
John M. Kelly...........................................   100,054            *
Edward G. Patrick.......................................    30,409            *
Scott M. Nehm...........................................    30,409            *
All Directors and executive officers as a group (9
  persons)(1)(2)(3)(4)..................................13,182,470         92.6
----------
 *  Less than 1.0%

(1) Includes 363,968 shares beneficially owned by Childs and 99,264 shares beneficially owned by UBS Capital pursuant to warrants issued in connection with their respective purchases of Holdings Preferred Stock.

(2) Includes 177,494 shares owned by Mr. Elman's family.

(3) Includes shares beneficially owned by Childs, as to which Messrs. Childs, Rudy and Suttin may be deemed also to be beneficial owners.

(4) Includes shares beneficially owned by UBS Capital, as to which Mr. Greene may also be deemed to be a beneficial owner.

                              CERTAIN TRANSACTIONS

         At the closing of the Recapitalization, the Company and Holdings entered into a management agreement with JWCA providing for payment by the Company to JWCA of (i) a $2.55 million advisory and financing fee in consideration of JWCA's services regarding the planning, structuring and negotiation of the Recapitalization and related financing and (ii) an annual management fee of $189,000 in consideration of JWCA's ongoing provision of certain consulting and management advisory services. Payments under this management agreement may be made only to the extent permitted by the New Credit Facility and the Indenture. The management agreement is for a five-year term, automatically renewable for successive extension terms of one year, unless JWCA or Holdings shall give notice of termination.

         At the closing of the Recapitalization, the Company and Holdings entered into a management agreement with UBS Capital providing for payment by the Company to UBS Capital of (i) a $0.7 million advisory and financing fee in consideration of UBS Capital's services regarding the planning, structuring and negotiation of the Recapitalization and related financing and (ii) an annual management fee of $51,000 in consideration of UBS Capital's ongoing provision of certain consulting and management advisory services. Payments under this management agreement may be made only to the extent permitted by the New Credit Facility and the Indenture. The management agreement is for a five-year term, automatically renewable for successive extension terms of one year, unless UBS Capital or Holdings shall give notice of termination.

         Pursuant to the Recapitalization Agreement, concurrently with the closing of the Recapitalization, Holdings, the Equity Investors and the Existing Stockholders (the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement"). Subject to certain exceptions, the Stockholders Agreement restricts the right of the Stockholders to transfer any Holdings Common Stock or Warrants or other vested rights to acquire Holdings Common Stock (collectively, the "Subject Securities") without the consent of the holders of a majority of the Subject Securities at the time held by Childs and its affiliates and associates (the "JWC Holders"). Holdings and the JWC Holders have certain rights of first refusal with respect to Subject Securities. In addition, the Stockholder Agreement provides for certain so-called "tag-along", "drag-along" and "piggyback registration" rights. In addition, the Stockholder Agreement provides each Stockholder with certain preemptive rights. The Stockholder Agreement also obligates Holdings and the Stockholders to take all necessary actions to include certain nominees of the JWC Holders (who could constitute a majority of the board of directors) and one nominee of UBS Capital LLP on
Holdings' board of directors and to ensure that certain representatives of the other Stockholders may attend meetings. The Stockholders Agreement also restricts Holdings' right to enter into agreements with JWC Holders without the consent of the other Stockholders.

         Holdings and its subsidiaries expect to enter into a tax sharing agreement providing (among other things) that each of the subsidiaries will reimburse Holdings for its share of income taxes determined as if such subsidiary had filed its tax returns separately from Holdings.

                              DESCRIPTION OF NOTES

General

         The Notes were issued pursuant to an Indenture (the "Indenture") between the Company, Holdings (as guarantor) and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture and Registration Rights Agreement is available as set forth under "Available Information". The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the New Credit Facility, and rank pari passu in right of payment with any existing and future senior subordinated indebtedness of the Company. The Company's payment obligations under the Notes are fully and unconditionally guaranteed (the "Holdings Guarantee") on a senior subordinated basis by Holdings. In addition, all borrowings under the New Credit Facility are secured by a Lien on substantially all of the assets of the Company, Holdings and their domestic Subsidiaries.

         In addition, the Company conducts certain operations through its foreign subsidiaries and the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of such foreign subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company are subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of the date of the Indenture, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

         The Notes are limited in aggregate principal amount to $130.0 million and mature on December 15, 2007. The Indenture provides for the issuance of up to $75.0 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. For purposes of this "Description of Notes," references to the Notes do not include Additional Notes. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes is be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes have been issued in denominations of $1,000 and integral multiples thereof.

Subordination

         The payment of all Obligations on the Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

         Upon any distribution to creditors of the Company or Holdings in a liquidation or dissolution of the Company or Holdings, as the case may be, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or Holdings or their respective property, an assignment for the benefit of creditors or any marshalling of the Company's or Holdings' assets and liabilities, the holders of Senior Indebtedness are entitled to receive payment in full in cash of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes are entitled to receive any payment with respect to the Notes or the Holdings Guarantee, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"). Senior Indebtedness shall not be deemed to have been paid in full until the termination of all commitments or other Obligations under the New Credit Facility, and the payment in full in cash thereof.

         The Company and Holdings also may not make any payment or distribution upon or in respect of the Notes or the Holdings Guarantee (except in such subordinated securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of any Obligation on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, Holdings, the agent under the New Credit Facility or the holders of any other Designated Senior Indebtedness. Payments on the Notes or the Holdings Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage pursuant to a Payment Blockage Notice may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.


         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company or Holdings who are holders of Senior
Indebtedness. At May 30, 1998, the aggregate principal amount of Senior Indebtedness of the Company was approximately $148.4 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company, Holdings and their respective subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


Holdings Guarantee

         The payment of principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is fully and unconditionally guaranteed on an unsecured basis by Holdings. The Holdings Guarantee is, or will be, joint and several with any other guarantor. There are presently no guarantors other than Holdings. The Holdings Guarantee is subordinated to the amounts for which Holdings will be liable under the guarantees issued from time to time with respect to Senior Indebtedness to the same extent as the Notes are subordinated to such Senior Indebtedness. The obligation of Holdings under the Holdings Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance and Preference Considerations."

         The Indenture provides that Holdings may not consolidate with or merge with or into (whether or not Holdings is the surviving Person), another corporation, Person or entity whether or not affiliated with Holdings unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than Holdings) assumes all the obligations of Holdings pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) Holdings, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of Holdings immediately preceding the transaction; and
(iv) Holdings would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

         The Notes are not redeemable at the Company's option prior to December 15, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:


       Year                                              Percentage

2002..................................................     104.9375%
2003..................................................     103.2917%
2004..................................................     101.6458%
thereafter............................................     100.0000%

     Notwithstanding the foregoing, at any time on or before December 15, 2000, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of Notes (including any Additional Notes) at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes (including any Additional Notes) remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Optional Redemption Upon Change Of Control

     Upon the occurrence of a Change of Control prior to December 15, 2002, the Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days prior notice to each Holder of Notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date plus (iii) the Applicable Premium. The following definitions are used to determine the Applicable Premium:

     "Applicable Premium" is defined,  with respect to a Note, as the greater of
(i) 4.9375% of the then outstanding principal amount of such Note or (ii) the excess of (A) the present value of the remaining required interest and principal payments due on such Note (exclusive of accrued and unpaid interest and Liquidated Damages, if any), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

     "Treasury Rate" is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes; provided, however, that if the Average Life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Redemption

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (the "Change of Control Payment"). Within fifteen days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 75 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will take precedence over other provisions of the Indenture which may be applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility currently prohibits the Company from purchasing any Notes, and also provides that certain events constituting a change of control with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture, applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

     The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company, Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company, Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's, Holdings' or such Restricted Subsidiary's most recent balance sheet) of the Company, Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, the Holdings Guarantee or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company, Holdings or such Restricted Subsidiary from further liability and (y) any notes or other obligations received by the Company, Holdings or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or Holdings, as the case may be, may apply such Net Proceeds, at its option, (a) to permanently reduce outstanding Senior Indebtedness (and correspondingly reduce commitments thereunder) or (b) to acquire a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company or Holdings, as the case may be, may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company and Holdings will be required to make an offer to all Holders of Notes and Additional Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and Additional Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and Additional Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or Holdings, as the case may be, may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Additional Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Additional Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

     The Indenture provides that the Company and Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's, Holdings' or any of the Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or Holdings) or to the direct or indirect holders of the Company's, Holdings' or any Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company or Holdings) any Equity Interests of the Company, Holdings, any Restricted Subsidiary of the Company or Holdings, or any Affiliate of the Company or Holdings (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than Notes), except a payment of interest or principal of Indebtedness (other than interest payments on any Exchange Notes or Qualified Subordinated Indebtedness) at Stated Maturity or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Company (in the case of a Restricted Payment by the Company or any of its Restricted Subsidiaries) or Holdings (in all other cases) would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1 pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (c) in the case of a Restricted Payment of the Company or a Restricted Subsidiary of the Company, such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted
Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the second succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; and

     (d) in the case of a Restricted Payment by Holdings or a Restricted Subsidiary of Holdings (other than the Company or a Restricted Subsidiary of the Company), such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings, the Company and their Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holdings from the issue or sale since the date of the Indenture of Equity Interests of Holdings (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
(B) the initial amount of such Restricted Investment plus (iv) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by Holdings in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture.

     The foregoing provisions do not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of paragraph (c) above; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Holdings in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to the Company or a Restricted Subsidiary of Holdings) of other Equity Interests of Holdings (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (d)(ii) of paragraph (d) above; (iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (v) the making of any
Restricted Payment by Holdings utilizing the proceeds of a Restricted Payment made by the Company to Holdings in accordance with the Indenture; (vi) the payment of any dividend by a Restricted Subsidiary of the Company or Holdings (other than the Company) to the holders of its common Equity Interests on a pro rata basis; (vii) so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other retirement for value of any Equity Interests of the Company, Holdings or a Restricted Subsidiary, or dividends or other distributions by the Company to Holdings the proceeds of which are utilized by Holdings to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings, in each case, held by any member of the management, employees or consultants of the Company, a Restricted Subsidiary or Holdings pursuant to any management, employee or consultant equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (x) $500,000 in any twelve-month period and (y) the aggregate cash proceeds received by the Company or Holdings from any reissuance of Equity Interests by Holdings or the Company to members of management of the Company or Holdings (provided that the cash proceeds referred to in this clause (y) shall be excluded from clause (c)(ii) of paragraph (c) above); (viii) dividends or other payments to Holdings sufficient to enable Holdings to pay (x) accounting, legal, corporate reporting and administrative expenses of Holdings incurred in the ordinary course of business,
(y) required fees and expenses, and any adjustments to the purchase price under the Stock Purchase Agreement, in each case in connection with the Recapitalization, and (z) the registration fees and expenses under applicable laws and regulations of its debt or equity securities; and (ix) payments to Holdings pursuant to the Tax Sharing Agreement. In addition, the Indenture will provide that the Company may make a distribution to Holdings to consummate the Recapitalization.

     The Board of Directors of the Company or Holdings, as the case may be, may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company, Holdings and the Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company, Holdings or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company or Holdings, as the case may be, whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture, which calculations may be based upon Holdings' latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), will not issue any Disqualified Stock and will not permit any of their respective Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, if such incurrence or issuance is on or prior to December 15, 1999, or 2.0 to 1, if such incurrence or issuance is after December 15, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) Holdings may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of Holdings for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, if such incurrence or issuance is on or prior to December 15, 1999, or 2.0 to 1, if such incurrence or issuance is after December 15, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"), each of which shall be given independent effect:

     (i) the incurrence by the Company, Holdings and their respective Subsidiaries of Indebtedness (including letters of credit), or guarantees of such Indebtedness, pursuant to the term loan portion of the New Credit Facility; provided that, after giving pro forma effect to any such incurrence and the application of the proceeds therefrom, the aggregate principal amount of all Indebtedness of the Company, Holdings and their Subsidiaries outstanding under the term loan portion of the New Credit Facility does not exceed $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales;"

     (ii) the incurrence by the Company, Holdings and their respective Subsidiaries of Indebtedness (including letters of credit), or guarantees of such Indebtedness, pursuant to the revolving loan portion of the New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company, Holdings and their Subsidiaries thereunder); provided that, after giving pro forma effect to any such incurrence and the application of the proceeds therefrom, the aggregate principal amount of all Indebtedness (including letters of credit) of the Company, Holdings and their Subsidiaries outstanding under the revolving loan portion of the New Credit Facility does not exceed the greater of (x) $75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales" or (y) the amount of the Borrowing Base as of any date of incurrence;

     (iii) the incurrence by the Company of Indebtedness represented by the Notes (other than any Additional Notes), the incurrence by Holdings of the Holdings Guarantee or the incurrence by any Restricted Subsidiary of Subsidiary Guarantees;

     (iv) the incurrence by the Company, Holdings or any of their Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company, Holdings or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (v) the incurrence by any corporation that becomes a Subsidiary of the Company after the Issue Date of Acquired Debt, which Indebtedness is existing at the time such corporation becomes a Subsidiary; provided, however, that (A) either (x) the principal amount (or accreted value, as applicable) of such Acquired Debt, together with any other outstanding Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million since the Issue Date or (y) immediately after giving effect to such corporation becoming a Subsidiary, Holdings could incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in accordance with the Indenture, (B) such Indebtedness is without recourse to the Company, Holdings or to any of their respective Subsidiaries or to any of their respective properties or assets other than Person becoming a Subsidiary or its properties and assets and (C) such Indebtedness was not incurred as a result of or in connection with or in contemplation of such entity becoming a Subsidiary;

     (vi) the incurrence by the Company, Holdings or any of their Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

     (vii) the incurrence of intercompany Indebtedness between or among the Company, Holdings and any of their respective Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company or Holdings is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the prior payment in full in cash of all Obligations with respect to the Notes and
(ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, Holdings or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company, Holdings or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company, Holdings or such Subsidiary, as the case may be;

     (viii) Indebtedness of an Unrestricted Subsidiary owed to and held by the Company, Holdings or a Restricted Subsidiary, provided that the Company, Holdings or such Restricted Subsidiary is permitted to make an investment in such Unrestricted Subsidiary under the Indenture at the time such Indebtedness is incurred in an amount equal to the principal amount of such Indebtedness;

     (ix) the incurrence by the Company or Holdings of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (x) the incurrence by Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary;

     (xi) Indebtedness incurred in respect of performance, surety and similar bonds provided by the Company, Holdings and the Restricted Subsidiaries in the ordinary course of business, and refinancings thereof;

     (xii) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business;

     (xiii) Indebtedness arising from guarantees of Indebtedness of the Company, Holdings or any Subsidiary or other agreements of the Company, Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company, Holdings and their Subsidiaries in connection with such disposition;

     (xiv) the issuance by Holdings, on the Issue Date, of shares of Holdings Preferred Stock, with an aggregate liquidation value of up to $17.6 million and the issuance of additional shares of Holdings Preferred Stock as dividends on outstanding shares of Holdings Preferred Stock subsequent to the Issue Date in accordance with the terms of the Holdings Preferred Stock;

     (xv) the incurrence of Exchange Notes issued (a) in exchange for all, but not less than all, of the outstanding Holdings Preferred Stock in accordance with the terms of the Holdings Preferred Stock as in effect on the Issue Date, if immediately prior to giving effect to the incurrence of such Exchange Notes, the Fixed Charge Coverage Ratio of Holdings would have been at least 2.0 to 1 pursuant to the Fixed Charge Ratio test set forth in clause (ii) of the proviso of the first paragraph of this covenant; provided that in calculating such Fixed Charge Coverage Ratio of Holdings, no effect shall be given to clause (ii) of the definition of "Consolidated Net Income" set forth under "--Certain Definitions" below) and (b) as interest on Exchange Notes in accordance with the terms thereof;

     (xvi) the incurrence by Holdings of Qualified Subordinated  Indebtedness in
an  aggregate   principal  amount  not  to  exceed  $5.0  million  at  any  time outstanding; and

     (xvii) the incurrence by the Company, Holdings or any of their Subsidiaries of additional Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $20.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

     The Indenture provides that the Company and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company, Holdings or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company, Holdings or any of the Restricted Subsidiaries, (ii) make loans or advances to the Company, Holdings or any of the Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company, Holdings or any of the Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) applicable law,
(b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company, Holdings or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (c) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (e) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, Holdings or any Restricted Subsidiary not otherwise prohibited by the Indenture, (f) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary, (g) Indebtedness of the Company and its Restricted Subsidiaries containing restrictions on dividends, distributions and other payments to Holdings and its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries), (h) the New Credit Facility, provided that such restrictions are no more restrictive than those contained in the New Credit Facility as in effect on the Issue Date or such Permitted Refinancing Indebtedness is no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) either (a) the Company is the surviving corporation or (b) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture complies with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Transactions with Affiliates

     The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company, Holdings or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company, Holdings or such Restricted Subsidiary, as the case may be, with an unrelated Person and (ii) the Company or Holdings delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors approving such Affiliate
Transaction and an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (t) any employment agreement entered into by the Company, Holdings or any of their Subsidiaries in the ordinary course of business and consistent with the past practice of the Company, Holdings or such Subsidiary, (u) transactions between or among (A) the Company and/or its Restricted Subsidiaries and (B) Holdings and its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries), (v) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (w) investment banking and management fees in an aggregate amount no greater than $240,000 in the aggregate in any calendar year (plus reimbursement of expenses) to be paid by the Company and/or Holdings to the Principals or any Related Party, (x) an aggregate cash fee of $3.25 million payable by the Company and/or Holdings to the Principals or any Related Party or UBS Capital LLC on or about the Issue Date and (y) any loans made to the Company under the New Credit Facility by any Affiliate of the Union Bank of Switzerland and fees and reimbursement of expenses in respect thereof and (z) discounts and commissions payable to UBS Securities LLC in the Offering of the Notes, in each case, shall not be deemed Affiliate Transactions.

Sale and Leaseback Transactions

     The Indenture provides that the Company and Holdings will not, and will not permit any Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than, (x) among the Company and Wholly Owned Restricted Subsidiaries of the Company or (y) among Wholly Owned Restricted

Subsidiaries of the Company); provided that the Company or Holdings may enter into a sale and leaseback transaction if (i) the Company or Holdings, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company or Holdings, as applicable, and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or Holdings, as the case may be, applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Wholly Owned Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

     The Indenture provides that Holdings (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of Holdings to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Wholly Owned Restricted Subsidiary to any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Holdings or a Wholly Owned Restricted Subsidiary of Holdings.

Limitations on Issuances of Guarantees of Indebtedness

     The Indenture provides that the Company and Holdings will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the
Company, Holdings or any other Restricted Subsidiary, (in each case, the "Guaranteed Debt"), unless (i) if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary, (ii) if the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee to its obligation under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly authorized, executed and delivered, and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and Subsidiary Guarantee and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders -- Asset Sales." The Indenture will also provide that in the event that a Guarantor is designated by the Company to be an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Guarantor will be released and of any obligations under its Subsidiary Guarantee. See "Certain Covenants -- Restricted Payments."

No Senior Subordinated Debt

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor, and senior in any respect in right of payment to such Guarantor's guarantees of the Notes.

Payments for Consent

     The Indenture provides that neither the Company, nor Holdings nor any of their respective Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company and Holdings will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries), but
                                       86
excluding exhibits, and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and Holdings have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The Indenture  provides that each of the following  constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in the payment when due of principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or Holdings to comply with the provisions described under the captions "Repurchase at the Option of the Holders -- Change of Control" or "-- Asset Sales" "Certain Covenants -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or Holdings for 60 days after notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any of its other agreements in the Indenture, the Notes or any Guarantee; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, Holdings or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, Holdings or any of the Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on the final maturity date of such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company, Holdings or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture or any Guarantee that is given by a Guarantor, any Guarantee of a Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; and (viii) certain events of bankruptcy or insolvency with respect to the Company, Holdings or any of their Significant Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that such declaration will not become effective until the earlier to occur of (i) the acceleration of the maturity of any Indebtedness under the New Credit Facility or (ii) five business days following notice of such declaration to the agent under the New Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, Holdings, any Significant Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, upon the acceleration of the Notes. If an Event of Default occurs prior to December 15, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or Holdings, as such, shall have any liability for any obligations of the Company, Holdings or any Subsidiary under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal
Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company, Holdings or any of their Subsidiaries is a party or by which the Company, Holdings or any of their Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--
Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or any Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation, to provide for the issuance of a Subsidiary Guarantee by a Subsidiary of the Company or Holdings, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture on the Issue Date, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to DESA International, Inc., 2701 Industrial Drive, P.O. Box 90004, Bowling Green, Kentucky, 42102,
Attention: Ed Patrick.

Book-Entry, Delivery and Form

     Except as set forth in the next paragraph, the Notes offered hereby will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes that were (i) originally issued to or transferred to "institutional accredited investors" who are not "qualified institutional buyers" (as such terms are defined under "Notice to Investors" elsewhere herein) (the "Non-Global Purchasers") or (ii) issued as described below under "Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made in immediately available funds. With respect to Certificated Securities, however, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by mailing a check to each Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or other current assets in the ordinary course of business or obsolete equipment (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of (x) the Company and its Restricted Subsidiaries taken as a whole or (y) Holdings and its Restricted Subsidiaries as a whole, will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company, Holdings or any of their respective Subsidiaries of Equity Interests of any of the Company's or Holdings' Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of
Directors of the Company) in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company, (ii) a transfer of assets by Holdings to a Wholly Owned Restricted Subsidiary of Holdings or by a Subsidiary (other than the Company or a Subsidiary of the Company) to Holdings or to a Wholly Owned Restricted Subsidiary of Holdings, (iii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another
Wholly Owned Restricted Subsidiary of the Company, (iv) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Holdings (other than the Company or any of its
                                       92

Subsidiaries) to Holdings or to another Wholly Owned Restricted Subsidiary of Holdings, and (v) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Borrowing Base" means, as of any date, an amount equal to the sum of 85% of accounts receivable of the Company, Holdings and the Restricted Subsidiaries as of such date that are not more than 90 days past due, plus 65% of the book value of all inventory owned by the Company, Holdings and the Restricted Subsidiaries as of such date, in each case calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company and Holdings may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital  Stock" means (i) in the case of a corporation,  corporate  stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper of a domestic issuer having a rating of at least A-1 by Standard and Poor's Ratings Services or P-1 by Moody's Investors Service, Inc. maturing within twelve months after the date of acquisition and (vi) any mutual fund which invests solely in investments of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of either (x) Holdings and its Restricted Subsidiaries taken as a whole or (y) the Company and its Restricted Subsidiaries taken as a whole, in each case, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or Holdings, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to the initial underwritten public offering by the Company or Holdings of its Common Stock pursuant to an effective registration statement under the Securities Act (the "IPO") the result of which is that either (A) the Principals and their Related Parties become the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that for purposes of calculating the beneficial ownership of any person, such person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) of less than 40% of the Voting Stock of the Company or Holdings (measured by voting power rather than number of shares) or (B) any person (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 40% or more of the Voting Stock of the Company or Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties, or (b) after the IPO, any person (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company or Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties, (iv) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors, (v) the first day on which Holdings ceases to own 100% of the outstanding Equity Interests of the Company, or (vi) the Company or Holdings consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company or Holdings will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Consolidated Cash Flow" means, with respect to the Company or Holdings for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or Holdings, as the case may be, by such

Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to the Company or Holdings for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company, Holdings or one of their Subsidiaries.

     "Consolidated Net Worth" means, with respect to the Company or Holdings as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series ofpreferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means (i) so long as any Senior Indebtedness under the New Credit Facility is outstanding, such Senior Indebtedness and (ii) thereafter, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $50 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants --Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Notes" means the 12% Junior Subordinated Notes due December 31, 2009 of Holdings, issuable pursuant to the terms of the Holdings Preferred Stock as in effect on the Issue Date.

     "Existing Indebtedness" means Indebtedness of the Company, Holdings and their Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to the Company or Holdings for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or Holdings, as the case may be, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to the Company or Holdings for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company, Holdings or any of the Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company, Holdings or any of the Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantee" means a guarantee of the Notes (including the Holdings Guarantee and each Subsidiary Guarantee).

     "Guarantor" means (i) Holdings, (ii) each Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and
(iii) their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by the Company in the ordinary course of business.

     "Holdings" means DESA Holdings Corporation, a Delaware corporation and parent of the Company.

     "Holdings Preferred Stock" means Holdings' Series C 12% Senior Redeemable Exchangeable Pay-In-Kind Preferred Stock, par value $.01 per share, as in effect on the Issue Date.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company, Holdings or any of their respective Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company or Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company or Holdings, the Company and/or Holdings, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means the first date of issuance of Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company, Holdings or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain credit facility, dated as of the Issue Date, by and among the Company, Holdings and NationsBank, N.A., as administrative agent, issuing bank and swing line bank and the other parties party thereto, together with all "Loan Documents" as defined therein and all other documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, security documents and Hedging Obligations), and in each case as amended, supplemented or modified from time to time, including any renewal, refunding, replacement, restructuring or refinancing of all or a portion thereof from time to time whether by the same or any other agent, lender or other party thereto.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company, nor Holdings nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, Holdings or any of its Restricted Subsidiaries.

     "Obligations"   means   any   principal,    interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment by Holdings or any of its Subsidiaries (other than the Company or a Subsidiary of the Company) in Holdings or in a Wholly Owned Restricted Subsidiary of Holdings;
(c) any Investment in Cash Equivalents; (d) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment
(i) such Person becomes a Wholly Owned  Restricted  Subsidiary of the Company or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (e) any Investment by Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of Holdings or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Wholly Owned Restricted Subsidiary of Holdings;
(f) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales;" (g) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Holdings; and (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $5.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility; (ii) Liens on assets of Subsidiaries of the Company in favor of the Company; (iii) Liens on assets of Subsidiaries of Holdings (other than the Company or any of its Subsidiaries) in favor of Holdings; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company, Holdings or any of their respective Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or Holdings or such Restricted Subsidiary, as the case may be; (v) Liens on property existing at the time of acquisition thereof by the Company, Holdings or any of their respective Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts not yet more than ninety days overdue or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (x) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xi) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company, Holdings or any of the Restricted Subsidiaries; (xii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company, Holdings or its Restricted Subsidiaries relating to such property or assets; (xiii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (xiv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xv) Liens in favor of the Company, Holdings or any Restricted Subsidiary; (xvi) Liens arising from the rendering of a final judgment or order against the Company, Holdings or any Restricted Subsidiary that does not give rise to an Event of Default; (xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xviii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Hedging Obligations; (xix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company, Holdings or any of the Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company, Holdings and the Restricted Subsidiaries prior to the Issue Date; (xx) Liens incurred in the ordinary course of business of the Company, Holdings or any of their respective Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company, Holdings or such Subsidiary; (xxi) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and (xxii) Liens on assets of the Company securing Obligations under any Senior Indebtedness of the Company and Liens on assets of a Guarantor securing Obligations under any Senior Indebtedness of such Guarantor.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company, Holdings or any of their respective Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Existing Indebtedness or other Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries incurred in accordance with the Indenture (other than Indebtedness incurred in accordance with clauses (i), (ii), (iv),
(vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi) and (xvii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;") provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Company or its Restricted Subsidiaries, such Indebtedness is incurred by the Company, Holdings or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (v) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Holdings or its Restricted Subsidiaries (other than the Company and its Restricted
Subsidiaries), such Indebtedness is incurred by Holdings or the Restricted Subsidiary who is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means (i) J.W. Childs Equity Partners, L.P., (ii) each Affiliate of J.W. Childs Equity Partners, L.P. as of the Issue Date, and (iii) each officer or employee (including their respective immediate family members) of J.W. Childs Associates, L.P. as of the Issue Date.

     "Public Equity Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company or Holdings, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company net cash proceeds thereof in an amount sufficient to redeem the Notes called for redemption in accordance with the terms of the Indenture.

     "Qualified Subordinated  Indebtedness" means Indebtedness of Holdings which
(i) does not require payments (other than payments made with additional Qualified Subordinated Indebtedness) in respect of principal, premium, interest or otherwise (pursuant to mandatory redemption, sinking fund obligation or otherwise) prior to the date that is 91 days after the date on which the Notes mature, (ii) does not directly or indirectly provide for any restrictive covenants or events of default other than the covenants and events of default which are substantially the same as those provided for in the Exchange Notes (as in effect on the Issue Date) and (iii) is subordinated in right of payment to the Notes at least to the same extent as the Holdings Preferred Stock is subordinated to the Notes on the Issue Date (including with respect to the standstill provisions provided therein).

     "Related Party" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Indebtedness" means (i) all "Obligations" in respect of and as defined in the New Credit Facility (including, without limitation, interest that accrues after the filing of a petition initiating any action or proceeding under Bankruptcy Law or any other bankruptcy, insolvency or similar law or statute protecting creditors in effect in any jurisdiction, whether or not such interest accrues after the filing of such petition for purposes of Bankruptcy Law or such other law or statute or is an allowed claim in any such action or proceeding), whether existing on the date hereof or hereafter incurred, and (ii) any other Indebtedness permitted to be incurred by the Company or any Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (x) any Indebtedness of the Company or any Guarantor to any of their respective Subsidiaries or other Affiliates, except to the extent any such Indebtedness is pledged as security under the New Credit Facility, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Restricted Subsidiary" means a Restricted Subsidiary, that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Stock Purchase Agreement" means that Stock Purchase Agreement, dated October 8, 1997, among J.W. Childs Equity Partners, L.P., Holdings, and the stockholders of Holdings named therein, as in effect on the Issue Date.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means each guarantee of the Notes issued by a Subsidiary of Holdings or the Company pursuant to the Indenture.

     "Tax Sharing Agreement" means the tax sharing agreement among Holdings, the Company and any one or more of Holdings' subsidiaries, as amended from time to time, so long as the method of calculating the amount of the Company's payments, if any, to be made thereunder is not less favorable to the Company than as provided in such agreement as in effect on the Issue Date (except to the extent required to reflect changes in applicable federal or state tax laws), as determined in good faith by the Board of Directors of the Company.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company or Holdings, as the case may be, as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company, Holdings or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or Holdings (as determined in good faith by the Board of Directors of the Company or Holdings, as the case may be); (c) is a Person with respect to which neither the Company, nor Holdings nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company, Holdings or any of the Restricted Subsidiaries. Any such designation by such Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company and Holdings shall be in default of such covenant). The Board of Directors of the Company or Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF NEW CREDIT FACILITY

General

         Concurrently with the consummation of the Recapitalization, the Company entered into the New Credit Facility with the lenders from time to time party thereto, NationsBank, as Administrative Agent, Union Bank of Switzerland, New York Branch, as Documentation Agent, NationsBanc Montgomery Securities, Inc. ("NMSI"), as Syndication Agent for the lenders referred to therein, and NMSI and UBS Securities LLC, as Co-Arrangers, providing for borrowings in an aggregate principal amount of up to $195 million. The New Credit Facility was amended by Amendment and Waiver No. 1 dated as of January 2, 1998, Letter Waiver No. 2 dated as of April 9, 1998 and Amendment No. 3 to the Loan Documents dated as of May 26, 1998 and is comprised of a six-year term facility (the "New Term Loan A") in the principal amount of $50 million, a seven-year term facility (the "New Term Loan B") in the principal amount of $50 million, a revolving credit facility (the "Working Capital Facility") in the principal amount of $75.0 million including a swing line facility (the "Swing Line Facility") in the amount of $5 million, a 6-year acquisition facility (the "Acquisition Facility") in the principal amount of $20 million, and an acquisition facility coterminous with the Acquisition Facility (the "Acquisition B Facility") in the principal amount of $30 million. Indebtedness under the New Credit Facility is guaranteed by Holdings and each existing and hereafter acquired domestic subsidiary of the Company. This information relating to the New Credit Facility is qualified in its entirety by reference to the complete text of the documents entered into or to be entered into in connection therewith. The following is a description of the general terms of the New Credit Facility.

Security

         Indebtedness under the New Credit Facility is secured by (i) substantially all of the assets of Holdings, the Company and their domestic subsidiaries, (ii) 100% of the outstanding capital stock of each of the Company and the domestic subsidiaries of Holdings and the Company and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company or Holdings.

Interest

         Amounts outstanding under the New Term Loan A and the Working Capital Facility bear interest at a rate equal (at the Company's election) to LIBOR plus 225 basis points or the prime rate plus 125 basis points. Amounts outstanding under the New Term Loan B, the Acquisition Facility and the Acquisition B Facility bear interest at a rate equal (at the Company's election) to LIBOR plus
262.5 basis points or the prime rate plus 162.5 basis points. Amounts under the Swing Line Facility bear interest at the prime rate plus 125 basis points.

Borrowing Base

         Pursuant to the terms of the New Credit Facility, advances under the Working Capital Facility are limited to a borrowing base comprised of specified percentages of eligible accounts receivable and eligible inventory. The Company will be required to reduce outstanding borrowings under the Working Capital Facility to a maximum of $15.0 million for a period of at least thirty (30) days during each year. For fiscal 1998, the Company was required to reduce outstanding borrowings only to $24.0 million.

Maturity

         Loans made pursuant to the Working Capital Facility may be borrowed, repaid and reborrowed from time to time until November 26, 2003 or the earlier repayment in full of the New Term Loan A, subject to the satisfaction of certain conditions on the date of any such borrowing.

Fees

         The Company is required to pay to the Banks in the aggregate a commitment fee equal to 50 basis points per annum, payable in arrears on a quarterly basis, on the committed undrawn amount of the New Credit Facility. The Agent and the Banks shall receive such other fees as have been separately agreed upon with the Agent, including, without limitation, in respect of letters of credit issued under the letter of credit subfacility.

Letters of Credit Subfacility

         The New Credit Facility includes a subfacility for the issuance of letters of credit up to a maximum aggregate amount at any one time outstanding not to exceed $10.0 million. If any letter of credit is outstanding after the termination of the New Credit Facility, the Company would be required to post a standby letter of credit or deposit cash collateral in an amount sufficient to reimburse the Banks for amounts drawn under any such outstanding letter of credit.

Covenants

         The New Credit Facility contains a number of financial, affirmative and negative covenants that regulate the operations of Holdings and its subsidiaries, including the Company. Financial covenants require Holdings to maintain: (i) a minimum fixed charge coverage ratio increasing from 1.00:1 for the measurement period ending in May 1998 to 1.30:1 for measurement periods ending in or after May 2001, (ii) a minimum interest coverage ratio increasing from 1.30:1 for the measurement period ending in May 1998 to 2.50:1 for measurement periods ending in or after February 2001; and (iii) a maximum leverage ratio increasing from 7.00:1 for the measurement period ending in May 1998 to 7.25:1 for the measurement period ending in November 1998 and then decreasing to 4.25:1 for measurement periods ending in or after February 2002. Negative covenants restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, contingent liabilities and changes in business.

Events of Default; Remedies

         The New Credit Agreement contains customary events of default under the New Credit Facility, including (i) the non-payment of principal, interest or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-defaults to certain other indebtedness and material agreements (including the Notes), (iv) certain events of bankruptcy and insolvency, (v) ERISA, (vi) actual or asserted invalidity of any loan documents or security interests, (vii) changes in control of the ownership of the Company,
(viii) bankruptcy and (ix) Holdings engaging in any business or activity other than holding 100% of the stock of the Company. If any such event of default occurs, the Administrative Agent will be entitled, on behalf of the Banks, to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the New Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

                     DESCRIPTION OF HOLDINGS PREFERRED STOCK

         The following statements are brief summaries of certain provisions relating to the shares of the Holdings Preferred Stock. The following statements are qualified in their entirety by the provisions of Holdings' Certificate of Incorporation and the Restated Certificate of Designation relating to the Holdings Preferred Stock (the "Certificate of Designation") filed with the secretary of state of Delaware, which includes the resolutions of the Board of Directors of Holdings creating the Holdings Preferred Stock.

Dividend Rights

         Holders of Holdings Preferred Stock are entitled to receive, but only when and as declared by the Board of Directors of Holdings out of funds legally available therefor, cumulative dividends at the annual rate of $120.00 per share, payable semiannually on the last day of June 30 and December 31 in each year, commencing June 30, 1998 (a "Dividend Reference Date"). Dividends are cumulative, accrue on a daily basis, are calculated from the date of issue of the Holdings Preferred Stock and are payable to holders of record on such record dates as are fixed by the Board of Directors of Holdings. Dividends payable for any period less than a full semiannual period will be computed on the basis of a 365-day year and the actual number of days elapsed.

         Dividends are payable in cash, except if any dividend payable on any Dividend Reference Date occurring before December 31, 2009 is not declared and paid in full in cash on such Dividend Reference Date, the amount payable as a dividend on such Dividend Reference Date that is not paid in cash shall, subject to the terms of any Parity Securities or Senior Securities (each defined below), be declared and paid in additional shares of Holdings Preferred Stock, with such additional shares of Holdings Preferred Stock being valued at $1,000 per share for such purpose.

         For purposes of the Certificate of Designation:

         "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

         "Junior Security" means any shares of the voting common and the non-voting common stock of Holdings and any other class or series of stock of Holdings which, by the terms of Holdings' Certificate of Incorporation or of the instrument by which its Board of Directors, acting pursuant to authority granted in Holdings' Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Holdings Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         "Parity Security" means any shares of any class or series of stock of Holdings which, by the terms of Holdings' Certificate of Incorporation or of the instrument by which its Board of Directors, acting pursuant to authority granted in Holdings' certificate of incorporation, shall fix the relative rights, preferences and limitations thereof, shall be on a parity with the Holdings Preferred Stock in respect of the right to receive dividends and to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         "Senior Security" means shares of any class or series of stock of Holdings which, by the terms of Holdings' certificate of incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in Holdings' certificate of incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Holdings Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets (including but not limited to any distribution of assets in connection with the liquidation of Holdings) other than by way of dividends.

         No dividend (payable other than in shares of Junior Securities) whatsoever shall be paid upon, or moneys or other property of Holdings set apart for payment of any dividend upon, any Junior Security nor shall any Junior Security be redeemed or purchased by Holdings or any subsidiary thereof (except by conversion into or exchange for Junior Securities) nor shall any moneys or other property be paid to or made available for a sinking fund for any such redemption or purchase of any Junior Security, unless, in each such instance, all of the following conditions are met: (i) all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date shall have been paid or declared and sufficient moneys (or, to the extent permitted by the Certificate of Designation, shares of Holdings Preferred Stock) set aside for payment thereof; (ii) all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date from the Dividend Reference Date immediately preceding such most recent Dividend Reference Date shall have been paid in cash or declared and sufficient moneys set aside for payment thereof; (iii) all shares of Holdings Preferred Stock issued by Holdings after December 31, 2002 as payment-in-kind dividends shall have been redeemed; (iv), Holdings shall have redeemed all shares of Holdings Preferred Stock (A) for which it has received a notice of redemption from the holders thereof pursuant to the right of holders to demand redemption described below under the heading "Redemption on Demand by Holder" and in respect of which Holdings' obligation to redeem such shares shall not have terminated or (B) which are required to be redeemed pursuant to the mandatory redemption obligation of Holdings described below under the heading "Mandatory Redemption;" and (v) certain other limitations on the maximum amount of such dividends on or redemptions or purchases of Junior Securities are met. The foregoing provisions shall not prohibit (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at the date of such declaration such payment would have complied with the provisions of the Certificate of Designation, or
(ii) the repurchase, redemption or other retirement for value of any Equity Interests of Holdings held by any member of the management or employees of Holdings or any subsidiary of Holdings pursuant to the Stockholders Agreement to be entered into concurrently with the closing of the Recapitalization, among Holdings and its stockholders named therein; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall be subject to certain limitations on the maximum amount thereof,
(B) no Voting Rights Triggering Event (defined below) shall have occurred and be continuing immediately after such transaction, and (C) Holdings shall have redeemed all shares of Holdings Preferred Stock (I) for which it has received a notice of redemption from the holders thereof pursuant to the right of holders to demand redemption described below under the heading "Redemption on Demand by Holder" and in respect of which Holdings' obligation to redeem such shares shall not have terminated or (II) which are required to be redeemed pursuant to the mandatory redemption obligation of Holdings described below under the heading "Mandatory Redemption."

         So long as any share of Holdings Preferred Stock remains outstanding, no full dividend (payable other than in shares of Junior Securities) shall be paid upon, or moneys or other property of Holdings set apart for payment of any full dividend upon, any Parity Securities, unless all dividends on all outstanding shares of Holdings Preferred Stock accrued through the most recent Dividend Reference Date shall have been paid or declared and sufficient moneys (or, to the extent required by the Certificate of Designation, shares of Holdings Preferred Stock) set aside for payment thereof. If all such dividends are not so paid, the Holdings Preferred Stock shall share dividends pro rata with such Parity Securities.

         Substantially all of Holdings' operations are conducted through the Company. The ability of Holdings to pay cash dividends on the Holdings Preferred Stock will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

Liquidation Preference

         Upon any liquidation, dissolution or winding up of Holdings, whether voluntary or involuntary, the holders of Holdings Preferred Stock will be entitled to be paid out of the assets of Holdings available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the sum of $1,000 per share of Holdings Preferred Stock plus all accrued and unpaid dividends thereon (the "Liquidation Value"). After such payment, the holders of Holdings Preferred Stock will not be entitled to any further payment or claim to any of the remaining assets of Holdings. If, upon any liquidation, dissolution or winding up of Holdings, the assets of Holdings to be distributed among holders of Holdings Preferred Stock are insufficient to permit payment to holders of the aggregate Liquidation Value to which they are entitled, then the assets of Holdings to be distributed to such holders will be distributed ratably among such holders. Neither the consolidation or merger of Holdings into or with any other person or entity, nor the sale or transfer by Holdings of all or any part of its assets, nor the reduction of the capital stock of Holdings, will be deemed to be a liquidation, dissolution or winding up of Holdings.

Redemption

         Holdings has the following redemption rights and obligations with respect to the Preferred Stock:

         Optional Redemptions by Holdings. At any time within six (6) months after a Change of Control or a Qualified Public Offering (each as defined below), Holdings may, at its election, redeem all or any part of the outstanding shares of Holdings Preferred Stock, out of funds legally available therefor, at the Liquidation Value. For purposes of the Certificate of Designation:

         "Change of Control" shall mean the occurrence of any of the following:

         (i) The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), except to the extent such transaction would not constitute a Change of Control under clause (vi) of this definition;

         (ii) The adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

         (iii) The consummation of any transaction (including but not limited to any merger or consolidation, (A) prior to the initial underwritten public offering of the common stock of Holdings pursuant to an effective registration statement under the Securities Act (the "IPO") the result of which is that the JWC Holders and their Related Parties become the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) of less than 40% of the Voting Stock of Holdings (measured by voting power rather than number of shares) or (B) after the IPO, any person (as defined above), other than the JWC Holders and their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of Holdings and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of Holdings, calculated on a fully diluted basis, than the percentage beneficially owned by the JWC Holders and their Related Parties;

         (iv) The first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

         (v) The first day on which Holdings shall own, directly or indirectly, less than all of the issued and outstanding capital stock of the Company or of the surviving or transferee Person of the Company in a transaction not constituting a Change of Control under clause (vi) of this definition; or

         (vi) Holdings or the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Holdings or the Company, as the case may be, in any such event pursuant to a transaction in which (A) any of the outstanding Voting Stock of Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property (other than payments of or the right to receive cash in respect of fractional shares of such Voting Stock), other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person all of which is owned, directly or indirectly, by Holdings (immediately after giving effect to such issuance).

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holdings who (i) was a member of such Board of Directors on the date of adoption of the Certificate of Designation by the Board of Directors of Holdings or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "JWC  Holders"  means the JWC  Holders as  defined in the  Stockholders
Agreement   to  be  entered   into   concurrently   with  the   closing  of  the
Recapitalization among Holdings and the stockholders of Holdings named therein. The Principals are included among the JWC Holders.

         "Person"  means  any  individual,  partnership,   corporation,  limited
liability corporation, trust, estate, joint venture, association, unincorporated organization, government or any department or agency thereof, or other entity.

         "Qualified Public Offering" means one or more public sales of any capital stock of Holdings pursuant to one or more registration statements (other than on Form S-4 or S-8 or any other similar limited purpose form), that have become effective under the Securities Act, yielding at least $10.0 million in aggregate gross proceeds.

         "Related Party" with respect to any JWC Holder means (i) any controlling stockholder or 80% (or more) owned subsidiary of such JWC Holder or
(ii) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partner, owners or Persons beneficially holding an 80% or more controlling interest of which consist of JWC Holders and/or such other Persons referred to in the immediately preceding clause (i).

         "Voting Stock" means, with respect to any Person, the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         At any time and from time to time Holdings may, at its election, redeem all or any part of the outstanding shares of Holdings Preferred Stock issued by the Holdings as payment-in-kind dividends out of funds legally available therefor, at the Liquidation Value.

         Redemption on Demand by Holder. Within ten business days after a Change of Control, Holdings shall, unless Holdings shall have theretofore given notice of the optional redemption by Holdings of all of the outstanding shares of Holdings Preferred Stock, give written notice to the holders of the Holdings Preferred Stock of the demand redemption rights described in this paragraph. In addition, within ten business days after each Dividend Reference Date occurring at least six months after such Change of Control, Holdings shall give written notice to the holders of Preferred Stock of such demand redemption rights. Upon receipt of any such notice, each holder of shares of Holdings Preferred Stock may require Holdings to redeem, at the Liquidation Value plus an amount equal to one percent (1%) of such Liquidation Value at the time of redemption, up to the lesser of (i) all of the shares of Holdings Preferred Stock held by such holder and (ii) such number of shares of Holdings Preferred Stock held of record by such holder as shall equal the product of (x) all of the shares of Holdings Preferred Stock in respect of which such holder shall have exercised his demand redemption right multiplied by (y) a ratio, the numerator of which shall be equal to the Cash Available for Redemption and the denominator of which shall be equal to the aggregate of the Liquidation Value plus an amount equal to one percent (1%) of the Liquidation Value at the time of redemption for all of the shares of Holdings Preferred Stock in respect of which holders of Holdings Preferred Stock shall have exercised their demand redemption rights. Holdings will not be required to pay the redemption price due in connection with the redemption of any Holdings Preferred Stock as described in this paragraph until ninety-one business days after the redemption of all of the Notes required to be redeemed by the Company in connection with such Change of Control. The right of a holder of shares of Holdings Preferred Stock to require Holdings to redeem, out of Cash Available for Redemption, any or all of such shares (and any shares of Holdings Preferred Stock thereafter issued as payment-in-kind dividends thereon) following a Change of Control or any Dividend Reference Date occurring at least six months after such Change of Control will terminate to the extent that such holder fails to exercise his demand redemption right in respect of such shares within the applicable exercise period following any date on which Holdings gives notice of such demand redemption rights.

         For purposes of the Certificate of Designation, "Cash Available for Redemption" means, as of any date, the sum of

(i)      the lesser of

                  (A) the sum of (I) the aggregate amount of cash and cash equivalents held by Holdings as of such date, plus (II) the maximum undrawn amount available to Holdings (without duplication of any amount available to any subsidiary of Holdings under any credit or loan agreements, as amended and in effect from time to time, including but not limited to any such credit or loan agreement in connection with which Holdings acts as a guarantor or co-obligor of the obligations of any such subsidiary) as of such date under any credit or loan agreements, as amended and in effect from time to time, to which the Holdings is party, as borrower, plus

                  (B) the maximum amount that Holdings could, if it declared and paid a cash dividend on its common stock on such date, declare and pay without being in violation of or default under (with or without the lapse of time or the giving of notice, or both) any applicable law or any note, debenture, indenture or other agreement or instrument governing indebtedness for borrowed money of Holdings, plus

(ii)     the lesser of

                  (A) the sum of (I) the aggregate amount of cash and cash equivalents held by the Company as of such date plus (II) the maximum undrawn amount available as of such date under (x) the New Credit Facility, as amended and in effect from time to time, or (y) any credit or loan agreements, as amended and in effect from time to time, hereafter executed in connection with any refinancing or replacement of the New Credit Facility, and

                  (B) the maximum amount that the Company could, if it declared and paid a cash dividend on its common stock on such date, declare and pay without being in violation of or default under (with or without the lapse of time or the giving of notice, or both) any applicable law or any note, debenture, indenture or other agreement or instrument governing indebtedness for borrowed money of the Company, minus

         (iii) a reasonable reserve determined by the Board of Directors of Holdings in the good faith exercise of its business judgment.

         Mandatory Redemption. On December 31, 2009, Holdings shall redeem, at the Liquidation Value, all of the outstanding shares of Holdings Preferred Stock.

         If the funds of Holdings legally available for redemption of Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Holdings Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Holdings Preferred Stock ratably among the holders of the Holdings Preferred Stock to be redeemed. At any time thereafter, when additional funds of the Holdings are legally available for the redemption of Holdings Preferred Stock, such funds shall immediately be used to redeem, without interest, the balance of the Holdings Preferred Stock which Holdings has become obligated to redeem on any redemption date but which it has not redeemed.

         Substantially all of Holdings' operations are conducted through the Company. The ability of Holdings to pay the redemption price due on the redemption of any of the Holdings Preferred Stock will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

Voting Rights

         The outstanding shares of Holdings Preferred Stock have no voting rights except as required by law and as follows:

         (a) The affirmative vote of the holders of record of at least two thirds ( 2/3) of the outstanding shares of Holdings Preferred Stock, voting together as a separate class, is required (i) to change (A) the rate or time of payment of any dividends on, or (B) the time or amount of any redemption of, or
(C) the amount of any payments upon  liquidation of Holdings with respect to, or
(D) the priorities afforded by the provisions of the Certificate of Designation for the benefit of shares of Holdings Preferred Stock or (ii) to amend the redemption rights of the holders of the Holdings Preferred Stock described above under the heading "Mandatory Redemption" or (iii) to amend the voting rights of the holders of the Holdings Preferred Stock.

         (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Holdings Preferred Stock, voting together as a separate class, is required to: (i) increase the number of authorized shares of Holdings Preferred Stock or (ii) authorize or issue any additional shares of Holdings
Preferred Stock (other than as dividends on outstanding shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation) or
(iii) issue any shares of capital stock of Holdings of any class, or any security or obligations convertible into any capital stock of Holdings of any class, in each case ranking on a parity with or prior to the Holdings Preferred Stock as to distribution of assets in liquidation or in right of payment of dividends (other than shares of Holdings Preferred Stock issued as dividends on outstanding shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation or in connection with the exchange, for shares of Holdings Preferred Stock, of any Exchange Notes (as defined below) issued by Holdings).

         (c) In the event that (I) (A) dividends (either in cash or through the issuance of additional shares of Holdings Preferred Stock to the extent permitted under the Certificate of Designation) on the Holdings Preferred Stock are in arrears and unpaid with respect to any Dividend Reference Date or (B) December 31, 2002, Holdings fails on three (3) or more Dividend Reference Dates (whether or not consecutive) to declare and pay in full in cash dividends, in the amount of all accrued and unpaid dividends on the shares of Holdings Preferred Stock outstanding as of each such Dividend Reference Date, on the then outstanding shares of Holdings Preferred Stock (each, a "Dividend Voting Rights Triggering Event") or (II) Holdings fails to redeem all of the then outstanding shares of Holdings Preferred Stock on December 31, 2009 or otherwise fails to discharge any redemption obligation with respect to the Holdings Preferred Stock, then the maximum authorized number of directors of Holdings will be increased by one (1) and holders of Holdings Preferred Stock shall be entitled to vote their shares of Holdings Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, to elect, as a class, an additional one (1) director. Each such event described in clauses (I) and (II) is herein referred to as a "Voting Rights Triggering Event." So long as shares of Holdings Preferred Stock shall be outstanding, the holders of Holdings Preferred Stock shall retain the right to vote and elect, with the holders of any such Parity Securities, voting together as a single class, such director until such time as (A) in the event such right arises due to a Dividend Voting Rights Trigger Event, all accumulated dividends that are in arrears on the Holdings Preferred Stock are paid in full in cash or, with respect to any Dividend Reference Date occurring on or before December 31, 2002, through the issuance of additional shares of Holdings Preferred Stock; and
(B) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Holdings Preferred Stock then outstanding and entitled to vote thereon. Such period is herein referred to as a "Default Period." Immediately upon the expiration of a Default Period, the right of the holders of Holdings Preferred Stock to elect one director shall cease, the term of office of the director elected by the holders of Holdings Preferred Stock and such Parity Securities as a class shall terminate, and the number of directors shall be such number as may be provided for in the Certificate of Incorporation, as amended, or By-Laws of Holdings.

Exchange Notes

         Exchange Provisions. Holdings may, at its election, exchange all but not less than all of the outstanding shares of Holdings Preferred Stock for 12% Junior Subordinated Notes due December 31, 2009 of Holdings (the "Exchange Notes") having the general terms described below. Upon the exchange of the Holdings Preferred Stock for the Exchange Notes, each holder of Holdings Preferred Stock will be entitled to receive, per share of Holdings Preferred Stock so exchanged, a principal amount of Exchange Notes equal to the Liquidation Value of such share as of the date of such exchange. Upon such exchange, dividends on the shares of Holdings Preferred Stock so exchanged shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Holdings with respect to shares so exchanged (except the right to receive from Holdings the Exchange Notes in the aggregate original principal amount to which such holder is entitled upon such exchange) shall cease. The Indenture and the New Credit
Facility restrict the ability of Holdings to elect to issue Exchange Notes in exchange for Holdings Preferred Stock.

         General. The Exchange Notes will be issued only if and when Holdings elects to require the exchange of the Holdings Preferred Stock for the Exchange Notes. The Exchange Notes will be unsecured obligations of Holdings and will be subordinated to Holdings' obligations under the New Credit Facility and the Holdings Guarantee of the Notes. The Exchange Notes will not be obligations of the Company and, accordingly, the rights of the holders of the Exchange Notes will be effectively subordinated to rights of the holders of the Notes, except to the extent that Holdings may itself be a creditor with claims against the Company. The maximum aggregate original principal amount of the Exchange Notes will be limited to the aggregate original principal amount of the Exchange Notes originally issued in exchange for shares of the Holdings Preferred Stock.

         Interest. (a) The Exchange Notes will bear interest from their date of issuance at the rate of 12% per annum, which will be due and payable on the last day of each June 30 and December 31 after the Exchange Notes are issued. Interest on the Exchange Notes will accrue from the most recent date on which interest has been paid, or if no interest has been paid, from the original issuance of the Exchange Notes. Interest is payable in cash, except that Holdings may elect to defer the payment of any interest payable on any interest payment date occurring on or before December 31, 2002 and prior to the Catch-up Date (as hereinafter defined). To the extent that any interest accrued on the Exchange Notes is not paid in cash on any interest payment date, such deferred interest bears interest at 12% per annum, compounded on each interest payment date thereafter until paid.

         (b) On the last business day occurring on or before the first interest payment date following the fifth anniversary of the date on which the Exchange Notes were originally issued in exchange for shares of Holdings Preferred Stock (the "Catch-up Date"), Holdings is required to pay in cash, in respect of interest accrued and unpaid under the Exchange Notes, in addition to any interest payment otherwise due on such date, such additional amount as is necessary so that the aggregate amount includible for federal income tax purposes in gross income with respect to the Exchange Notes by the holders thereof for all periods ending on or before such first interest payment date does not exceed the aggregate cumulative amount of interest paid in cash under the Exchange Notes through such first interest payment date by more than the product of the original principal amount of the Exchange Notes multiplied by their yield to maturity.

         (c) Each payment of interest due on an interest payment date occurring after the Catch-up Date is required to be in an amount sufficient so that the total amount of accrued and unpaid interest at the close of such interest payment date shall in no event exceed the maximum amount which may be deferred without causing a loss or deferral of Holdings' deduction of original issue discount on the Exchange Notes under applicable provisions of the Internal Revenue Code of 1986, as amended.

         Holdings' operations are conducted through the Company. The rights of Holdings and its creditors, including the holders of Exchange Notes, to participate in the assets of the Company upon any liquidation or reorganization of the Company or otherwise will be subject to the prior claims of creditors of the Company (including, among others, holders of the Notes), except to the extent that Holdings may itself be a creditor with claims against the Company. The ability of Holdings to pay principal and cash interest payments on the Exchange Notes will be dependent upon the payment to it of dividends, interest or other charges by the Company. The Company's right to make such payments is restricted by the New Credit Facility and the Indenture.

         Redemption.   Holdings  has  the   following   redemption   rights  and
obligations with respect to the Exchange Notes:

         (a) At any time within six months after a Change of Control or a Qualified Public Offering, Holdings may redeem all or any part of the outstanding principal amount of the Exchange Notes, without premium, but together with accrued and unpaid interest thereon.

         (b) Within ten business days after a Change of Control, Holdings shall, unless Holdings shall have theretofore given notice of the optional redemption by Holdings of all of the Exchange Notes, give written notice to the holders of the Exchange Notes of the demand redemption rights described in this paragraph. In addition, within ten business days after each interest payment date occurring at least six months after such Change of Control, Holdings shall give written notice to the holders of the Exchange Notes of such redemption rights. Upon receipt of any such notice, each holder of Exchange Notes may require Holdings to redeem, at a redemption price equal to the outstanding principal amount of and accrued and unpaid interest on such Exchange Notes, together with a premium thereon in an amount equal to one percent (1%) of such principal amount and accrued and unpaid interest to be redeemed, and all accrued and unpaid interest on such principal amount, up to the lesser of (i) all of the Exchange Notes held by such holder and (ii) such aggregate amount of the Exchange Notes held of record by such holder as shall equal the product of (A) the Cash Available for Redemption multiplied by (B) a ratio, the numerator of which shall be equal to the redemption price of all of the Exchange Notes in respect of which such holder shall have exercised his demand redemption right and the denominator of which shall be equal to the aggregate redemption price for all of the Exchange Notes in respect of which the holders thereof shall have exercised their demand redemption right. Holdings will not be obligated to pay the redemption price due in connection with the redemption of any Exchange Notes as described in this paragraph (b) until ten business days after the redemption of all of the Notes required to be redeemed by the Company in connection with such Change of Control. The right of a holder of Exchange Notes to require Holdings to redeem, out of Cash Available for Redemption, any or all of such Exchange Notes following a Change of Control or any interest payment date occurring at least six months after such Change of Control will terminate to the extent that such holder fails to exercise his demand redemption right in respect of such Exchange Notes within the applicable exercise period following any date on which Holdings gives notice of such demand redemption rights.

         Subordination and Standstill Provisions. The payment of the principal, premium, if any, and interest on the Exchange Notes is subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below) of Holdings, whether outstanding on the date of issuance of the Exchange Notes or thereafter created, incurred, assumed or guaranteed. Upon any distribution to creditors of Holdings in a liquidation, dissolution or winding up of Holdings or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Holdings or its property, the holders of Senior Debt will be entitled to receive payment in full in cash before the Exchange Noteholders are entitled to receive any payment. If any such distribution is made to the Exchange Noteholders before all Senior Debt has been paid in full or provision has been made for such payment, such distribution must be paid over to the holders of the Senior Debt. No such subordination will prevent the occurrence of an Event of Default (as defined below).

         During the continuance of (i) any default in the payment of the principal, premium, if any, or interest on Senior Debt in an aggregate principal amount of at least $10 million, including principal or interest which has become due by reason of acceleration, or (ii) any other default, in respect of which Holdings shall have been notified in writing by the holder of such Senior Debt or any trustee therefor, with respect to Senior Debt in an aggregate principal amount of at least $10 million permitting the holders thereof to accelerate the maturity thereof, no payment may be made on the Exchange Notes, and payments may thereafter be resumed only if both such default or any subsequent default shall have been cured or waived or shall cease to exist; provided that, in the event that a Senior Debt default (other than any such Senior Debt default of a nature described in clause (i) of this paragraph) shall have occurred and be continuing, the restrictions set forth in this paragraph shall, unless all of the Senior Debt in respect of which such Senior Debt default shall have occurred and be continuing shall have been declared due and payable under any acceleration provision applicable thereto and such declaration shall not have been waived, rescinded or annulled, cease to apply upon the earliest of (A) two hundred seventy (270) days after the occurrence of such Senior Debt default or (B) the date on which all Senior Debt defaults under such Senior Debt shall have been cured or waived; provided, further, that the restrictions set forth in this paragraph on payments with respect to the Exchange Notes in the event that a Senior Debt default (other than any such Senior Debt default of a nature described in clause (i) of this paragraph) may be invoked no more than one (1) time in any three hundred sixty-five (365) day period, unless all of the Senior Debt in respect of which such Senior Debt default shall have occurred and be continuing shall have been declared due and payable under any acceleration provision applicable thereto and such declaration shall not have been waived, rescinded or annulled. If any such payment is made to the Exchange Noteholders before all Senior Debt has been paid in full or provision has been made for such payment, such payment must be paid over to the holders of the Senior Debt.

         Holders of the Exchange Notes may not take any action to accelerate the maturity of the indebtedness evidenced by the Exchange Notes unless all Senior Debt shall have been paid in full in cash or all Senior Debt shall theretofore have become due and payable.

         Holders of the Exchange Notes may not commence any action or proceeding against Holdings to recover all or any part of any indebtedness evidenced by the Exchange Notes or bring or join with any creditor in bringing, unless the holders of the Senior Debt then outstanding shall join therein, any proceeding against Holdings under any bankruptcy, reorganization, insolvency or similar law or statute unless and until all Senior Debt shall be paid in full in cash.

For purposes of the Exchange Notes, "Senior Debt" means

         (a)  All   obligations   and   liabilities  of  Holdings   (other  than
indebtedness represented by the Exchange Notes), direct or indirect, as to principal, interest (including post-petition interest whether or not an allowed claim), premium or otherwise, initially incurred or issued to institutional investors, whether outstanding on the date hereof or hereafter created or incurred, and whether at any time assigned or otherwise transferred to any other institutional investor or any other person, including but not limited to (i) all obligations and liabilities in respect of money borrowed or purchase money indebtedness by or of Holdings, (ii) all guarantees and endorsements (other than for collection or deposit in the ordinary course of business) of any such obligations and liabilities of others, such as but not limited to guarantees of any such obligation or liability of a subsidiary of Holdings, (iii) all obligations and liabilities secured by any mortgage, lien, pledge, security interest or other encumbrance in respect of property, whether incurred in connection with money borrowed or the acquisition of property, (iv) all obligations and liabilities in respect of any lease of property, and (v) reimbursement obligations with respect to letters of credit and interest rate protection agreements;

         (b)  All   obligations   and   liabilities  of  Holdings   (other  than
indebtedness represented by the Exchange Notes), direct or indirect, as to principal, interest, premium or otherwise with respect to any obligation, note, or debenture offered by Holdings for sale to the public in an offer structured so as to comply with applicable rules and regulations for a public offering in the jurisdiction or jurisdictions in which such obligation, note or debenture is offered, whether outstanding on the date hereof or hereafter created or incurred, which are not expressly made pari passu or subordinate to the Exchange Notes;

         (c) All obligations and liabilities of Holdings (other than indebtedness represented by the Exchange Notes) to which the Exchange Notes shall be expressly subordinated in writing by the holders of not less than a majority in aggregate principal amount of the Exchange Notes then outstanding;

         (d) All other obligations and liabilities of Holdings (other than indebtedness represented by the Exchange Notes); and

         (e) All renewals, extensions, modifications and refundings of any such obligation or liability;

unless in the case of either (a), (b), (c), (d) or (e), the terms of the agreement or instrument creating the obligation or liability provide that it is not senior to the Exchange Notes.

         Events of Default and Remedies. Subject to the subordination and standstill provisions described above under the heading "Subordination and Standstill Provisions": (i) upon the occurrence and continuation of any Event of Default (as defined below), then (a) in the case of any Event of Default specified in clause (a) or (d)(i) of the definition of "Event of Default," each holder of Exchange Note, and (b) in the case of any other Event of Default specified in clause (b) or (c) of the definition of "Event of Default," the holder or holders of record of at least twenty-five percent (25%) in aggregate principal amount of the Exchange Notes then outstanding, may proceed to protect and enforce his or their rights, as the case may be, by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition, or in aid of the exercise of any power granted in the Exchange Notes, and may by notice in writing to Holdings declare all or any part of the unpaid balance of the Exchange Notes held by him to be forthwith due and payable, and the holder may proceed to enforce payment of such balance or part thereof in such manner as he may elect; and (ii) Holdings shall pay to the holder, upon demand, the reasonable costs and expenses (including reasonable attorneys fees and expenses) incurred by the holder in connection with the enforcement of his rights and remedies arising upon the occurrence and continuance of an Event of Default.

         Anything in the Exchange Notes to the contrary notwithstanding, if any one or more Events of Default specified in clause (d)(ii) or (iii) of the definition of "Event of Default" shall occur and be continuing, then the holder or holders of record of at least twenty-five percent (25%) in aggregate principal amount of the Exchange Notes then outstanding may proceed to protect and enforce his or their rights by suit in equity for specific performance and/or action at law for damages; provided that the remedy, judgment, damages or other relief in equity or at law of any such holder or holders shall be limited to the right to seek specific performance of the obligation of Holdings to make payments in respect of interest accrued on the Exchange Notes or damages, as the case may be, to, and only to, the extent that Holdings shall have had cash available for interest payments (defined in the Exchange Notes similarly to Cash Available for Redemption) at the relevant date, determined in accordance with the Exchange Notes. Such remedy (i) shall be the sole and exclusive remedy at law or in equity of any such holder or holders of Exchange Notes in respect of any one or more Events of Default specified in clause (d)(ii) or (iii) of the definition of "Event of Default" and (ii) shall be subject to the subordination and standstill provisions described above under the heading "Subordination and Standstill Provisions."

         For purposes of the Exchange Notes, "Event of Default" means the occurrence and continuance of any of the following events:

         (a) Except as otherwise provided in clause (d) below, Holdings shall have failed, for a period of thirty days after written notice thereof, to make any principal, interest, fee or other payment on any of the indebtedness evidenced by the Exchange Notes (notwithstanding that such payment shall have been suspended pursuant to the subordination provisions hereof); or

         (b) Except as otherwise provided in clause (d) below, Holdings shall have failed duly to observe or perform in any material respect any other covenant, agreement or provision contained in the Exchange Notes other than those referred to in subdivision (a) above, and such failure shall have continued for a period of thirty days after written notice thereof; or

         (c) Any customary bankruptcy-type event with respect to Holdings shall have occurred and be continuing.


         (d)      notwithstanding the foregoing clauses (a), (b) and (c),

                  (i) the failure of Holdings to pay interest payable on any interest payment date occurring after the earlier of (A) December 31, 2002 or (B) the Catch-up Date shall constitute an Event of Default to, and only to, the extent that Holdings shall fail to pay such interest in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to each such interest payment date;

                  (ii) the failure of Holdings to make the interest payment described in paragraph (b) under the heading "-- Interest" shall not constitute an Event of Default under the Exchange Notes to, and only to, the extent that Holdings shall fail to make such payment in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to the Catch-up Date; and

                  (iii) the failure of Holdings to make any interest payment described in paragraph (c) under the heading "-- Interest" shall constitute an Event of Default under the Exchange Notes to, and only to, the extent that Holdings shall fail to make such payment in an amount at least equal to the amount of cash available for interest payments, determined in accordance with the Exchange Notes, as determined by Holdings as of a date within ten business days prior to the relevant interest payment date.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 199 , all dealers effecting transactions in the New Notes may be required to deliver a Prospectus. For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

         The Company will not receive any proceeds from any sales of New Notes by broker-dealers. New Notes received by broker-dealers pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters related to the Notes offered hereby are being passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements and schedules of DESA Holdings Corporation at March 1, 1997 and February 28, 1998, and for each of the three years in the period ended February 28, 1998 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Heath Company (a wholly-owned subsidiary of Heath Holding Corp.) (excluding Heathkit Division) and Subsidiary as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


DESA HOLDINGS CORPORATION

    Report of Ernst & Young LLP.........................................................................  F-2
    Consolidated Balance Sheets as of March 1, 1997 and February 28, 1998...............................  F-3
    Consolidated Statements of Income for fiscal years ended March 2, 1996, March 1, 1997 and
             February 28, 1998..........................................................................  F-5
    Consolidated Statements of Stockholders' Equity (Deficit) for fiscal years ended March 2, 1996, March
             1, 1997 and February 28, 1998..............................................................  F-6
    Consolidated Statements of Cash Flows for fiscal years ended March 2, 1996, March 1, 1997 and
             February 28, 1998..........................................................................  F-7
    Notes to Consolidated Financial Statements..........................................................  F-8
    Consolidated Balance Sheet as of May 30, 1998 (Unaudited) .......................................... F-30
    Consolidated Statements of Income for the thirteen weeks ended May 31, 1997 and May 30, 1998
             (Unaudited)................................................................................ F-32
    Consolidated Statement of Stockholders' Equity (Deficit) for the thirteen weeks ended May 30, 1998
             (Unaudited)................................................................................ F-33
    Consolidated Statements of Cash Flow for the thirteen weeks ended May 31, 1997 and May 30, 1998
             (Unaudited)................................................................................ F-34
    Notes to Consolidated Financial Statements (Unaudited).............................................. F-35

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY

    Report of Deloitte & Touche LLP..................................................................... F-39

    Financial Statements for the year ended December 31, 1997:

    Consolidated Balance Sheets......................................................................... F-40

    Consolidated Statements of Operations............................................................... F-41

    Consolidated Statements of Shareholders' Equity..................................................... F-42

    Consolidated Statements of Cash Flow................................................................ F-43

    Notes to Consolidated Financial Statements.......................................................... F-44

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
DESA Holdings Corporation

         We have audited the accompanying consolidated balance sheets of DESA Holdings Corporation (the "Company") as of March 1, 1997 and February 28, 1998, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DESA Holdings Corporation at March 1, 1997 and February 28, 1998, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.


                                                  Ernst & Young LLP
New York, New York
May 27, 1998

                                             DESA HOLDINGS CORPORATION

                                            CONSOLIDATED BALANCE SHEETS

                                     (In thousands, excepts number of shares)


                                                                 March 1, 1997        February 28, 1998
                                                              -------------------    -------------------

Assets
Current assets:
  Cash and cash equivalents...............................        $    5,058             $      794
  Accounts receivable, net................................            13,066                 20,838
  Inventories:
     Raw materials........................................               508                  1,257
     Work-in-process......................................             4,386                  8,908
     Finished goods.......................................            10,853                 30,191
                                                                   ---------              ---------
                                                                      15,747                 40,356
  Deferred tax assets.....................................             1,206                  3,730
  Other current assets....................................               555                  1,440
                                                                   ---------              ---------
Total current assets......................................            35,632                 67,158
Property, plant and equipment:
  Land....................................................               390                    390
  Buildings and improvements..............................             4,297                  5,241
  Machinery and equipment.................................            24,892                 29,891
  Furniture and fixtures..................................               640                    630
                                                                   ---------              ---------
                                                                      30,219                 36,152
  Less accumulated depreciation...........................            20,137                 22,593
                                                                   ---------              ---------
                                                                      10,082                 13,559
Goodwill..................................................            40,829                 63,430
Other assets..............................................             5,441                 11,489
                                                                   ---------              ---------
Total assets..............................................        $   91,984             $  155,636
                                                                   =========              =========



                                       F-3



                                             DESA HOLDINGS CORPORATION

                                     CONSOLIDATED BALANCE SHEETS - (Continued)

                                     (In thousands, excepts number of shares)


                                                                 March 1, 1997        February 28, 1998
                                                              -------------------    -------------------

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable........................................        $   17,997             $   15,035
  Accrued interest........................................             1,288                  5,725
  Accrued liabilities.....................................             7,407                 14,004
  Income taxes payable....................................             1,156                     49
  Current portion of long-term debt.......................            16,350                  5,250
                                                                   ---------              ---------
Total current liabilities.................................            44,198                 40,063
Long-term debt............................................           130,600                261,105
Deferred tax liabilities..................................             1,664                  1,781
Other liabilities.........................................               276                    433
                                                                   ---------              ---------
Total liabilities.........................................           176,738                303,382


Commitments

Series C redeemable preferred stock, $.01 par value;
   authorized -- 40,000 shares at February 28, 1998;
   issued and outstanding -- 17,600 shares at February
   28, 1998 (liquidation preference -- $18,144,000 at
   February 28, 1998)                                                     --                 14,661
Stockholders' equity (deficit):
   Common stock,  $.01 par value;  authorized --  30,000,000
     shares at March 1, 1997;  issued and  outstanding  --
     23,573,876  shares at March 1, 1997 and 13,688,015
     shares at February 28, 1998..........................               236                    137
   Nonvoting common stock, $.01 par value; authorized--
     2,000,000  shares at March 1, 1997 and  3,000,000
     shares at  February  28, 1998;  issued  and  outstanding  --
     1,781,557  shares at March 1, 1997 and 90,604 shares
     at February 28, 1998.................................                18                      1
   Capital in excess of par value.........................            26,722                 85,926
   Carryover predecessor basis adjustment.................           (32,309)               (32,309)
   Retained earnings (deficit)............................           (79,113)              (215,598)
   Cumulative translation adjustment......................              (308)                  (564)
                                                                   ---------              ---------
Total stockholders' equity (deficit)......................           (84,754)              (162,407)
                                                                   ---------              ---------
Total liabilities and stockholders' equity (deficit)......        $   91,984             $  155,636
                                                                   =========              =========



                             See accompanying notes.

                                             DESA HOLDINGS CORPORATION

                                         CONSOLIDATED STATEMENT OF INCOME

                                                  (In thousands)


                                                                       Fiscal Year Ended
                                                      ----------------------------------------------------
                                                          March 2,          March 1,        February 28,
                                                            1996              1997              1998
                                                      ----------------  ----------------  ----------------
Net sales.............................................   $    186,324      $    209,105      $   $224,169
Cost of sales.........................................        116,217           130,890           145,486
                                                        -------------     -------------     -------------
Gross profit..........................................         70,107            78,215            78,683
Operating Costs and expenses:
  Selling.............................................         25,684            31,353            36,081
  General and administrative .........................          9,819            11,303            11,199
  Other...............................................          2,325             2,601             2,911
                                                        -------------     -------------     -------------
                                                               37,828            45,257            50,191
                                                        -------------     -------------     -------------

Operating profit......................................         32,279            32,958            28,492

Interest expense......................................          7,073            14,509            17,327
                                                        -------------     -------------     -------------
Income before provision for income taxes..............         25,206            18,449            11,165
Provision for income taxes............................         10,703             7,733             5,545
                                                        -------------     -------------     -------------
Income before extraordinary item......................         14,503            10,716             5,620
Extraordinary item, net of income tax benefit.........          2,638                --             2,308
                                                        -------------     -------------     -------------
Net income............................................         11,865            10,716             3,312
Less dividends on preferred stock.....................            853                --               544
                                                        -------------     -------------     -------------
Income available for common stockholders..............   $     11,012      $     10,716      $     $2,768
                                                        =============     =============     =============




                             See accompanying notes.

                                                      DESA HOLDINGS CORPORATION

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           Fiscal years ended March 2, 1996, March 1, 1997
                                                        and February 28, 1998

                                                           (In thousands)



                                                                                       Carryover                            Total
                              Preferred   Preferred                          Capital    Prede-                             Stock-
                                Stock      Stock                Nonvoting      in       cessor     Retained   Cumulative   holders'
                                Series     Series      Common      Common   Excess of    Basis     Earnings   Translation  Equity
                                  A          B         Stock       Stock    Par Value   Adjustment (Deficit)   Adjustment (Deficit)
                              ---------  ---------   ---------   ---------  ---------   ---------   ---------   ---------  ---------
Balance at February 25, 1995. $   5,796  $   4,715   $     232   $      --  $  25,441   $ (32,309)  $  12,313   $       6  $ 16,194
Net income...................        --         --          --          --         --          --      11,865          --    11,865
Dividends on preferred stock
     (see Note 7)............       622        231          --          --         --          --        (853)         --        --
Redemption of preferred stock
     (see Note 7)............    (6,418)    (4,946)         --          --         --          --          --          --   (11,364)
Exercise of stock options....        --         --           2          --        200          --          --          --       202
Exercise of BT warrant.......        --         --          --          18        873          --          --          --       891
Dividends on common stock
     and nonvoting common
     stock...................        --         --          --          --         --          --    (113,154)         --  (113,154)
Translation  adjustment......        --         --          --          --         --          --          --         (36)      (36)
                             ----------  ---------   ---------  ----------  ---------   ---------  ----------  ----------  --------
Balance at March 2, 1996.....        --         --         234          18     26,514     (32,309)    (89,829)        (30)  (95,402)
Net income...................        --         --          --          --         --          --      10,716          --    10,716
Exercise of stock options....        --         --           2          --        208          --          --          --       210
Translation adjustments......        --         --          --          --         --          --          --        (278)     (278)
                             ----------  ---------   ---------  ----------  ---------   ---------  ----------  ----------  --------
Balance at March 1, 1997 ....        --         --         236          18     26,722     (32,309)    (79,113)       (308)  (84,754)
Net income ..................        --         --          --          --         --          --       3,312          --     3,312
Exercise of stock options....        --         --          --          --          5          --          --          --         5
Exercise of stock options
     simultaneously with the
     1998 Recapitalization ..        --         --           2          --        148          --          --          --       150
Tax benefit on exercise of
     stock option ...........        --         --          --          --        177          --          --          --       177
Repurchase of common stock
     during the 1998
     Recapitalization........        --         --        (223)        (17)   (18,276)         --    (139,190)         --  (157,706)
Issuance of common stock
     during the 1998
     Recapitalization .......        --         --         112          --     73,703          --          --          --    73,815
Expenses attributable to the
     1998 Recapitalization ..        --         --          --          --     (6,536)         --          --          --    (6,536)
Issuance of Warrants during the
     1998 Recapitalization ..        --         --          --          --      3,002           --         --          --     3,002
Issuance of common stock.....        --         --          11          --      7,050          --          --          --     7,061
Repurchase of common stock...        --         --          (1)         --        (69)         --          --          --       (70)
Dividends on preferred stock.        --         --          --          --         --          --        (544)         --      (544)
Accretion of preferred stock.        --         --          --          --         --          --         (63)         --       (63)
Translation adjustment.......        --         --          --          --         --          --          --        (256)     (256)
                             ----------  ---------   ---------  ----------  ---------   ---------  ----------  ----------  --------
Balance at February 28, 1998. $      --  $      --   $     137   $       1  $  85,926   $ (32,309)  $(215,598)  $    (564)$(162,407)
                             ==========  =========   =========  ==========  =========   =========  ==========  ==========  =========

                             See accompanying notes.

                                             DESA HOLDINGS CORPORATION

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (In thousands)

                                                                Fiscal years ended
                                                       ------------------------------------
                                                        March 2,    March 1,    February 28,
                                                          1996        1997         1998
                                                       ----------- -----------  -----------

Operating activities
Net income...........................................   $ 11,865    $ 10,716     $  3,312
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation.......................................      2,332       2,432        2,456
  Amortization.......................................      1,963       2,104        2,256
  Deferred income taxes..............................        964          --          (36)
  Equity in undistributed earnings of joint  venture.       (119)       (132)        (157)
  Extraordinary item.................................      2,638          --        2,308
  (Increase) decrease in operating assets
    Accounts receivable, net.........................      4,431      (2,315)         131
    Inventories......................................        (67)       (811)      (6,996)
    Other current assets.............................        (64)       (337)        (153)
  Increase (decrease) in operating liabilities:
    Accounts payable.................................     (3,224)      7,107       (7,646)
    Accrued Interest.................................       (915)        798        4,437
    Other accrued liabilities........................     (1,601)     (1,492)         512
    Income taxes payable.............................      1,380         346          565
    Other liabilities................................       (208)        (18)         157
                                                       ---------   ---------    ---------
Net cash provided by operating activities............     19,375      18,398        1,146
                                                       ---------   ---------    ---------

Investing activities
Capital expenditures.................................     (2,122)     (2,770)      (5,475)
Dividends received from joint venture................        112         132          157
Net cash paid for acquisition of Heath Holding Corp..         --          --      (40,294)
Other................................................        (50)       (244)        (368)
                                                       ---------   ---------    ---------
Net cash used in investing activities................     (2,060)     (2,882)     (45,980)
                                                       ---------   ---------    ---------

Financing activities
Recapitalization transactions:
  Proceeds from Term Loans...........................    155,000          --      100,000
  Proceeds from revolver loan........................      9,900          --           --
  Proceeds from Working Capital Loan.................         --          --       35,500
  Proceeds from issuance of Senior Subordinated Notes         --          --      130,000
  Proceeds from issuance of Series C Redeemable
    Preferred Stock..................................         --          --       14,598
  Proceeds from issuance of warrants.................         --          --        3,002
  Proceeds from exercise of BT Warrant...............        891          --           --
  Proceed from issuance of common stock..............         --          --       73,815
  Exercise of stock options..........................         --          --          150
  Repurchase of common stock.........................         --          --     (157,706)
  Redemption of Series A Preferred Stock.............     (6,418)         --           --
  Redemption of Series B Preferred Stock.............     (4,946)         --           --
  Repayment of Term Loans............................    (50,950)         --     (183,095)
  Dividends paid on common stock and nonvoting
    common stock.....................................   (113,154)         --           --
  Payment of expenses................................     (5,673)         --      (17,670)
Increase (decrease) in revolving loan................     (7,141)     (2,759)      43,000
Decrease in working capital loan ....................         --          --      (20,020)
Principal payments of Term Loans.....................    (11,050)     (8,050)      (7,980)
Proceeds from Acquisition Loan.......................         --          --       20,000
Payments from repurchase of common stock.............         --          --          (70)
Exercise of stock options............................        202         210            5
Proceeds from issuance of common stock...............         --          --        7,061
                                                       ---------   ---------    ---------
Net cash provided by (used in) financing activities..    (33,339)    (10,599)      40,590
                                                       ---------   ---------    ---------

Effect of exchange rates on cash.....................         (1)         (4)         (20)
                                                       ---------   ---------    ---------
Increase (decrease) in cash and cash equivalents
  for the period.....................................    (16,025)      4,913       (4,264)
Cash and cash equivalents at beginning of period.....     16,170         145        5,058
                                                       ---------   ---------    ---------
Cash and cash equivalents at end of period...........   $    145    $  5,058     $    794
                                                       =========   =========    =========

                             See accompanying notes.

                            DESA HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Fiscal years ended March 2, 1996, March 1, 1997 and February 28, 1998


1. Organization and Basis of Presentation

     DESA Holdings Corporation ("Holdings") was formed in 1993 by a group of investors led by Hicks, Muse, Tate & Furst ("Hicks Muse") and certain management shareholders. Hicks Muse owned 60% of the outstanding voting shares of Holdings with the remaining shares owned by the management shareholders. In December 1993, Holdings acquired all of the outstanding common shares of DESA
International, Inc. ("DESA") (the "Restructuring" transaction). This Restructuring met the criteria under the Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transaction". Consequently, management's entire residual interest in Holdings was valued at its predecessor basis and is shown as a Carryover Basis Adjustment of $32,308,744, which reduces stockholders' equity (deficit) on the consolidated balance sheets whereas Hicks Muse's residual interest was valued at fair value.

     Holdings was refinanced on January 12, 1996 through a new credit agreement with Bankers Trust. In conjunction with this transaction, Holdings paid a dividend of $113,154,449 to the holders of common stock and nonvoting common stock, repurchased all outstanding shares of its Series A and Series B preferred stock, including payment of the accrued preferred stock dividends, and repaid the outstanding balance of the old term loans. In addition, Holdings issued 1,781,557 shares of nonvoting common stock in conjunction with the exercise of warrants previously issued to Bankers Trust. Since the refinancing in January 1996 did not result in a change in the controlling interest held by the management shareholders and Hicks Muse, a change in the accounting basis under generally accepted accounting principles to reflect the current market value was not applied and the refinancing has been accounted for as a recapitalization with all amounts paid to Hicks Muse, Bankers Trust, management shareholders and other investors being recorded as reductions in stockholders' equity (deficit) (the "1996 Recapitalization").

     On November 26, 1997, J.W. Childs Equity Partners, L.P. and certain other investors (collectively, the "Investors") acquired 89.6% of the outstanding shares of Holdings. In connection with such transaction, Holdings issued to the Investors 11,373,973 shares of $.01 par value common stock, for aggregate consideration of $73.8 million ($6.49 per share) and 17,600 shares of $.01 par value Series C redeemable preferred stock (the "Preferred Stock") and warrants to purchase 463,232 shares of Holdings' nonvoting common stock ("the Warrants") in exchange for aggregate consideration of $17.6 million. In addition, certain of Holdings' existing stockholders retained a portion of their existing shares of capital stock which have a total value of $8.6 million ($6.49 per share) and represent 10.4% of the outstanding shares of Holdings. Holdings used such proceeds, together with a portion of the proceeds borrowed by its wholly-owned subsidiary, DESA, under new term loans and a working capital loan facility (the "New Credit Facility") with NationsBank, N.A., as administrative agent, to repurchase 89.6% of its outstanding common stock and nonvoting common stock for $157,706,000 ($6.53 per share, inclusive of $1,119,000 (or $0.04 per share)
relating to a purchase price adjustment for net working capital that was higher at the closing date than originally estimated at the measurement date). The remaining proceeds from the New Credit Facility and the proceeds from the issuance by DESA of $130,000,000 of Senior Subordinated Notes (the "Senior Notes") were used to repay the outstanding amounts under Holdings existing credit agreement (See Notes 6 and 7).

     The  above   described   transactions   have  been   accounted   for  as  a
recapitalization (the "1998 Recapitalization") with all amounts paid to the former shareholders recorded as reductions in stockholders' equity (deficit).

                            DESA HOLDINGS CORPORATION

2. Company Operations

     Holdings is engaged in the manufacturing and marketing of various consumer product lines, including zone heating products and specialty products. Two significant customers, which operate in the hardware homecenter industry, accounted for 10% and 11% of net sales, respectively in fiscal 1996, 13% and 11% of net sales, respectively, in fiscal year 1997 and 17% and 13% of net sales, respectively, in fiscal year 1998.

     Other than a small amount of goodwill, Holdings has no assets, operations or cash flows independent of DESA, and, accordingly, separate financial statements for DESA have not been provided as management believes that such financial statements are not material to an investor. Holdings has fully and unconditionally guaranteed the New Credit Facility and the Senior Notes (See
Note 6).

3. Summary of Significant Accounting Policies

Fiscal Year

Holdings' fiscal year ends on the Saturday closest to February 28. The fiscal years for the financial statements included herein ended on March 2, 1996 (53 weeks), March 1, 1997 (52 weeks) and February 28, 1998 (52 weeks).

Consolidation

The accompanying consolidated financial statements include the accounts of DESA Holdings Corporation and its wholly-owned subsidiary, DESA International, Inc., and all of its wholly- owned subsidiaries, including DESA Industries of Canada, Inc., DESA Europe B.V. and Heath Limited. The consolidated accounts of Heath Holding Corp. are included as of February 28, 1998 and for the period from February 4, 1998 (date of acquisition) through February 28, 1998 (See Note 4). All significant intercompany accounts and transactions have been eliminated. DESA's 50% interest in a joint venture is accounted for using the equity method.

Cash Equivalents

Holdings considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

     Inventories are stated at the lower of cost or market. The cost of all inventories in the United States is valued using the last-in, first-out ("LIFO") method while the cost of all foreign inventories is valued using the first-in, first-out ("FIFO") method. At March 1, 1997 and February 28, 1998, approximately 88% and 82%, respectively, of the total inventories are priced at LIFO. The effect of using the LIFO method in fiscal years 1996, 1997 and 1998 was to increase pre-tax income by $95,000, $278,000 and $284,000, respectively.

     If the LIFO method of valuing inventories was not used, total inventories would have been $373,000 and $657,000 lower than reported at March 1, 1997 and February 28, 1998, respectively.

                            DESA HOLDINGS CORPORATION

3. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized whereas maintenance and repairs are expensed as incurred. Upon disposition, the asset cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in income.

     Depreciation of plant and equipment is determined on the straight-line basis over the following estimated useful lives:


Buildings and improvements                       33 years
Machinery and equipment                         5-12 years
Furniture and fixtures                          5-10 years
Tooling and molds                               2-3 years

Income Taxes

     Holdings accounts for income taxes using the liability method as required by Statement of Financial Accounting Standard No. 109 ("FAS 109"). Under the provisions of FAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are determined based on tax rates expected to be in effect when the taxes are actually paid or refunds received.

Financing Costs

     Financing costs are amortized using the interest method over the life of the related debt instrument. The amortization of these financing costs is included in other operating expenses in the consolidated statements of income.

Goodwill

     Goodwill is amortized on the straight-line basis over 40 years and is recorded at cost less accumulated amortization. Holdings reviews the recoverability of its goodwill by comparing the unamortized carrying value to anticipated undiscounted future cash flows. Any impairment is charged to expense when such determination is made. Accumulated amortization at March 1, 1997 and February 28, 1998 was $3,660,000 and $4,828,000, respectively, and amortization expense for fiscal years 1996, 1997 and 1998 was $1,118,000, $1,118,000, and
$1,168,000, respectively.

Warranty Costs

     Holdings warrants its products against defects in design, materials and workmanship generally for six months to two years, depending on the product. A provision for estimated future costs related to warranty expense is recorded on an accrual basis when products are shipped.

                            DESA HOLDINGS CORPORATION

3. Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

     All assets, liabilities and results of operations are measured in the primary currency ("functional currency") in which each entity conducts its business. Assets and liabilities denominated in a currency other than the functional currency are remeasured and stated in the functional currency based on current or historical exchange rates. Gains or losses arising therefrom are included in net income. Adjustments resulting from translating foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders' equity (deficit) called "Cumulative Translation Adjustment." Revenues and expenses are translated into U.S. dollars at average monthly exchange rates. The Canadian dollar has been determined to be the functional currency for DESA's Canadian subsidiary, the Netherlands Guilder for its European subsidiary and the Hong Kong dollar for its Hong Kong subsidiary.

Derivative Financial Instruments

     Gains and losses related to interest rate protection agreements used to convert floating rate debt to a fixed rate basis are recorded over the lives of the agreements as an adjustment to interest expense.

     Holdings utilizes forward exchange foreign currency contracts to reduce foreign exchange risks that arise from exchange rate movements between the dates that foreign currency transactions for the purchase of inventories are entered into and the date they are consummated. Gains and losses related to qualifying hedges of foreign currency risk exposure are deferred and recorded as adjustments to the carrying amounts of the related assets when the hedge transactions occur.

Impact of Recently Issued Accounting Pronouncements

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," was issued in June 1997 and will be adopted by Holdings in its fiscal year ending February 27, 1999, although early adoption is permitted. The primary objective of this statement is to report and disclose a measure of all changes in the equity of a company that result from the transactions and other economic events of the period other than transactions with owners. Holdings does not anticipate that this statement will have a significant impact on its consolidated financial statements.

Impact of Recently Issued Accounting Pronouncements (continued)

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and will be adopted by Holdings in its fiscal year ending February 27, 1999, although early adoption is permitted. This statement requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Holdings does not anticipate that the adoption of the statement will have a significant impact on its consolidated financial statements.

Reclassification

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

                            DESA HOLDINGS CORPORATION

3. Summary of Significant Accounting Policies (continued)

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

4. Business Combination

     On February 4, 1998, Holdings purchased all of the issued and outstanding stock of Heath Holding Corp. ("Heath") for an aggregate purchase price of $42,365,000. The purchase price consisted of $40,365,000 in cash and a
$2,000,000 junior subordinated note payable. Heath is engaged in the manufacturing and distribution of motion-sensor lighting products and wireless home-controlled devices, all of which are included in the Specialty Products segment of Holdings. Holdings accounted for such acquisition using the purchase method. The fair value of the assets acquired and liabilities assumed at February 4, 1998 is summarized as follows (in thousands):


Current assets                                      $   25,757
Property, plant and equipment                              458
Other assets                                             2,370
Goodwill                                                23,769
Current liabilities                                     (9,989)
                                                    ----------
                                                    $   42,365
                                                    ==========

         This allocation is preliminary and will be adjusted as necessary based upon our further analysis of the acquisition of Heath.

         The acquisition of Heath was financed through the issuance by Holdings of 1,081,852 shares of its common stock to certain of the Investors, borrowings of $20,000,000 under the NationsBank Acquisition Loan Commitment A, the issuance of a $2,000,000 note by H.I.G. Investment Group, L.P. and certain other note holders, and additional borrowings under the NationsBank Working Capital Loan Commitment. The goodwill related to the acquisition of Heath is being amortized on the straight-line basis over 40 years.

         The pro forma unaudited consolidated results of operations assuming consummation of the acquisition of Heath as of the beginning of the respective periods, are as follows (in thousands):


                                                        Fiscal Year
                                                     1997          1998
                                                -------------- -------------

Net sales                                             $253,520      $277,667
Income before extraordinary item                         9,353         7,409
Income available for common stockholders                 9,353         4,557

                            DESA HOLDINGS CORPORATION

4. Business Combination (continued)

         The fiscal year 1997 results include a non-recurring charge of $1,825,000 related to a litigation settlement of a patent infringement suit related to Heath.

5. Accounts Receivable

         Accounts receivable are net of an allowance for doubtful accounts of $936,000 and $1,517,000 at March 1, 1997 and February 28, 1998, respectively.

6. Financing Arrangements

         As part of the 1996 Recapitalization discussed in Note 1, Holdings entered into a credit agreement on January 12, 1996 with Bankers Trust Co. and various banks that consisted of a Revolving Loan Commitment ("Revolver") of up to $65,000,000, a Tranche A Term Loan Commitment ("Tranche A Loan") of
$100,000,000 and a Tranche B Term Loan Commitment ("Tranche B Loan") of $55,000,000 (collectively, the "BT Facility"). Holdings purchased an interest rate protection agreement in June 1996 which limited the maximum LIBOR interest rate payable on the term loans under the BT Facility to 8% before margins. Under the terms of the BT Facility, Holdings was obligated to make additional principal payments in fiscal 1998 of $3,700,000 and $2,100,000 under the Tranche A and Tranche B Loans, respectively.

         As part of the 1998 Recapitalization, discussed in Note 1, Holdings entered into a new credit agreement on November 26, 1997 with NationsBank, N.A., UBS Securities LLC and Nationsbanc Montgomery Securities, Inc. which was amended in May 1998 that consists of a Working Capital Loan Commitment of up to $75,000,000 (which includes a Swing-Line Loan Commitment of up to $5,000,000), a Term A Loan Commitment ("New Term A Loan") of $50,000,000, a Term B Loan Commitment ("New Term B Loan") of $50,000,000, an Acquisition Loan Commitment of up to $20,000,000 and an Acquisition Loan Commitment B of up to $30,000,000 (collectively, the "New Credit Facility"). Also in connection with the Recapitalization, DESA issued $130,000,000 aggregate principal amount of Senior Subordinated Notes ("Senior Notes") to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933.

         The New Credit Facility requires a Clean-Up Period, as defined, under the Working Capital Loan Commitment, for a period of 30 consecutive days occurring between January 1 and May 30 in each calendar year commencing January 1, 1998. During the Clean-Up Period, the sum of Working Capital advances, Letter of Credit advances and Swing Line loan advances outstanding shall not exceed $24,000,000 in 1998 and $15,000,000 for any Clean-Up Period thereafter.

         Holdings has no outstanding balance drawn against the $5,000,000 Swing-Line Loan Commitment at February 28, 1998. The Swing-Line Loan, which accrues interest monthly at the prime rate plus 1.25% per annum, extends to the earlier of November 26, 2003 or thirty days after the requested borrowing. After the expiration of the Swing-Line Loan period, the $5,000,000 Commitment remains as part of the Working Capital Loan Commitment of $75,000,000.

         Commencing in fiscal 1999, the required annual payments under the New Term A and New Term B Term Loans are increased by 50% of any excess cash flows at the end of the fiscal year, as defined.

                            DESA HOLDINGS CORPORATION

6. Financing Arrangements (continued)

         This credit agreement includes various restrictive covenants which, among other things, prohibit payment of dividends to common stockholders, set maximum limits on capitalized lease obligations and capital expenditures, require minimum consolidated EBITDA (as defined) levels, and set consolidated interest coverage, fixed charge coverage and leverage ratios. Substantially all of Holdings' consolidated assets are pledged under the New Credit Facility.

         Outstanding borrowings consist of the following (in thousands):


                                                                               March 1, 1997    February 28, 1998
                                                                             -----------------  ------------------

Bankers Trust Co. and Various Banks Tranche A Term Loan (A)                     $   92,500         $        -
Bankers Trust Co. and Various Banks Tranche B Term Loan (B)                         54,450                  -
Bankers Trust Co. and Various Banks Revolver Loan Commitment (C)                         -                  -
9 7/8% Senior Subordinated Notes Due 2007 (D)                                            -            130,000
NationsBank and Various Banks Term A Loan (E)                                            -             49,125
NationsBank and Various Banks Term B Loan (F)                                            -             49,750
NationsBank and Various Banks Working Capital Loan Commitment (G)                        -             15,480
NationsBank and Various Banks Acquisition Loan (H)                                       -             20,000
NationsBank and Various Banks Acquisition Loan B (I)                                     -                  -
Note payable related to acquisition of Heath (J)                                         -              2,000
                                                                               -----------         ----------
Total outstanding borrowings                                                       146,950            266,355
Less current portion of long term debt:                                             16,350              5,250
                                                                               -----------         ----------
Total long- term debt                                                           $  130,600         $  261,105
                                                                               ===========         ==========

(A) The Tranche A Term Loan was payable in quarterly installments and accrued interest at the prime rate plus 1.25% or LIBOR plus 2.50% at the option of Holdings. The weighted average interest rate was 8.24% in 1998 and 8.04% in 1997. The Tranche A Term Loan was repaid in conjunction with the 1998 Recapitalization discussed in Note 1.

(B) The Tranche B Term Loan was payable in quarterly installments and accrued interest at the prime rate plus 1.75% or LIBOR plus 3% at the option of Holdings. The weighted average interest rate was 8.74% in 1998 and 8.54% in 1997. The Tranche B Term Loan was repaid in conjunction with the 1998 Recapitalization discussed in Note 1.

(C) The Revolver was payable at anytime at the option of Holdings and accrued interest at the prime rate plus 1.25% or LIBOR plus 2.50% at the option of Holdings. The weighted average interest rate was 8.32% in 1998 and 8.24% in 1997. Holdings paid commitment fees of 1/2 of 1% per annum on the daily unutilized revolving loan commitment. The outstanding balance of the Revolver was repaid in conjunction with the 1998 Recapitalization discussed in Note 1.



                                      F-14



                            DESA HOLDINGS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


6. Financing Arrangements (continued)

(D) The Senior Notes are payable on December 15, 2007 and accrue interest at a rate of 9.875% per annum. Interest is payable semi-annually on June 15 and December 15, commencing on June 15, 1998. The Senior Notes can be redeemed prior to the mandatory redemption date based upon the occurrence of certain events, as defined.

(E) The New Term A Loan is payable in quarterly installments through November 26, 2003 and accrues interest at the prime rate plus 1.25% or LIBOR plus 2.25% at the option of Holdings. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. The weighted average interest rate was 8.16% in 1998. Once repaid, the New Term A Loan may not be reborrowed.

(F) The New Term B Loan is payable in quarterly installments through November 26, 2004 and accrues interest at the prime rate plus 1.625% or LIBOR plus 2.625% at the option of Holdings. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. The weighted average interest rate was 8.53% in 1998. Once repaid, the New Term B Loan may not be reborrowed

(G) The Working Capital Loan Commitment is payable at any time at the option of Holdings prior to November 26, 2003 and accrues interest at the prime rate plus 1.25% or LIBOR plus 2.25%, at the option of Holdings. The weighted average interest rate was 8.28% in 1998. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. Holdings can utilize letters of credit under the Working Capital Loan Commitment with no limitation. As of February 28, 1998, letters of credit of $2,291,000 are outstanding under the Working Capital Loan Commitment. Borrowings are generally limited to specific percentages of eligible trade receivables and inventory. Holdings pays commitment fees of1/2of 1% per annum on the daily unutilized Working Capital Loan Commitment.

(H) The Acquisition Loan is payable in quarterly installments commencing in February 2000 and extending through November 26, 2003 and accrues interest, which is payable quarterly, at the prime rate plus 1.625% or LIBOR plus 2.625% at the option of Holdings. The weighted average interest rate was 8.25% in 1998. Once repaid, the Acquisition Loan may not be reborrowed.

(I) The Acquisition Loan B has available borrowings of up to $30,000,000, and is payable in quarterly installments commencing in February 2000 and extending through November 26, 2003 and accrues interest, which is payable quarterly, at the prime rate plus 1.625% or LIBOR plus 2.625%, at the option of Holdings. Once repaid the Acquisition Loan B may not be reborrowed.

(J) The note payable is due on December 31, 2008 and accrues interest, which is payable semi-annually beginning June 30, 1998, at a rate of 7.5% per annum. Holdings may elect, upon written notice, to defer any interest payments, in which event such interest payments shall effectively convert to principal and accrue interest at a rate of 7.5% per annum.

         In accordance with the terms of the New Credit Facility, the ability of DESA to incur additional indebtedness is limited, as defined. At February 28, 1998, DESA can incur additional indebtedness of $26.0 million.

         Cash payments for interest for the years ended March 2, 1996, March 1, 1997 and February 28, 1998 were $8,186,000, $13,656,000 and $12,890,000, respectively.

                            DESA HOLDINGS CORPORATION

6. Financing Arrangements (continued)

         The following table shows the required future repayments under the Company's financing arrangements (in thousands):


Fiscal years ending:
1999                                                   $      5,250
2000                                                          9,625
2001                                                         16,000
2002                                                         16,000
2003                                                         16,000
Thereafter                                                  203,480
                                                       ------------
                                                       $    266,355
                                                       ============

Holdings' management believes the book values of its financing arrangements approximate market value. Market value is determined based on the effective interest rate at which Holdings could borrow funds with similar remaining maturities.

                            DESA HOLDINGS CORPORATION

7. Series C Redeemable Preferred Stock

         Holdings is authorized to issue 2,000,000 shares of $.01 par value Preferred Stock which have no voting rights, except under limited conditions, as defined. Such Preferred Stock has a mandatory redemption date on November 30, 2009 at its liquidation value of $1,000 per share plus accrued and unpaid dividends. The liquidation value is adjustable based upon the occurrence of certain future events, as defined. The holders of Preferred Stock are entitled to receive cumulative dividends at a rate of 12% per annum. Such dividends are payable as and when declared by Holdings' Board of Directors in cash or via the issuance of additional shares of Preferred Stock at a value of $1,000 per share if a cash dividend is not declared prior to any May 31 or November 30 before its redemption. At February 28, 1998, cumulative dividends in arrears on such Preferred Stock were $544,000 or $30.91 per share. Such Preferred Stock was initially recorded on the consolidated balance sheet at $14,598,000 (this amount is net of the fair value assigned to the Warrants of $3,002,000 - See Note 9) and will be accreted to its face value of $17,600,000 over its term. The accretion of Preferred Stock is shown as a reduction to retained earnings (deficit) on the consolidated statements of stockholders' equity (deficit).

8.  Income Taxes


         Significant components of Holdings' deferred tax liabilities and assets are as follows (in thousands):


                                           March 1,   February 28,
                                            1997         1998
                                          ---------    ---------
Deferred tax liabilities:
   Depreciation and amortization             $1,792       $2,142
   Inventory reserves, including LIFO           146            -
   Other--net                                    35            -
                                             ------      -------
Total gross deferred tax liabilities          1,973        2,142
                                             ======      =======

Deferred tax assets:
   Allowance for doubtful accounts              324          538
   Inventory reserves, including LIFO             -           38
   Accrued expenses                           1,028        3,154
   Net operating loss carry-forward               -          471
   Other--net                                   163          128
                                             ------       ------
Total gross deferred tax assets               1,515        4,329
Valuation allowance                               -         (238)
Net deferred tax liabilities (assets)          $458      $(1,949)
                                             ======      =======

                            DESA HOLDINGS CORPORATION

8. Income Taxes (continued)

Shown in consolidated balance sheets as:


Current deferred tax (asset)                      $    (1,206)    $   (3,730)
Non-current deferred tax liability                      1,664          1,781
                                                  -----------     ----------
                                                  $       458     $   (1,949)
                                                  ===========     ==========

         Management has evaluated the need for a valuation allowance against its deferred tax assets and has determined that all of the deductible temporary differences, except $238,000, will be utilized as charges against reversals of future taxable temporary differences and future taxable income. Accordingly, the Company has recorded a $238,000 valuation allowance for a portion of the net operating loss carry-forward acquired in the Heath acquisition which will not be realized during the carry-forward period due to limitations imposed under the Internal Revenue Code. If this net operating loss carry-forward is realized, the reduction of the valuation allowance will be charged against the goodwill from the Heath acquisition.

The Company has net operating loss carry-forwards of approximately $1,385,000 available to offset future taxable income. These net operating loss carry-forwards expire over the next ten years and are subject to limitations imposed by the Internal Revenue Code.

The provision for income taxes consists of the following (in thousands):


                                                  Fiscal Year
                                       ---------------------------------
                                          1996        1997       1998
                                       -----------  ---------- ---------
Current:
  Federal                              $    6,191 $    5,821 $     2,530
  State and local                           1,389      1,110         648
  Foreign                                     436        802         908
                                         --------   --------   ---------
                                            8,016      7,733       4,086
                                         --------   --------   ---------
Deferred:
  Federal                                     855         --        (38)
  State and local                             109         --           2
                                         --------   --------   ---------
                                              964         --        (36)
                                         --------   --------   ---------
                                       $    8,980 $    7,733 $     4,050
                                         ========   ========   =========

                            DESA HOLDINGS CORPORATION

8. Income Taxes (continued)

The income statement classification of the provision (benefit) for income taxes is as follows (in thousands):


                                                         Fiscal Year
                                             1996          1997          1998
                                           ----------   -----------  -----------
Income Tax expense attributable
   to continuing operations                $  10,703    $   7,733    $    5,545
Extraordinary item                            (1,723)          --        (1,495)
                                           ---------      -------      --------
                                           $   8,980    $   7,733    $    4,050
                                           =========      =======      ========


  Included in earnings before income tax expense and extraordinary item for the years ended March 2, 1996, March 1, 1997 and February 28, 1998 are foreign earnings of $747,000, $1,688,000 and $1,249,000, respectively.

  Undistributed earnings of Holdings' foreign subsidiaries amounted to approximately $1,672,00 at February 28, 1998. Approximately $1,280,000 of those earnings are considered to be permanently reinvested, and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, Holdings would be subject to both U.S. income taxes (net of foreign tax credits) and withholding taxes payable to the various foreign countries. In the event that these permanently reinvested earnings are distributed, it is estimated that U.S. federal and state income taxes, net of foreign tax credits, of approximately $508,000 would be due.

  The effective income tax rate differs from the statutory rate as follows (in thousands):


                                                    Fiscal Year
                                               1996       1997        1998
                                            -------     ------      ------
Federal income tax at statutory rate         $8,822     $6,457      $3,908
State income tax, net of federal benefit        974        722         591
Foreign income taxes                            436        212         471
Other--net                                      471        342         575
                                            -------     ------      ------
Provision for income taxes                  $10,703     $7,733      $5,545
                                            =======     ======      ======

Cash payments for income taxes for the years March 2, 1996, March 1, 1997 and February 28, 1998 were $8,174,000, $7,387,000 and $5,154,000, respectively.

                            DESA HOLDINGS CORPORATION

9. Stockholders' Equity (Deficit)

Series A and B Preferred Stock

         Prior to the 1996 Recapitalization (discussed in Note 1), Holdings was authorized to issue 2,000,000 shares of Preferred Stock of which 465,000 shares were designated Series A variable rate cumulative Preferred Stock and 265,000 shares were designated Series B variable rate cumulative Preferred Stock. The issued shares were nonvoting. The holders of Series A variable rate cumulative Preferred Stock ("Series A") and the holders of Series B variable cumulative
Preferred Stock ("Series B") were entitled, until redemption, to receive quarterly dividends at various rates, as defined, of the stated value per share. Preferred dividends accrued for fiscal 1996 were $853,100 which were paid in 24,888 shares of Series A and 9,236 shares of Series B. As part of the 1996 Recapitalization transactions discussed in Note 1, Holdings repurchased and canceled the outstanding shares of Series A and Series B, in whole, at a price equal to the stated value per share plus the dividends which were accrued and unpaid but not added to the stated value.

Warrants Issued with Series C Redeemable Preferred Stock

         The Warrants issued in conjunction with the 1998 Recapitalization entitle the holders to purchase 463,232 shares of Holdings nonvoting common stock for $.01 per share and are exercisable at any time prior to their expiration on November 30, 2009. Such Warrants have been recorded at their fair value of $3,002,000 (valued using the minimum value method in accordance with Statement of Financial Accounting Standards No. 123) as an addition to capital in excess of par value and a reduction to the carrying value of the Preferred Stock.

Stock Option Plan

         In March 1994, Holdings established the 1994 Stock Option Plan which provided for the issuance of incentive stock options or nonqualified stock options for 1,169,261 shares of common stock. The stock options were granted to key employees or eligible nonemployees, as defined, as determined by the Option Committee of the Board of Directors, and the term of the options could not exceed ten years from the grant date. The exercise price of the incentive options was equal to or greater than the fair market value of the common stock on the date of grant, and the exercise price of the nonqualified options was determined by the Option Committee. This plan was terminated on November 26, 1997.

         In fiscal 1996, 1997 and 1998, the Company issued incentive options to purchase 75,000 shares, 215,000 shares and 49,385 shares, respectively, of common stock, of which 51,000 incentive options, 15,000 incentive options and 49,385 incentive options, respectively, vest in three equal annual installments commencing on the first anniversary date. The remaining 24,000 incentive options issued in fiscal 1996 and 200,000 incentive options issued in fiscal 1997 vested immediately upon grant. The weighted average fair value of an option granted during the year was $0.06, $0.12 and $0.34 for the years ended March 2, 1996, March 1, 1997 and February 28, 1998, respectively. All of the outstanding options under the 1994 Plan were exercised in November 1997 as part of the 1998 Recapitalization.

                            DESA HOLDINGS CORPORATION

 9. Stockholders' Equity (Deficit) (continued)

         The following is a summary of Holdings' incentive options under the 1994 Stock Option Plan:


                                                      Number of
                                                        Shares
                                                   ----------------

Outstanding at February 25, 1995                        164,000

Granted on June 1, 1995 at $2.99 per share               24,000
Exercised in 1996 at $1.00 per share                   (144,000)
Exercised in 1996 at $2.99 per share                    (24,000)
Forfeited in 1996                                       (20,000)
Granted on February 22, 1996 at $1.00 per share          51,000
                                                   ------------
Outstanding at March 2, 1996                             51,000

Granted on March 11, 1996 at $1.00 per share            100,000
Granted on May 21, 1996 at $1.00 per share              100,000
Granted on August 1, 1996 at $1.00 per share             15,000
Exercised in 1997 at $1.00 per share                   (210,000)
                                                   ------------
Outstanding at March 1, 1997                             56,000

Granted on April 1, 1997 at $2.00 per share              21,000
Granted on August 25, 1997 at $2.00 per share            28,385
Exercised in 1998 at $1.00 per share                    (56,000)
Exercised in 1998 at $2.00 per share                    (49,385)
                                                   ------------
Outstanding at February 28, 1998                              -
                                                   ============

         In November 1997, Holdings established the 1997 Stock Option Plan which terminates in ten years and provides for the issuance of incentive options or non-qualified stock options for 1,462,222 shares of common stock. The stock options may be granted to key employees or eligible non-employees, as defined, as determined by the Compensation Committee of the Board of Directors, and the term of the options cannot exceed ten years from the grant date, except for employees who own stock possessing more than 10% of the combined voting power of all classes of stock of Holdings, for whom the term of the options is five years. The exercise price of the incentive options shall be equal to or greater than the fair market value of the common stock on the date of grant, except for employees who own stock possessing more than 10% of the combined voting power of all classes of stock, for whom the exercise price cannot be less than 110% of the fair market value of the common stock on the date of grant. The exercise price of the non-qualified options is determined by the Compensation Committee of the Board of Directors

                            DESA HOLDINGS CORPORATION

9. Stockholders' Equity (Deficit) (continued)

         In March 1998, the Compensation Committee awarded 1,346,000 incentive stock options to certain key employees at an option price of $6.50 per share. Of these options, 177,000 options vest as follows: 5% at the end of year one, 10% at the end of year two, 60% at the end of year three, 80% at the end of year four and 100% at the end of year five. The other options are performance based and vest only upon the attainment of certain future financial performance goals.

         Holdings adopted Statement of Financial Accounting Standards No. 123 ("FAS 123") during fiscal 1997. FAS 123 requires Holdings to either adopt a fair value based method of expense recognition for all stock based compensation awards, or provide pro forma net income information as if the recognition and measurement provisions of FAS 123 had been adopted. Holdings decided to account for its stock based compensation awards following the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). APB 25 requires compensation expense to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Holdings stock based awards consist of stock options with an exercise price equal to market price on the date of grant. As such, Holdings has not recorded compensation expense in connection with these awards. The fair value of the options was estimated at the date of grant using a minimum value method and the following assumptions:


                                                       Fiscal Year
                                              -----------------------------
                                                   1997           1998
                                              -------------- --------------

Risk-free interest rate                           5.84%          6.31%
Average life                                     3 years        3 years
Dividend yield                                      0%             0%

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income is as follows:


                                                       Fiscal Year
                                               ---------------------------
                                                    1997           1998
                                               ---------------------------
                                                     (in thousands)
Pro forma net income available for common
stockholders ..............................     $    10,702     $    2,763

Shares Reserved for Issuance

At March 1, 1997 and February 28, 1998, 95,385 shares and 1,462,222 shares, respectively, of common stock were reserved for the exercise and future grant of stock options. At March 1, 1997 and February 28, 1998, 1,781,557 shares and 90,604 shares, respectively, of common stock were reserved for issuance upon conversion of the nonvoting common stock. At February 28, 1998, 463,232 shares of non-voting common stock were reserved for issuance upon exercise of outstanding warrants.

                            DESA HOLDINGS CORPORATION

10. Pension Plans

         All eligible salaried employees are covered by a defined contribution plan ("401K"). After an employee has been employed for six months, Holdings contributes 2% of their salary. Holdings matches an additional 50% of participant contributions up to a maximum contribution of 1%. The cost of this plan was $260,000, $299,000 and $325,000 for the fiscal years ended March 2, 1996, March 1, 1997 and February 28, 1998, respectively.

         Holdings has a defined benefit pension plan covering substantially all of its industrial employees. The defined benefits are based on a service multiplier that is multiplied by years of credited service. Holdings funding policy is consistent with the requirements of federal laws and regulations.

         Assets of the 401K and deferred benefit pension plans are invested in securities of governmental agencies, common stocks and insurance contracts.

         A summary of Holdings' net periodic pension cost related to the defined benefit plan for fiscal years 1996, 1997 and 1998 is as follows (in thousands):


                                                                           Fiscal Year
                                                                    1996      1997        1998
                                                              ------------------------------------
Service cost--benefits earned during the period                $      92  $      85   $       94
Interest cost on projected benefit obligation                        110        136           149
Actual gain on plan assets                                          (251)      (257)         (408)
Net amortization                                                     168        141           252
                                                              ----------  ---------   ------------
Net pension cost                                               $     119  $     105   $       $87
                                                              ==========  =========   ============

                            DESA HOLDINGS CORPORATION

10. Pension Plans (continued)

The following table sets forth the funded status of Holdings' defined benefit plan and the amount recognized in Holdings' consolidated balance sheets as of March 1, 1997 and February 28, 1998 (in thousands):


                                                                           1997      1998
                                                                         -------------------
Actuarial present value of accumulated benefit obligation:
    Vested obligation                                                    $  1,764 $    2,118
    Unvested obligation                                                        60         99
                                                                         -------- ----------
Accumulated benefit obligation                                              1,824      2,217
Future benefit increases                                                       54          -
                                                                         -------- ----------
Projected benefit obligation                                             $  1,878 $    2,217
                                                                         ======== ==========

Plan assets at fair market value                                         $  2,081 $    2,665
Projected benefit obligation                                                1,878      2,217
                                                                         -------- ----------

Excess (deficiency) of plan assets over projected benefit obligation          203        448
Unrecognized net loss                                                         122         29
Unrecognized net obligation                                                   188        164
                                                                         -------- ----------
Prepaid asset                                                            $    513 $      641
                                                                         ========= =========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8% and 7.5%, respectively, for fiscal years 1997 and 1998. The expected long-term rate of return on plan assets for fiscal years 1997 and 1998 was 9%. The impact in fiscal year 1998 of the change in the weighted average discount rate used was to increase the projected benefit obligation by approximately $165,000. Such change in the weighted average discount rate used will impact the determination of the net periodic pension cost in fiscal 1999.

11. Extraordinary Item

In connection with the 1998 Recapitalization (see Note 1), Holdings recorded an extraordinary loss of $2,308,000, net of an income tax benefit of $1,495,000, related to the write-off of the unamortized balance of deferred financing costs associated with the 1996 Recapitalization.

In connection with the 1996 Recapitalization (see Note 1), Holdings recorded an extraordinary loss of $2,638,000, net of an income tax benefit of $1,723,000, related to the write-off of the unamortized balance of deferred financing costs of the old term loans.

12. Foreign Exchange Contracts

At February 28, 1998, Holdings had forward exchange foreign currency contracts, with maturities ranging from June 1998 to November 1998, to purchase approximately $6.3 million in foreign currencies to cover future payments to component suppliers. The fair value of these forward exchange foreign currency contracts at February 28, 1998 was $6.2 million.

                            DESA HOLDINGS CORPORATION

13. Lease Commitments

Holdings leases certain machinery, office and manufacturing facilities for periods up to five years under operating lease agreements. Total rent expense for fiscal 1996, 1997 and 1998 was approximately $1,336,000, $1,624,000 and
$2,718,000, respectively.

Future minimum lease payments under all noncancellable operating leases at February 28, 1998 are as follows (in thousands):


Fiscal years ending:
1999                                                  $  2,322
2000                                                     1,736
2001                                                     1,342
2002                                                     1,171
2003                                                       822
Thereafter                                               1,518
                                                      --------
Total minimum lease payments                          $  8,911
                                                      ========

14. Other Assets

Other assets as of March 1, 1997 and February 28, 1998 consist of the following (in thousands):


                                              1997         1998
                                            --------    ---------

Investment in joint venture                 $    550    $     550
Deferred financing costs                       4,535       10,785
Other                                            356          154
                                            --------    ---------
                                            $  5,441    $  11,489
                                            ========    =========

15. Other Operating Expenses

Other operating expenses includes the amortization of deferred financing costs, amortization of goodwill and management fees.

16. Segment Information

Holdings operates in two business segments, Zone Heating Products and Specialty Products. Zone Heating Products consist of indoor vent-free heating appliances and hearth products, and outdoor heating appliances. Specialty Products include specialty tools and home security products.

                            DESA HOLDINGS CORPORATION

16. Segment Information (continued)

Operational results and other financial data for the two business segments for the years ended March 2, 1996, March 1,1997 and February 28, 1998 are presented below (in thousands):



                                         Zone Heating         Specialty             General
                                           Products           Products             Corporate            Total
                                      ------------------ ---------------------- ----------------  -----------------
                                                            (In thousands)

Year ended March 2, 1996
Net sales                                       $147,821             $38,503            $      -           $186,324
Operating profit                                  33,666               3,509              (4,896)            32,279
Depreciation and amortization                      3,193                 257                 845              4,295
Identifiable assets                               58,792              19,310               7,443             85,545
Capital expenditures                               2,049                  63                  10              2,122

Year ended March 1, 1997
Net sales                                        167,625              41,480                   -            209,105
Operating profit                                  35,079               3,568              (5,689)            32,958
Depreciation and amortization                      3,262                 288                 986              4,536
Identifiable assets                               61,611              19,107              11,266             91,984
Capital expenditures                               2,432                 332                   6              2,770

Year ended February 28, 1998
Net sales                                        173,753              50,416                   -            224,169
Operating profit                                  28,428               5,435              (5,371)            28,492
Depreciation and amortization                      3,143                 481               1,088              4,712
Identifiable assets                               68,650              71,128(1)           15,858            155,636
Capital expenditures                               4,619                 744                 112              5,475

(1) Reflects acquisition of home security business which was acquired on February 4, 1998 - See Note 4

                            DESA HOLDINGS CORPORATION

16. Segment Information (continued)

Information on the operational results and other financial data of Holdings' United States and foreign activities are presented below (in thousands):


                                              United States       Foreign        Eliminations     Consolidated
                                            ----------------- ---------------- ---------------- ----------------

Fiscal year ended March 2, 1996
Sales to unaffiliated customers               $    175,164     $     11,160      $            -   $   186,324
Transfers between geographic areas                   3,362                -           (3,362)               -
                                              ------------     ------------      -----------      -----------
Total net sales                               $    178,526     $     11,160      $     (3,36)     $   186,324
                                              ============     ============      ===========      ===========

Operating profit                              $     36,222     $        953      $         -      $    37,175
General corporate expenses                                                                             (4,896)
Interest expense                                                                                       (7,073)
                                                                                                  -----------
Income before provision for income taxes                                                          $    25,206
                                                                                                  ===========

Identifiable assets at March 2, 1996          $     74,891     $     $3,211      $         -      $    78,102
Corporate assets                                                                                        7,443
                                                                                                  -----------
Total assets at March 2, 1996                                                                     $    85,545
                                                                                                  ===========

Fiscal year ended March 1, 1997
Sales to unaffiliated customers               $    191,917     $     17,188      $         -      $   209,105
Transfers between geographic areas                   8,185                -           (8,185)               -
                                              ------------     ------------      -----------      -----------
Total net sales                               $    200,102     $     17,188      $    (8,185)     $   209,105
                                              ============     ============      ===========      ===========

Operating profit                              $     36,952     $      1,695      $         -      $    38,647
General corporate expenses                                                                             (5,689)
Interest expense                                                                                      (14,509)
                                                                                                  -----------
Income before provision for income taxes                                                          $    18,449
                                                                                                  ===========

Identifiable assets at March 1, 1997          $     76,597     $      4,121      $         -      $    80,718
Corporate assets                                                                                       11,266
                                                                                                  -----------
Total assets at March 1, 1997                                                                     $    91,984
                                                                                                  ===========


                                                   F-27



                            DESA HOLDINGS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


16. Segment Information (continued)



                                              United States       Foreign        Eliminations     Consolidated
                                            ----------------- ---------------- ---------------- ----------------

Fiscal year ended February 28, 1998
Sales to unaffiliated customers               $    206,194     $     17,975      $         -      $   224,169
Transfers between geographic areas                   8,719            2,330          (11,049)               -
                                              ------------     ------------      -----------      -----------
Total net sales                               $    214,913     $     20,305      $   (11,049)     $   224,169
                                              ============     ============      ===========      ===========

Operating profit                              $     32,474     $      1,389      $         -      $    33,863
General corporate expenses                                                                             (5,371)
Interest expense                                                                                      (17,327)
                                                                                                  -----------
Income before provision for income taxes                                                          $    11,165
                                                                                                  ===========

Identifiable assets at February 28, 1998      $    129,886     $      9,892      $         -      $   139,778
Corporate assets                                                                                       15,858
                                                                                                  -----------
Total assets at February 28, 1998                                                                 $   155,636
                                                                                                  ===========

         Corporate expenses include corporate headquarters staff, a modest portion of the cost of certain support functions, including accounting, management information systems, human resources and treasury and the amortization of deferred financing costs.

         Identifiable assets are those assets of Holdings that are identified with the operations in each geographic area. Corporate assets include primarily cash, deferred income taxes and deferred financing costs.

                            DESA HOLDINGS CORPORATION

17. Related Party Transactions

         Pursuant to a monitoring and oversight agreement, Holdings paid Hicks Muse $189,000, $211,000 and $237,000 in fiscal years 1996, 1997 and 1998, respectively, for certain financial advisory services provided to Holdings.

         Pursuant to the 1998 Recapitalization, Holdings entered into management agreements with J.W. Childs Associates L.P. and UBS Capital Management Inc. (the "Advisors") which provide for aggregate annual management fees of $240,000 as consideration for ongoing consulting and management advisory services. Under these agreements, the Advisors were paid an aggregate of $81,000 in fiscal 1998. Payments may be made to the extent permitted by the New Credit Facility and Indenture. The agreements extend for a period of five years upon which they shall automatically extend for successive periods of one year each, unless terminated by Holdings or the Advisors.

18. Litigation

         Holdings is subject to legal proceedings and claims which arise in the ordinary course of its business and have not been formally adjudicated. In the opinion of management, settlement of these actions when ultimately concluded will not have a material adverse effect on the results of operations, cash flows or financial condition of Holdings.

19. Subsequent Events

         In March 1998, DESA entered into a letter of intent to acquire 92.1% of the issued and outstanding common stock of Fireplace Manufacturers, Inc. ("FMI"). As of such date, DESA already owned the remaining 7.9% of FMI's issued and outstanding common stock. The aggregate purchase price of all FMI common stock (not currently owned by DESA) is $22.0 million. In connection with the acquisition of FMI, DESA will enter into non-compete agreements with four officers of FMI. Upon execution of such agreements, DESA will pay such officers an aggregate of $3.25 million which amount is not included in the aggregate purchase price above. FMI, a manufacturer of gas and wood fireplaces and related accessories, had net sales and net income of $31.9 million and $1.0 million, respectively, for its fiscal year ended March 31, 1997.

         Also, in May 1998, the majority shareholder of DESA acquired from Universal Heating, Inc. ("UHI") the worldwide rights (except in China) to distribute Universal's indoor and outdoor heating products for $12 million. The majority shareholder also entered into a ten year agreement with UHI for the supply of their existing products as well as non-compete agreements with the principals of UHI. The majority shareholder entered into a binding agreement to sell the worldwide rights to DESA for $12 million plus accrued interest at the date of the sale. DESA has also signed a letter of intent to form a joint venture with the principals of UHI to manufacture various products in China that will be marketed by the Company. The aggregate cost of the joint venture is a maximum of $10 million. UHI, a privately held manufacturer of gas heating products, had net sales and net income of approximately $21.2 million and $1.6 million, respectively, for its year ended December 31, 1997.

                                             DESA HOLDINGS CORPORATION

                                            CONSOLIDATED BALANCE SHEETS

                                     (In thousands, excepts number of shares)



                                                             May 30, 1998
                                                          ------------------
                                                              (unaudited)
Assets
Current assets:
  Cash and cash equivalents...............................   $      672
  Accounts receivable, net................................       19,308
  Inventories:
     Raw materials........................................          704
     Work-in-process......................................        5,433
     Finished goods.......................................       37,961
                                                              ---------
                                                                 44,098
  Deferred tax assets.....................................        3,745
  Other current assets....................................        1,814
                                                              ---------
Total current assets......................................       69,637

Property, plant and equipment:
  Land....................................................          390
  Buildings and improvements..............................        5,241
  Machinery and equipment.................................       31,273
  Furniture and fixtures..................................          646
                                                              ---------
                                                                 37,550
  Less accumulated depreciation...........................       23,020
                                                              ---------
                                                                 14,530

Goodwill..................................................       63,004

Other assets..............................................       11,903
                                                              ---------

Total assets..............................................   $  159,074
                                                              =========

                            DESA HOLDINGS CORPORATION

                    (In thousands, excepts number of shares)


                                                             May 30, 1998
                                                          ------------------
                                                             (unaudited)

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable........................................   $   19,544
  Accrued interest........................................        7,297
  Accrued liabilities.....................................        6,541
  Income taxes payable....................................       (4,216)
  Current portion of long-term debt.......................        6,000
                                                              ---------
Total current liabilities.................................       35,166

Long-term debt............................................      274,409
Deferred tax liabilities..................................        1,781
Other liabilities.........................................          490
                                                              ---------
Total liabilities.........................................      311,846


Series C redeemable preferred stock, $.01 par value;
 authorized -- 40,000 shares at February 28, 1998;
 issued and outstanding -- 17,600 shares at February
 28, 1998 (liquidation preference -- $18,144,000 at
 February 28, 1998).......................................       14,723

Stockholders' equity (deficit):
  Common stock, $.01 par value; authorized --
    30,000,000  shares at March 1, 1997;  issued and
    outstanding  -- 23,573,876 shares at March 1, 1997
    and 13,688,015 shares at February 28, 1998............          137
  Nonvoting common stock, $.01 par value; authorized
   -- 2,000,000 shares at March 1, 1997 and 3,000,000
    shares at February 28, 1998; issued and outstanding
   -- 1,781,557 shares at March 1, 1997 and 90,604
    shares at February 28, 1998...........................            1
  Capital in excess of par value..........................       85,926
  Carryover predecessor basis adjustment..................      (32,309)
  Retained earnings (deficit).............................     (220,553)
  Cumulative translation adjustment.......................         (697)
                                                              ---------
Total stockholders' equity (deficit)......................     (167,495)
                                                              ---------
Total liabilities and stockholders' equity (deficit)......   $  159,074
                                                              =========





                             See accompanying notes.

                            DESA HOLDINGS CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                                 (In thousands)


                                             Thirteen Weeks Ended
                                          --------------------------
                                            May 31,       May 30,
                                              1997          1998
                                          ------------  ------------
                                                 (Unaudited)

Net sales.................................  $ 24,754     $ 40,754
Cost of sales.............................    16,660       29,609
                                             -------      -------
Gross profit..............................     8,094       11,145
Operating costs and expenses:
  Selling.................................     4,853        8,783
  General and administrative .............     2,250        2,868
  Other...................................       919          866
                                             -------      -------
                                               8,022       12,517
                                             -------      -------

Operating profit..........................        72       (1,372)

Interest expense..........................     3,304        6,492
                                             -------      -------
Income before provision for income taxes..    (3,232)      (7,864)
Provision for income taxes................    (1,353)      (3,498)
                                             -------      -------
Net income................................    (1,879)      (4,366)
Less dividends on preferred stock.........        --          527
                                             -------      -------
Income available for common stockholders..  $ (1,879)    $ (4,893)
                                             =======      =======





                             See accompanying notes.

                            DESA HOLDINGS CORPORATION

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                        Thirteen Weeks Ended May 30, 1998

                                 (In thousands)



                                                                                Carryover
                              Preferred Preferred                     Capital    Prede-                        Total
                                Stock    Stock              Nonvoting    in      cessor   Retained Cumulative Stockholders'
                                Series   Series    Common    Common   Excess of  Basis    Earnings Translation Equity
                                  A         B       Stock     Stock   Par Value Adjustment(Deficit) Adjustment(Deficit)
                              --------- --------- --------- --------- --------- --------- --------- --------- ---------
Balance at February 28, 1998  $     --  $     --  $    137  $      1  $ 85,926  $(32,309) $(215,598) $   (564) $(162,407)
Net income..................        --        --        --        --        --        --     (4,366)       --     (4,366)
Accretion of preferred stock        --        --        --        --        --        --        (62)       --        (62)
Dividends on preferred stock        --        --        --        --        --        --       (527)       --       (527)
Translation adjustment......        --        --        --        --        --        --         --      (133)      (133)
                              --------  --------  --------  --------  --------  --------  ---------  --------  ---------
Balance at May 30, 1998.....  $     --  $     --  $    137  $      1  $ 85,926  $(32,309) $(220,553) $   (697) $(167,495)
                              ========  ========  ========  ========  ========  ========  =========  ========  =========





                             See accompanying notes.

                                 DESA HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                      Thirteen Weeks Ended
                                                     -----------------------
                                                       May 31,     May 30,
                                                        1997        1998
                                                     ----------- -----------
                                                           (Unaudited)


Operating activities
Net income........................................... $ (1,879)   $ (4,366)
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation.......................................      450         427
  Amortization.......................................      524         785
  Deferred income taxes..............................        0         (15)
  Equity in undistributed earnings of joint  venture.      (30)        (39)
  (Increase) decrease in operating assets:
    Accounts receivable, net.........................      (95)      1,530
    Inventories......................................  (16,392)     (3,742)
    Other current assets.............................     (139)       (336)
  Increase (decrease) in operating liabilities:
    Accounts payable.................................    5,780       4,509
    Accrued Interest.................................       85       1,572
    Other accrued liabilities........................   (3,654)     (8,126)
    Income taxes payable.............................   (2,308)     (4,265)
    Other liabilities................................       89          57
                                                       -------     -------
Net cash provided by operating activities............  (17,569)    (12,009)
                                                       -------     -------

Investing activities
Capital expenditures.................................   (1,887)     (1,398)
Dividends received from joint venture................       38          32
Other................................................      288         (39)
                                                       -------     -------
Net cash used in investing activities................   (1,561)     (1,405)
                                                       -------     -------

Financing activities
Increase in Working Capital Loan.....................       --      15,179
Increase (decrease) in revolving loan................   15,342           0
Principal payments of Term Loans.....................   (1,055)     (1,125)
Proceeds from Acquisition Loan.......................      (13)          0
Other................................................        0        (765)
                                                       -------     -------
Net cash provided by (used in) financing activities..   14,274      13,289
                                                       -------     -------

Effect of exchange rates on cash.....................       (1)          3
                                                       -------     -------
Increase (decrease) in cash and cash equivalents for
 the period..........................................   (4,857)       (122)
Cash and cash equivalents at beginning of period.....    5,058         794
                                                       -------     -------
Cash and cash equivalents at end of period........... $    201    $    672
                                                       =======     =======






                             See accompanying notes.

                            DESA HOLDINGS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Basis of Presentation

     Unaudited Interim Condensed Consolidated Financial Statements

     The following comparative financial statements for the three month period ended May 30, 1998, and May 31, 1997, have not been audited by independent public accountants; but, in the opinion of management, all adjustments necessary to present fairly the results of operations for the periods have been included.

     The statements have been prepared by the company in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations.

     Operating results for the three month period ended May 30, 1998 are not necessarily indicative of the results that may be expected for the year ending February 27, 1999. It is suggested that these condensed financial statements be read in conjunction with the financial statements and accompanying notes included in the Company's 1998 Annual Report on Form S-4.

2.   Summary of Significant Accounting Policies

     Consolidation

     The accompanying consolidated financial statements include the account of DESA Holdings Corporation and its wholly-owned subsidiary, DESA International, Inc., and all of its wholly-owned subsidiaries, including DESA Industries of Canada, Inc., DESA Europe B.V., and Heath Limited. All significant intercompany accounts and transactions have been eliminated. DESA's 50% interest in a joint venture is accounted for using the equity method.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

                            DESA HOLDINGS CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                                   (Unaudited)


3.   Financing Arrangements

     Outstanding borrowings consist of the following (in thousands):


9 7/8% Senior Subordinated Notes Due 2007 (A)                          $130,000
Term A Loan (B)                                                          48,250
Term B Loan (C)                                                          49,500
Working Capital Loan Commitment (D)                                      30,659
Acquisition Loan (E)                                                     20,000
Acquisition Loan B (F)                                                       --
Note payable related to acquisition of Heath/Zenith (G)                   2,000
                                                                     ----------

Total outstanding borrowings                                           $280,409
Less current portion of long-term debt                                    6,000
                                                                     ----------

Total long-term debt                                                   $274,409
                                                                     ==========

(A) The Senior Subordinated Notes are payable on December 15, 2007 and accrue interest at a rate of 9.875% per annum. Interest is payable semi-annually on June 15 and December 15, commencing on June 15, 1998. The Senior Notes can be redeemed prior to the mandatory redemption date based upon the occurrence of certain events, as defined.

(B) The New Term A Loan is payable in quarterly installments through November 26, 2003 and accrues interest at the prime rate plus 1.25% or LIBOR plus 2.25% at the option of Holdings. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. Once repaid, the New Term A Loan may not be reborrowed.

(C) The New Term B Loan is payable in quarterly installments through November 26, 2004, and accrues interest at the prime rate plus 1.625% or LIBOR plus 2.625% at the option of Holdings. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. Once repaid, the New Term B Loan may not be reborrowed.

(D) The Working Capital Loan Commitment is payable at any time at the option of Holdings prior to November 26, 2003 and accrues interest at the prime rate plus 1.25% or LIBOR plus 2.25%, at the option of Holdings. Interest is payable on a quarterly basis under the prime rate option or at the end of each LIBOR period. Holdings can utilize letters of credit under the Working Capital Loan Commitment with no limitation. As of May 30, 1998, letters of credit of $2,475,851 were outstanding under the Working Capital Loan Commitment. Borrowings are generally limited to specific percentages of eligible trade receivables and inventory.

(E) The Acquisition Loan is payable in quarterly installments commencing in February 2000 and extending through November 26, 2003 and accrues interest, which is payable quarterly, at the prime rate plus 1.625% or LIBOR plus 2.625% at the option of Holdings. Once repaid, the Acquisition Loan A may not be reborrowed.

                            DESA HOLDINGS CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                                   (Unaudited)

3.   Financing Arrangements (continued)

(F) The Acquisition Loan B has available borrowings of up to $30,000,000 and is payable in quarterly installments commencing in February 2000 and extending through November 26, 2003 and accrues interest, which is payable quarterly, at the prime rate plus 1.625% or LIBOR plus 2.625%, at the option of Holdings. Once paid, the Acquisition Loan B may not be reborrowed. There were no borrowings on this loan in the first quarter.

(G) The note payable is due on December 31, 2008 and accrues interest, which is payable semi-annually beginning June 30, 1998, at a rate of 7.5% per annum. Holdings may elect, upon written notice, to defer any interest payments, in which event such interest payments shall effectively convert to principal and accrue interest at a rate of 7.5% per annum.

     In accordance with the terms of the new Credit Facility, the ability of DESA to incur additional indebtedness is limited, as defined. At May 30, 1998, DESA can incur additional indebtedness of $11.3 million.

4.   Stockholders' Equity (Deficit)

     In March 1998, Holdings established the 1998 Stock Option Plan which terminates in ten years and provides for the issuance of incentive options or nonqualified stock options for 1,462,222 shares of common stock. The stock options may be granted to key employees or eligible nonemployees, as defined, as determined by the Compensation Committee of the Board of Directors, and the term of the options cannot exceed ten years from the grant date, except for employees who own stock possessing more than 10% of the combined voting power of all classes of stock of Holdings, for whom the term of the options is five years. The exercise price of the incentive options shall be equal to or greater than the fair market value of the common stock on the date of grant, except for employees who own stock possessing more than 10% of the combined voting power of all classes of stock, for whom the exercise price cannot be less than 110% of the fair market value of the common stock on the date of grant. The exercise price of the nonqualified options is determined by the Compensation Committee of the Board of Directors.

     In March 1998, the Compensation Committee awarded 177,000 incentive stock options to certain key employees at an option price of $6.50 per share. These options vest as follows: 5% at the end of year one, 10% at the end of year two, 60% at the end of year three, 80% at the end of year four and 100% at the end of year five.

                            DESA HOLDINGS CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                                   (Unaudited)

5.  Segment Information

     Holdings operates in two business segments, Zone Heating Products and Specialty Products. Zone Heating Products consist of indoor vent-free heating appliances and hearth products, and outdoor heating appliances. Specialty Products include specialty tools and home security products.

     Operational results and other financial data for the two business segments for the quarters ended May 31, 1997 and May 30, 1998 are presented below (in thousands):

                                     Zone
                                     Heating     Specialty    General
                                     Products    Products    Corporate   Total

Quarter ended May 31, 1997
Net sales ........................     13,375      11,379         --     24,754
Operating profit .................        143       1,115     (1,186)        72
Depreciation and amortization ....        569         148        257        974
Identifiable assets ..............     68,483      29,268      6,619    104,370
Capital expenditures .............      1,747         140         --      1,887

Quarter ended May 30, 1998
Net Sales ........................      9,669      31,085         --     40,754
Operating profit .................     (3,605)      3,246     (1,013)    (1,372)
Depreciation and amortization ....        382         461        368      1,211
Identifiable assets ..............     68,475      73,816     16,783    159,074
Capital expenditures .............      1,263         117         18      1,398


     Corporate expenses include corporate headquarters staff, a modest portion of the cost of certain support functions, including accounting, management information systems, human resources and treasury and the amortization of deferred financing costs.

     Identifiable assets are those assets of Holdings that are identified with the operations in each product segment. Corporate assets include primarily cash, deferred income taxes and deferred financing costs.

INDEPENDENT AUDITORS' REPORT


To the Shareholders
Heath Company
Benton Harbor, Michigan

We have audited the accompanying balance sheets of Heath Company (a wholly-owned subsidiary of Heath Holding Corp.) (excluding Heathkit Division) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Heath Company (excluding Heathkit Division) and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Grand Rapids, Michigan
April 3, 1998

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                            1997       1996
ASSETS
CURRENT ASSETS:
  Cash                                                   $   237    $   129
  Accounts receivable:
    Trade (net of allowances for doubtful accounts
         and customer returns of $409 and $399)            8,808      6,105
    Other                                                    390         69
  Inventories                                             17,441     12,197
  Prepaid expenses                                           356        273
  Deferred income taxes benefit                            1,475      1,937
                                                       ---------  ---------
         Total current assets                             28,707     20,710


PROPERTY, PLANT AND EQUIPMENT - NET                        1,013      1,006

DEFERRED INCOME TAXES BENEFIT                              1,210      1,904
                                                       ---------  ---------
TOTAL ASSETS                                             $30,930    $23,620
                                                       =========  =========


                                                            1997        1996
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

  Trade accounts payable                                $  5,950    $  4,716

  Payable to Heathkit Division                             1,493       1,426
  Accrued expenses:
    Warranty                                               1,682       1,292
    Compensation and benefits                                450         394
    Merchandising programs                                 1,421       1,261

    Settlements and other                                    452       2,370
                                                        --------  ----------
         Total accrued expenses                            4,005       5,317
  Current maturities of long-term debt                       320         221
                                                        --------  ----------
         Total current liabilities                        11,768      11,680

LONG-TERM DEBT, less current portion                      12,136       7,628

EXCESS OF NET ASSETS ACQUIRED OVER COST,
         net of amortization of $436 and $287              1,606       1,755

MINORITY INTEREST IN NET ASSETS OF
SUBSIDIARY                                                    11           3

SHAREHOLDERS' EQUITY:
  Common stock, par value $.01 per share - voting,
   2,500 shares authorized; 1,500 shares issued
   and outstanding, 54 shares in treasury                    15          15
  Additional paid-in capital                              1,485       1,485
  Retained earnings                                       3,926       1,071
  Foreign currency translation adjustment                  (17)        (17)
                                                      ---------  ----------
         Total shareholders' equity                       5,409       2,554
                                                      ---------  ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $30,930     $23,620
                                                      =========  ==========


                 See notes to consolidated financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1997 AND 1996
(IN THOUSANDS)
--------------------------------------------------------------------------------



                                                             1997         1996

NET SALES                                                 $58,316      $44,415

COST OF GOODS SOLD                                         45,200       34,758
                                                      -----------  -----------

GROSS PROFIT                                               13,116        9,657

OPERATING EXPENSES                                          7,878        7,837
                                                      -----------  -----------

INCOME FROM OPERATIONS                                      5,238        1,820

OTHER EXPENSE - SETTLEMENTS AND OTHER - NET                 1,375        2,696
                                                      -----------  -----------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND
   MINORITY INTEREST IN NET INCOME OF SUBSIDIARY            3,863         (876)

MINORITY INTEREST IN NET INCOME OF SUBSIDIARY                   8            6
                                                      -----------  -----------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES             3,855         (882)

PROVISION (CREDIT) FOR INCOME TAXES                         1,000         (312)
                                                      -----------  -----------

NET INCOME (LOSS)                                          $2,855     $   (570)
                                                      ===========  ===========

See notes to consolidated financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1997 AND 1996
(IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------



                                                                                                Foreign
                                                               Additional                       Currency
                                                 Common         Paid-In        Retained       Translation
                                                  Stock         Capital        Earnings        Adjustment        Total
BALANCE, JANUARY 1, 1996                          $ 15           $1,485         $1,641           $ (17)          $3,124
Net Loss                                            -              -              (570)            -               (570)
                                                   ---            -----         ------            ----           ------
BALANCE, DECEMBER 31, 1996                        $ 15           $1,485         $1,071           $ (17)          $2,554
Net income                                          -              -             2,855             -              2,855
                                                   ---            -----         ------            ----           ------
BALANCE, DECEMBER 31, 1997                        $ 15           $1,485         $3,926           $ (17)          $5,409
                                                   ===            =====         ======            ====           ======


See notes to consolidated financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1997 AND 1996
(IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------



                                                                                            1997      1996
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                                                        $ 2,855   $  (570)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
   Allocation of Corporate expenses to Heathkit Division                                    (603)     (879)
   Amortization of excess of net assets acquired over cost                                  (149)     (149)
   Depreciation                                                                              414       294
   Deferred income taxes                                                                   1,156      (312)
   Minority interest in net income of subsidiary                                               8         6
   Changes in operating assets and liabilities that provided (used) cash:
      Accounts receivable                                                                 (3,024)   (1,211)
      Inventories                                                                         (5,244)   (4,577)
      Prepaid expenses                                                                       (83)      (19)
      Trade accounts payable                                                               1,234     2,581
      Payable to Heathkit Division                                                           670     1,173
      Accrued expenses                                                                    (1,312)    2,457
                                                                                      --------------------
         Net cash used in operating activities                                            (4,078)   (1,206)

CASH FLOWS FROM INVESTING ACTIVITIES -
   Purchases of equipment and tooling                                                       (421)     (470)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on note payable (line-of-credit)                                         4,828     2,230
   Payments on long-term debt                                                               (221)     (221)
   Payments of subordinated debt                                                                      (250)
                                                                                      --------------------
         Net cash provided by financing activities                                         4,607     1,759
                                                                                      --------------------

NET INCREASE IN CASH                                                                         108        83

CASH AT BEGINNING OF YEAR                                                                    129        46
                                                                                      --------------------

CASH AT END OF YEAR                                                                   $      237    $  129
                                                                                      ====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
   Cash paid during the year for interest                                              $     781    $  566
                                                                                      ====================

See notes to consolidated financial statements.

HEATH COMPANY (EXCLUDING HEATHKIT DIVISION) AND SUBSIDIARY (A WHOLLY-OWNED SUBSIDIARY OF HEATH HOLDING CORP.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997 AND 1996
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Operations - Heath Company (the "Company"), which is wholly owned by Heath Holding Corp., consists of the Heath/Zenith ("Heath/Zenith") division and the Heathkit ("Heathkit") division. Heath Company owns 99.5% of Heath Limited, a Hong Kong company, with assets of approximately $9.3 million and $4.6 million at December 31, 1997 and 1996, respectively. The Heath/Zenith division, located in Benton Harbor, Michigan is engaged in the distribution of motion-senor lighting products and wireless home-control devices. Heath Limited is engaged in the importing and exporting of electronic components, parts and accessories, and the supervision of manufacturing of electronic components, parts and accessories carried out by sub-contractors. All of Heath Limited's sales are to Heath/Zenith. The customers of the Heath/Zenith division are located throughout the United States and Canada.

         Basis of Presentation - The consolidated financial statements include the accounts of Heath Company (excluding the Heathkit Division) and subsidiary. All significant intercompany transactions have been eliminated.

         Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

         Inventories - Inventories are carried at the lower of cost (first-in, first-out method) or market.

         Property, Plant and Equipment - Is recorded at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the related assets ranging from 2 to 20 years. Expenditures for maintenance and repairs are charged to expense as incurred.

         Taxes on Income - Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Heath Company and Heath Limited are separate taxable entities.

         Excess of Net Assets Acquired Over Cost - Such amounts were allocated to the accounts of Heath/Zenith and Heath Limited based on the values of the assets and liabilities attributable to Heath/Zenith and Heath Limited on January 25, 1995 (date of acquisition) and is being amortized on a straight-line basis over fifteen years.

         Foreign  Currency   Translation  -  The  functional  currency  for  the
         Heath/Zenith   foreign   operations  is  the  Hong  Kong  dollar.   The
         translation from Hong Kong dollars is performed for balance sheet accounts using current exchange rates in effect at the date of the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or losses resulting
         from  such  translation  are  included  as  a  separate   component
         of shareholder's equity. Gains or losses from foreign currency transactions were not material during the years ended December 31, 1997 and 1996 and are reflected in income from operations.

         Revenue Recognition - Sales are recognized at the time product is shipped. Reserves for estimated returns are recorded when product is shipped. Returns are netted against sales and amounted to approximately $3,586 and $2,707 for the years ended December 31, 1997 and 1996, respectively.

         Research and Development Costs - Such costs are expensed as incurred and are included in operating expenses in the accompanying statements of operations. Research and development costs incurred for the year ended December 31, 1997 and 1996 were approximately $1,044 and $1,100, respectively.

         Corporate Allocations - All bank debt is currently recorded on the accounts of Heath Company. An allocation of interest expense was made to Heathkit based on the average receivable balance from the division and Heath Company's borrowing rate (see Note 4). Management fees were allocated to Heathkit based on the division's sales as a percent of total Heath Company sales volume. General and administrative expenses, consisting primarily of salaries for corporate support functions and occupancy costs are allocated based on estimates of time attributable to the division and square footage, respectively. Other administrative expenses have been allocated based on a budget formula. A portion of the deferred tax asset benefit attributable to Heath Company was allocated to the accounts of Heathkit based on the differences between the financial statement and tax bases of the assets and liabilities of Heathkit. A portion of the provision for income taxes was allocated to Heathkit based on the effective income tax rate of Heathkit. No benefit related to future utilization of NOL's has been allocated to Heathkit. Management believes that the aforementioned methods of allocation are reasonable. Management believes that the allocated costs are not significantly different than the costs that would have been incurred on a stand-alone basis.

2.       INVENTORY

         Inventory at December 31 consisted of the following (in thousands):


                                               1997          1996
                                      ------------- -------------

Raw materials                               $   502      $    690
Work-in-process                               6,765         2,944
Finished goods                               10,174         8,563
                                      ------------- -------------

Total                                       $17,441       $12,197
                                      ============= =============



3.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31 consisted of the following (in thousands):


                                          1997          1996
                                    ------------- -------------

Buildings and improvements                $   666      $    688
Machinery and equipment                     1,735         1,194
Tooling                                       329           251
                                    ------------- -------------
                                            2,730         2,133
Less accumulated depreciation               1,717         1,127
                                    ------------- -------------

Total                                      $1,013        $1,006
                                    ============= =============

4.       NOTE PAYABLE AND LONG TERM DEBT

         Heath Company has a loan agreement (the "Agreement") with a bank which provides a revolving line of credit. Terms of the Agreement include certain restrictions on expenditures for property and operating leases. The Company is also required to maintain minimum levels of working capital and net worth, along with certain financial ratios measured annually. Borrowings under the agreement are collateralized by substantially all assets of the Company. The agreement has a maximum borrowing commitment of $15 million and is subject to a borrowing formula.

         The agreement also provides for letters of credit up to $3 million. There were no outstanding letters of credit at December 31, 1997 and 1996.

         Long-term debt consists of the following:



                                                                                               1997         1996
                                                                                           ------------  -----------
           Note payable to bank,  interest due monthly at the bank prime rate or base lending rate, plus 1% (9.5% at December 31, 1997) or the LIBOR rate,  plus 3.00% (8.69% at December 31,  1997),  at the  Company's option, principal
             balance due January 26, 1999                                                       $12,136       $7,130

           Term notes payable to bank - payable in monthly  installments of $12, plus  interest at 1.25% over the prime rate (9.75% at December  31,
             1997) or LIBOR rate plus 3.25% (8.94% at December 31, 1997) balance due
            January 1998                                                                            320          719
                                                                                                -------       ------
                  Total                                                                          12,456        7,849
           Less current portion                                                                     320          221
                                                                                                -------       ------

           Total long-term debt                                                                 $12,136       $7,628
                                                                                                =======       ======


5.       RETIREMENT PLAN

         Heath Company has a 401(k) defined contribution profit sharing plan covering substantially all employees. The Company has the option to make matching contributions at the discretion of management. The Company contributed approximately $52 and $41 on behalf of Heath/Zenith employees during the years ended December 31, 1997 and 1996.

6.       FEDERAL INCOME TAXES

         The provision (credit) for income taxes consisted of the following:


                                                             1997        1996
                                                       ---------- -----------

           Current tax liability                           $   55       $ 180
           Benefit of operating loss carryforward             (13)       (180)
           Deferred tax expense (credit)                      958        (312)
                                                           ------       -----
           Provision (credit) for income taxes             $1,000       $(312)
                                                           ------       -----

         The effective tax rate on income differs from the federal statutory rate primarily due to state income taxes and non-taxable amortization of the excess of net assets acquired over cost and debt acquisition costs. A portion of the net operating loss carryforward existing as of the beginning of 1997 was allocated to the Heathkit Division and fully utilized in 1997. As a result, Heath Company's deferred tax expense was reduced.

         Deferred tax assets resulting from temporary differences are as follows at December 31:


                                                        1997                           1996
                                              -------------------------         ------------------
                                                    Deferred Tax                   Deferred Tax
                                                       Assets                         Assets
                                              -------------------------         ------------------

                                                                Non                         Non
                                                 Current      Current         Current     Current

Accounts receivable                               $   139                      $   136
Inventory                                             173                          248
Settlements                                            34                          620
Accrued warranty                                      538                          438
Accrued promotional allowances                        556                          429
Accrued vacations                                      35                           48
Property, plant and equipment                           -      $    977              -   $   1,056
Net operating loss                                      -           471              -       1,063
All other                                               -             -             18          23
                                                 --------      --------       --------   ---------

Subtotal                                            1,475         1,448          1,937       2,142

Less - valuation allowance                              -           238              -         238
                                                 --------      --------       --------   ---------

Total                                             $ 1,475      $  1,210        $ 1,937   $   1,904
                                                 ========      ========       ========   =========

         The Company has net operating loss carry forwards of approximately $1,385 available to offset future taxable income. Of the total net operating loss carryforward amount, $1,330 expires at a rate of $133 each year for the next 10 years, while the remainder expires in 15 years.

7.       RELATED PARTY TRANSACTIONS

         The Company is required to pay $21 per month to HIG Capital Management, Inc., a majority shareholder, for management services. During the years ended December 31, 1997 and 1996 the Company paid approximately $226 and $217, respectively, for management services.

8.       MAJOR CUSTOMER TRANSACTIONS

         Sales to one customer approximated $37,600 and $21,700 for the years ended December 31, 1997 and 1996. Accounts receivable from this customer approximated $6,300 and $2,900 at December 31, 1997 and 1996.

9.       LITIGATION

         On November 18, 1997, Heath Company reached a settlement in a case concerning alleged patent infringement. The settlement resulted in the Company paying a net amount of $1,825, for which the parties received certain licenses and covenant not to sue rights. Since the cases were initiated prior to December 31, 1996 and the potential losses were reasonably estimable at the time, the settlement was charged to expense in the year ended December 31, 1996.

         Heath Company has received notification of other possible patent infringements, none of which is currently in litigation. The Company believes it has no material liability for which it is alleged that infringement of patents has occurred, however, the ultimate outcome cannot be determined at this time.

         Heath Company's insurance company has received notification of a litigation claim involving product liability. The insurance company's attorneys and management of the Company had evaluated the circumstances surrounding the case and believe it has no merit and will be dismissed.

10.      STOCK OPTION PLAN

         During 1995, the Company's Board of Directors approved the "1995 stock option plan." The plan allows eligible employees, as selected by the plan administrator, to receive options to purchase shares of common stock at a price determined by the administrator, but not less than the fair market value at date of grant. The maximum term of an option may not exceed 10 years. There are 300 shares reserved under the plan. Transactions under the plan are summarized as follows:


                                                  Shares         Price Range

Options outstanding at January 26, 1995               191           $1.00
Options granted                                         5        $1.00-$1.10
                                                  -------

Options outstanding at December 31, 1995              196        $1.00-$1.10
Options granted                                         4           $7.00
Options terminated                                     (1)     $1.00-$1.10
                                                  -------

Options outstanding at December 31, 1996              199        $1.00-$7.00
Options granted                                         2           $1.00
Options terminated                                     (7)        $1.00
                                                  -------

Options outstanding at December 31, 1997              194        $1.00-$7.00
                                                  =======


         Subsequent to year-end, 2 of the options granted in 1996 were terminated and the exercise price of the remaining 2 options granted in 1996 was revised to $1.00.

         Statement of Financial Accounting Standards ("SFAS") No. 123 became effective for the Company during 1996. The Company has elected to continue to follow the "Intrinsic Value" method of Accounting Principles Board opinion No. 25 ("APB 25") and include the required disclosures under SFAS 123. Stock options granted did not have a material affect on the Company's financial position or results of operations.

11.      SERIES A PREFERRED STOCK

         The Company has authorized 500 shares of Series A Preferred Stock at a par value of $1.00. The shares contain both voting and conversion rights. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into shares of Common Stock. Additionally, Series A Preferred Stock will be automatically converted to Common Stock upon the occurrence of the closing of an underwritten public offering or upon the conversion by the holders of eighty percent of the then issued and outstanding shares of the Series A Preferred Stock into shares of Common Stock. No preferred shares were outstanding at December 31, 1997.

12.      SUBSEQUENT EVENT

         On February 4, 1998, the net assets of the Heathkit Division were transferred to a new legal entity related to Heath Holding Corp. by common ownership. Effective February 4, 1998, the shareholders of Heath Holding Corp. entered into an agreement to sell its stock to DESA International, Inc. for $40,443.

                            DESA INTERNATIONAL, INC.
                       REGISTRATION STATEMENT ON FORM S-4

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that in the case of a non-derivative action, any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. In a derivative action, this indemnification does not apply to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

     Article Tenth of the Company's Certificate of Incorporation states that the Company shall indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that the or she (i) is or was a director or officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary or another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended.

     Insofar as indemnification for liabilities arising under the Securities At of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be government by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K).


Exhibit No.                        Description of Document                               Exhibit File No.
    2.1    Recapitalization Agreement, dated as of October 8, 1997, among J.W.                 2.1**
           Childs Equity  Partners,  L.P.,  DESA Holdings  Corporation  and each
           Stockholder of DESA Holdings Corporation named therein
    2.2    Stock Purchase Agreement, dated as of January 12, 1998, by and among                2.2**
           Heath Holding Corp., its Shareholders and Optionholders and the Company


                                      II-1



Exhibit No.                        Description of Document                               Exhibit File No.
    2.3    Agreement and Plan of Reorganization, dated May 13, 1998, by and among the Company, FMI Acquisition, Inc., Fireplace Manufacturers, Inc.
           ("FMI") and the signatory parties thereto (incorporated by reference to
           Exhibit 99.1 to Amendment No. 3 to the Company's Statement on
           Schedule 13D in respect of the common stock of FMI, filed June 5, 1998)
    3.1    Articles of Incorporation  of the  Company  3.1**
   3.1A    Articles of Incorporation of DESA Holdings Corporation 3.1A**
    3.2    By-laws of the Company                                                              3.2**
   3.2A    By-laws of DESA Holdings Corporation                                                3.2A**
    4.1    Indenture, dated as of November 26, 1997, by and among the Company,                 4.1**
           Holdings and Marine Midland Bank relating to $130,000,000 of the
           Company's 9 7/8% Senior Subordinated Notes Due 2007
    4.2    Registration Rights Agreement, dated as of November 26, 1997 by and                 4.2**
           among the Company, Holdings, NationsBanc Montgomery Securities, Inc.
           and UBS Securities LLC
    4.3    Purchase Agreement, dated as of November 21, 1997, by and among the                 4.3**
           Company, Holdings, NationsBanc Montgomery Securities, Inc. and UBS
           Securities LLC
    4.4    Global Note Payable to CEDE & Co.                                                   4.4**
    4.5    Holdings Guarantee                                                                  4.5**
     5     Opinion of Sullivan & Worcester LLP                                                  5**
   10.1    Credit Agreement, dated as of November 26, 1997 by and among the
           Company, Holdings, NationsBank, N.A., UBS Securities LLC and
           NationsBanc Montgomery Securities, Inc.                                             10.1**
   10.2    Management Incentive Plans of the Company, dated March 1, 1997                      10.2**
   10.3    Sales Compensation and Incentive Plan of the Company for FY 1998                    10.3**
   10.4    Services Agreement between the Company and Hamilton Ryker Company                   10.4**
   10.5    Services Agreement between the Company and Manpower Services                        10.5**
   10.6    Manufacturer's Representative Agreement between the Company and Sales               10.6**
           & Marketing Specialists
   10.7    Manufacturer's Representative Agreement between the Company and The                 10.7**
           Upper Midwest Group
   10.8    Manufacturer's Representative Agreement between the Company and                     10.8**
           Marketing Consultants, Inc.
   10.9    Manufacturer's Representative Agreement between the Company and                     10.9**
           Belmont Enterprises, Inc.
   10.10   Manufacturer's Representative Agreement between the Company and                    10.10**
           Kitchin & Son, Inc.
   10.11   Manufacturer's Representative Agreement between the Company and                    10.11**
           Hurley Marketing Services
   10.12   Manufacturer's Representative Agreement between the Company and                    10.12**
           Marketing Services Group
   10.13   Manufacturer's Representative Agreement between the Company and Sales              10.13**
           Managers, Inc.
   10.14   Manufacturer's Representative Agreement between the Company and                    10.14**
           Manufacturers Products, Inc.


                                      II-2



Exhibit No.                        Description of Document                               Exhibit File No.
   10.15   Intellectual Property Agreement between the Company and Worgas                     10.15**
           Bruciatori SRL dated December 1, 1996
   10.16   Intellectual Property Agreement between the Company and Valor Limited              10.16**
           dated May 21, 1996
   10.17   Intellectual Property Agreement between the Company and Remington                  10.17**
           Arms Company dated August 29, 1969
   10.18   Intellectual Property Agreement between the Company and Remington                  10.18**
           Arms Company dated January 29, 1988
   10.19   Lease Agreement between the Company and Shelbyville Industrial Spec.               10.19**
           Building - WRS Partnership
   10.20   Agreement to produce and sell finished goods between the Company and               10.20***
           Tangible/Shinn Fu
   10.21   Agreement to produce and sell finished goods between the Company and               10.21**
           BYSE
   10.22   Agreement to produce and sell finished goods between the Company and               10.22**
           NU-TEC
   10.23   Agreement to produce and sell finished goods between the Company and               10.23**
           International Pin
   10.24   Agreement to produce and sell finished goods between the Company and               10.24**
           Kingsman Industries
   10.25   Agreement to produce and sell finished goods between the Company and               10.25**
           Sealey
   10.26   Agreement to produce and sell finished goods between the Company and               10.26**
           Hudson Manufacturing
   10.27   Agreement to produce and sell finished goods between the Company and               10.27**
           Sengoka Works, Ltd
   10.28   Employment Agreement, dated as of November 26, 1997, between the                   10.28**
           Company and Robert H. Elman
   10.29   Employment Agreement, dated as of November 26, 1997, between the                   10.29**
           Company and John M. Kelly
   10.30   Employment Agreement, dated as of November 26, 1997, between the                   10.30**
           Company and Terry G. Scariot
    12     Schedule of Earnings to Fixed Charges                                                 12
    21     Subsidiaries of the Company                                                          21**
   23.1    Consent of Sullivan & Worcester LLP                                         Contained in Exhibit 5
   23.2    Consent of Ernst & Young LLP                                                         23.2
   23.3    Consent of Deloitte & Touche LLP                                                     23.3
    24     Powers of Attorney                                                                    **
    25     Statement of Eligibility of Marine Midland Bank as trustee under the                 25**
           Indenture
    27     Financial Data Schedule                                                               27
   99.1    Form of Letter of Transmittal to be used in connection with the Exchange            99.1**
           Offer
   99.2    Form of Notice of Guaranteed Delivery                                               99.2**
----------

                                      II-3



*  To be filed by amendment
** Previously filed
*** Portions of this document have been filed separately, as the Company has requested confidential treatment


  (b) The following Financial Statement Schedules are included herein:

                                                                                             Page Number
     Report of Ernst & Young LLP                                                                 S-1
     Schedule I - Condensed Financial Information of Registrant (DESA International, Inc.)       S-2
     Schedule II - Valuation and Qualifying Accounts                                             S-6

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                         Report of Independent Auditors


Board of Directors and Stockholders
DESA Holdings Corporation

We have audited the consolidated financial statements of DESA Holdings Corporation (the "Company") as of March 1, 1997 and February 28, 1998, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended February 28, 1998, and have issued our report thereon dated May 27, 1998 (included elsewhere in this Prospectus). Our audits also included the consolidated financial statement schedules listed in Schedule I and II attached hereto in this Prospectus. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth for the periods stated above.


                                Ernst & Young LLP


New York, New York
May 27, 1998

                            SCHEDULE I - Condensed Financial Information of Registrant

                                             DESA International, Inc.

                                       Condensed Consolidated Balance Sheets



                                                                             March 1,      February    May 30,
                                                                               1997        28, 1998     1998
                                                                           ------------ ------------  ---------
                                                                                       (In Thousands)

Assets
Current assets:

  Cash and cash equivalents                                                  $    5,058  $       794   $    672
  Accounts receivables (including $122,520, $119,882 and $121,882 due from parent in 1997, 1998 and thirteen weeks ended May 30, 1998, respectively)
  less allowance for doubtful accounts of $936, $1,517 and
  $1,816 in 1997, 1998, and thirteen weeks ended May 30, 1998 respectively      135,586      140,720    141,190
  Inventories                                                                    15,747       40,356     44,098
  Prepaid expenses and other current assets                                       1,761        5,170      3,406
                                                                            -----------   ----------  ---------
Total current assets                                                            158,152      187,040    189,366

Property, plant and equipment, net                                               10,082       13,559     14,530
Other assets (principally goodwill)                                              45,067       73,749     76,131
                                                                            -----------   ----------  ---------
                                                                             $  213,301  $   274,348   $280,027
                                                                            ===========   ==========  =========
Liabilities and Stockholder's Equity
Current liabilities                                                          $   44,198       39,519   $ 28,095
Long-term debt                                                                  130,600      259,105    280,409
Other non-current liabilities                                                     1,940        2,214      2,504
                                                                            -----------   ----------  ---------
Total liabilities                                                               176,738      300,838    311,008

Stockholder's equity:
  Common stock                                                                   31,900       31,900     31,900
  Other stockholder's equity                                                      4,663      (58,390)   (62,881)
                                                                            -----------   ----------  ---------
                                                                                 36,563      (26,490)  $(30,981)
                                                                            -----------   ----------  ---------
                                                                             $  213,301      274,348   $280,027
                                                                            ===========   ==========  =========





                             See Accompanying Notes

                                             DESA International, Inc.

                                    Condensed Consolidated Statements of Income


                                                                   Fiscal Year Ended             Thirteen Weeks Ended
                                                           ----------------------------------  ------------------------
                                                            March 2,    March 1,   February 28,  May 31,      May 30,
                                                              1996         1997       1998        1997         1998
                                                           ----------  ----------  ----------  ---------- -------------
                                                                                  (In Thousands)

Net sales                                                  $  186,324  $  209,105   $ 224,169  $   24,754  $   40,754
Costs and expenses:
  Cost of goods sold                                          116,217     130,890     145,486      16,660      29,609
  Selling, general and administrative                          37,828      45,224      50,158       8,014      12,509
                                                           ----------  ----------  ----------  ----------   ---------
Operating Profit                                               32,279      32,991      28,525          80      (1,364)
   Interest expense                                             7,073      14,509      17,327       3,304       6,492
                                                           ----------  ----------  ----------  ----------   ---------
Income before income taxes and extraordinary item              25,206      18,482      11,198      (3,224)     (7,856)
Income taxes                                                   10,401       7,733       5,545      (1,353)     (3,498)
                                                           ----------  ----------  ----------  ----------   ---------
Income before extraordinary item                               14,805      10,749       5,653      (1,871)     (4,358)
Extraordinary item, net of income taxes of $1,421 and
$1,495 in 1996 and 1998, respectively                           2,176          --       2,308          --          --
                                                           ----------  ----------  ----------  ---------- -----------
Net income                                                 $   12,629  $   10,749   $   3,345  $   (1,871) $   (4,358)
                                                           ==========  ==========  ==========  ========== ===========








                             See Accompanying Notes

                                             DESA International, Inc.

                                  Condensed Consolidated Statements of Cash Flows


                                                                 Fiscal Year Ended                       Thirteen Weeks Ended
                                                  -----------------------------------------------     ----------------------------
                                                    March 2,         March 1,         February         May 31,         May 30,
                                                      1996             1997           28, 1998           1997           1998
                                                  ------------      -----------      ------------     -----------    -------------
                                                           (In thousands)

Net cash provided by operating activities            $  19,375       $   18,398       $    1,146       $ (17,569)     $  (12,009)

Investing Activities
Capital expenditures                                    (2,122)          (2,770)          (5,475)         (1,887)         (1,398)
Dividends received from joint venture                      112              132              157              38              32
Cash paid for acquisition of Heath Holdings Corp.           --               --          (40,294)             --              --
Other                                                      (50)            (244)            (368)            288             (39)
                                                      --------      -----------      -----------      ----------     -----------
Net cash used in investing activities                   (2,060)          (2,882)         (45,980)         (1,561)         (1,405)

Financing Activities
Proceeds from Term Loans                               155,000               --          100,000                              --
Proceeds from revolver loan                              9,900               --               --                              --
Proceeds from Working Capital Loan                          --               --           35,500                              --
Proceeds from issuance of Senior Subordinated
  Notes                                                     --               --          130,000                              --
Proceeds from issuance of Series C Redeemable
  Preferred Stock                                           --               --           14,598                              --
Proceeds from issuance of warrants                          --               --            3,002                              --
Proceeds from exercise of BT  Warrant                      891               --               --                              --
Proceeds from issuance of common stock                      --               --           73,815                              --
Exercise of stock options                                   --               --              150                              --
Repurchase of common stock                                  --               --         (157,706)                             --
Redemption of Series A Preferred Stock                  (6,418)              --               --                              --
Redemption of Series B Preferred Stock                  (4,946)              --               --                              --
Repayment of Term Loans                                (50,950)              --         (183,095)             --              --
Dividends paid on common stock and
   nonvoting common stock                             (113,154)              --               --              --              --
Payment of expenses                                     (5,673)              --          (17,670)             --            (765)
Increase (decrease) in revolving loan                   (7,141)          (2,759)          43,000          15,342
Decrease in working capital loan                            --               --          (20,020)             --          15,179
Principal payments of Term Loans                       (11,050)          (8,050)          (7,980)         (1,055)         (1,125)
Proceeds from Acquisition Loan                              --               --           20,000              --              --
Payments for repurchase of common stock                     --               --              (70)            (13)             --
Exercise of stock options                                  202              210                5              --              --
Proceeds from issuance of common stock                      --               --            7,061              --              --
                                                    ----------      -----------      -----------      ----------     -----------
Net cash provided by (used in) financing activities    (33,339)         (10,599)          40,590          14,274          13,289
Effect of exchange rates on cash                            (1)              (4)             (20)             (1)              3
                                                    ----------      -----------      -----------      ----------     -----------
Increase (decrease) in cash and cash
   equivalents                                         (16,025)           4,913           (4,264)         (4,857)           (122)
Cash and cash equivalents at beginning of period        16,170              145            5,058           5,058             794
                                                    ----------      -----------      -----------      ----------     -----------
                                                     $     145       $    5,058       $      794       $     201      $      672
                                                    ==========      ===========      ===========      ==========     ===========


                             See Accompanying Notes

                            DESA International, Inc.

              Notes to Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of DESA International, Inc. ("DESA") and its wholly owned subsidiaries:
DESA Industries of Canada, Inc. and DESA Europe B.V and Heath Limited. All significant intercompany accounts and transactions have been eliminated. DESA's 50% interest in a joint venture is accounted for using the equity method.

The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for condensed financial statements and Article 10 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.


Note 2 - Dividends from Investee

Cash dividends paid to DESA from the Company's 50% interest in a joint venture accounted for by the equity method are as follows:


                Fiscal Year Ended                         Thirteen Weeks Ended
--------------------------------------------------    --------------------------
  March 2,       March 1,         February 28,          May 31,       May 30,
    1996           1997               1998               1997           1998
-------------  -------------  --------------------    ------------  ------------
                                  (In Thousands)
   $ 112           $ 132              $157                $38           $32

                 SCHEDULE II - Valuation and Qualifying Accounts
                            DESA International, Inc.
                                February 28, 1998
              COL. A                     COL. B                     COL. C                     COL. D         COL. E
                                                                  Additions
                                       Balance at    -------------------------------------
                                      Beginning of   Charged to Costs    Charged to Other    Deductions -  Balance at End
           Description                   Period        and Expenses      Accounts-Describe    Describe      of Period
---------------------------------- ------------------------------------------------------------------------------------


Year Ended March 2,1996:
 Deducted from assets accounts:
  Allowance for doubtful accounts           $1,072,000       $(160,000)       $     --       $(196,000)(1)   $1,108,000

Year Ended March 1,1997:
 Deducted from assets accounts:
  Allowance for doubtful accounts            1,108,000         (63,000)                        109,000 (1)      936,000

Year Ended February 28,1998:
  Deducted from asset accounts:
  Allowance for doubtful accounts              936,000        (143,000)        747,000(2)       23,000 (1)    1,517,000

Thirteen Weeks Ended May 30, 1998:
   Deducted from asset accounts:
   Allowance for doubtful accounts           1,517,000         (37,000)                       (336,000)       1,816,000

-------------------------------

(1) Uncollectible accounts written off, net of recovery.

(2) Part of net assets acquired from Heath Holding Corp.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky, on the 17th day of July, 1998.

                                            DESA International, Inc.

                                            By: /s/ Robert H. Elman
                                            Name: Robert H. Elman
                                            Title:  Chairman and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on July 17, 1998.


                  Signature                                     Title                               Date
                  ---------                                     -----                               ----
/s/ Robert H. Elman                            Chairman and Chief Executive                     July 17, 1998
Robert H. Elman                                Officer

/s/ John W. Childs                             Director                                         July 17, 1998
John W. Childs

*                                              Director                                         July 17, 1998
Raymond B. Rudy

/s/ Adam L. Suttin                             Director                                         July 17, 1998
Adam L. Suttin

/s/ Michael Greene                             Director                                         July 17, 1998
Michael Greene

/s/ Terry G. Scariot                           President and Director                           July 17, 1998
Terry G. Scariot

/s/ Edward G. Patrick                          Vice President of Finance,                       July 17, 1998
Edward G. Patrick                              Treasurer

/s/ Scott M. Nehm                              Vice President and Controller                    July 17, 1998
Scott M. Nehm



 *   By: /s/ Adam L. Suttin
            Adam L. Suttin, Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Holdings has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky, on the 17th day of July, 1998.

                                                  DESA Holdings Corporation

                                                  By: /s/ Robert H. Elman
                                                  Name: Robert H. Elman
                                                  Title:  Chairman and Chief
                                                          Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on July 17, 1998.


                  Signature                                     Title                               Date
                  ---------                                     -----                               ----
/s/ Robert H. Elman                            Chairman and Chief Executive                     July 17, 1998
Robert H. Elman                                Officer

/s/ John W. Childs                             Director                                         July 17, 1998
John W. Childs

*                                              Director                                         July 17, 1998
Raymond B. Rudy

/s/ Adam L. Suttin                             Director                                         July 17, 1998
Adam L. Suttin

/s/ Michael Greene                             Director                                         July 17, 1998
Michael Greene

/s/ Terry G. Scariot                           President and Director                           July 17, 1998
Terry G. Scariot

/s/ Edward G. Patrick                          Vice President of Finance,                       July 17, 1998
Edward G. Patrick                              Treasurer

/s/ Scott M. Nehm                              Vice President and Controller                    July 17, 1998
Scott M. Nehm



 *   By: /s/ Adam L. Suttin
            Adam L. Suttin, Attorney-in-fact